UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.        )

Filed by the Registrant  ☒                              Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

IHEARTMEDIA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on April 21, 2021

Dear Fellow Stockholder:

The 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of iHeartMedia, Inc., a Delaware corporation (the “Company”), will be held on Wednesday, April 21, 2021, at 10:30 a.m. Eastern Time. The Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast. You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/IHRT2021 and entering your 16-digit control number included on your proxy card. The Annual Meeting will be held for the following purposes:

Proposals

1	The election of Richard J. Bressler and Kamakshi Sivaramakrishnan to our board of directors to serve as Class II directors, each for a two-year term ending at the 2023 Annual Meeting of Stockholders

2	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021

3	The approval, on an advisory (non-binding) basis, of the compensation of our named executive officers

4	The approval of the iHeartMedia, Inc. 2021 Long-Term Incentive Award Plan

While all of the Company’s stockholders are invited to attend the virtual Annual Meeting, only holders of record of our outstanding shares of Class A common stock at the close of business on March 1, 2021, are entitled to notice of and to vote at the Annual Meeting, or any continuation, postponement or adjournment of the Annual Meeting. A complete list of these stockholders will be available for examination by any stockholder during the ten days prior to the Annual Meeting for a purpose germane to the meeting by sending an email to InvestorRelations@iHeartMedia.com, stating the purpose of the request and providing proof of ownership of Company stock. This list of stockholders will also be available on the bottom panel of your screen during the meeting after entering the 16-digit control number included on the proxy card that you received, or on the materials provided by your bank or broker. The Annual Meeting may be continued or adjourned from time to time without notice other than by announcement at the Annual Meeting. The holders of our Class B common stock and Special Warrants are not entitled to notice of or to vote on any matter before the Annual Meeting.

Important Information for Holders of Class A Common Stock

It is important that your shares be represented regardless of the number of shares you may hold as of the record date. Whether or not you plan to attend the virtual Annual Meeting, we urge you to vote your shares via the toll-free telephone number or over the Internet, as described in the enclosed materials. If you received a copy of the proxy card by mail, you may sign, date and mail the proxy card in the enclosed return envelope, which is addressed for your convenience and needs no postage if mailed in the United States. Note that, in light of possible disruptions in mail service related to the coronavirus outbreak, we encourage stockholders to submit their proxy via telephone or over the Internet. Promptly voting your shares will ensure the presence of a quorum at the Annual Meeting and will save us the expense of further solicitation. Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting if you desire to do so, as your proxy is revocable at your option. The Company asks your cooperation in promptly submitting your proxy.

YOUR VOTE IS IMPORTANT

If you would like to attend the virtual Annual Meeting, please refer to the logistical information in the section titled “Questions and Answers About the 2021 Annual Meeting of Stockholders.”

By Order of the Board of Directors,

Jordan R. Fasbender

Executive Vice President, General Counsel

and Secretary

March 18, 2021

iHeartMedia, Inc.

20880 Stone Oak Parkway

San Antonio, TX 78258

EXECUTIVE SUMMARY

2021 Annual Meeting Information

Date and Time: Wednesday, April 21, 2021 10:30 a.m. Eastern Time	Location: www.virtualshareholdermeeting. com/IHRT2021	Record Date: March 1, 2021	Proxy Mail Date: On or about March 22, 2021

How to Vote

By Internet: Visit the website listed on your proxy card	By Phone: Call the telephone number on your proxy card	By Mail: If you received paper copies, sign, date and return your proxy card in the provided envelope	During the Annual Meeting: Participate in the Annual Meeting webcast using your 16-digit control number

This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of iHeartMedia, Inc. (the “Company,” “iHeartMedia,” “iHeart,” “we” or “us”) of proxies to be voted at our Annual Meeting of Stockholders to be held on Wednesday, April 21, 2021 (the “Annual Meeting”), at 10:30 a.m. Eastern Time, and at any continuation, postponement or adjournment of the Annual Meeting. The Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast. You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/IHRT2021 and entering your 16-digit control number included on your proxy card.

Only holders of record of outstanding shares of our Class A common stock (our “Class A stockholders”) at the close of business on March 1, 2021 (the “Record Date”), will be entitled to notice of and to vote at the Annual Meeting and any continuation, postponement or adjournment of the Annual Meeting. Each share of our Class A common stock entitles its holder to one vote per share on all matters presented to our stockholders. At the close of business on March 1, 2021, there were 110,924,547 shares of Class A common stock outstanding and entitled to vote at the Annual Meeting. The holders of our Class B common stock and certain warrants to purchase shares of our Class A common stock or Class B common stock (the “Special Warrants”) issued in connection with our emergence from bankruptcy (“Emergence”) are not entitled to vote on any matter before the Annual Meeting. We refer to our Class A common stock and our Class B common stock together as our “common stock”.

This proxy statement and the Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2020 (the “2020 Annual Report”) will be sent on or about March 22, 2021 to our Class A stockholders (as of the Record Date).

This section summarizes and highlights certain information contained in this proxy statement, but does not contain all the information that you should consider when casting your vote. Please review the entire proxy statement as well as our 2020 Annual Report to Stockholders carefully before voting. Frequently asked questions and logistical information regarding the Annual Meeting is available in the section titled “Questions and Answers About the 2021 Annual Meeting of Stockholders” beginning on page 77.

Important Notice Regarding the Availability of Proxy Materials for the Annual

Meeting of Stockholders To Be Held on April 21, 2021:

THIS PROXY STATEMENT AND OUR 2020 ANNUAL REPORT ARE AVAILABLE FOR VIEWING, PRINTING AND DOWNLOADING AT www.proxyvote.com.

Meeting Agenda Items

Proposal	Page Number	Voting Standard	Board Vote Recommendation

Proposal No. 1: To elect Richard J. Bressler and Kamakshi Sivaramakrishnan to our board of directors to serve as Class II directors, each for a two-year term ending at the 2023 Annual Meeting of Stockholders	8	Plurality of votes cast	FOR each Director nominee

Proposal No. 2: To ratify the appointment of Ernst & Young LLP (“EY”) as our independent registered public accounting firm for the fiscal year ending December 31, 2021	25	Majority of votes cast	FOR

Proposal No. 3: To approve, on an advisory (non-binding) basis, the compensation of our named executive officers	27	Majority of votes cast	FOR

Proposal No. 4: To approve the iHeartMedia, Inc. 2021 Long-Term Incentive Award Plan	63	Majority of votes cast	FOR

Director Nominees and Continuing Directors

Director	Board Class	Director Since	Independent	Committee Memberships
				A	C	NCG

Director Nominees

Richard J. Bressler	Class II	2008

Kamakshi Sivaramakrishnan	Class II	2019	✓		✓	✓

Continuing Directors

Robert W. Pittman (Chairman and CEO)	Class III	2011

Gary Barber	Class I	2019	✓		Chair	✓

Brad Gerstner	Class I	2019	✓	Chair

Cheryl Mills	Class III	2020	✓			✓

James A. Rasulo (Lead Independent Director)	Class III	2019	✓	✓		Chair

A = Audit Committee

C = Compensation Committee

NCG = Nominating and Corporate Governance Committee

Navigating the Opportunities and Challenges of 2020

2020 brought us unprecedented challenges, from the devastating COVID-19 global pandemic to national economic dislocation, and significant social unrest in the U.S. – all of which have had a significant impact on our employees, listeners, communities and stockholders. In the face of these challenges, the Company took action to support all our stakeholders while simultaneously innovating through this new reality to reimagine our business and maximize long-term value for our stockholders.

Response to COVID-19

Throughout the COVID-19 pandemic, the Company acted to support its employees, listeners, and the thousands of communities we serve while responding to the resulting business impact. These actions have included:

●

Supported our employees with enhanced health, wellness and family resources: We implemented new policies to govern employee sick leave and benefits to include additional time off for COVID-19 related illness, initiated flexible work policies, made resources available to parents who were homeschooling their children and offered a mid-year annual enrollment to give our employees the opportunity to elect additional coverage if they so desired.

●

Supported our communities: We provided critical support and recognition for the thousands of organizations across America that help keep our communities vibrant. As the first media company to create and broadcast a COVID-19 benefit, iHeartMedia, in partnership with Fox, produced the first major at-home benefit event – “The iHeart Living Room Concert for America” – which raised over $15 million for COVID-19 relief. iHeart was also actively involved in supporting and promoting the biggest COVID-19 fundraisers of the year, helping to raise well over $345 million for a number of national and local nonprofit organizations.

●

Kept our listeners informed: Our stations and personalities provided the most timely and accurate information about the pandemic through public service announcements to provide critical and urgent messages to the American public. Additionally, we provided significant in-kind media support in response to the pandemic, supporting hundreds of nonprofit organizations addressing issues such as food insecurity, health and safety protocols, mental health, domestic violence, education and much more.

●

Reimagined our business: Our reimagining of our overall approach to live events fueled the creative growth of the Company and filled the voids in people’s lives resulting from the cancellation of major life events and celebrations. These events supported artists by providing creative outlets and connecting them with their fans, lifted listeners’ spirits by connecting them to artists and music, and provided significant fundraising opportunities.

●

Provided consistent and trusted companionship in times of crisis and need: The important role that radio plays in the lives of American consumers was particularly evident during the pandemic. Listeners’ dependence on radio in times of crisis and need, both for information and for the companionship that’s at the heart of the radio experience, was highlighted during the pandemic – and during the fourth quarter of 2020, radio listening on our digital platforms showed an overall increase year-over-year, including a 12% increase on Home CE devices, i.e. smart TVs and smart speakers – further emphasizing the inherent strength of broadcast radio as a consumer medium.

●

Responsible capital management: We positioned the Company for increased operating leverage and further long-term growth by mitigating the pandemic’s impact on liquidity through large structural cost improvements that generated $250 million of in-year 2020 savings, which consisted of the $50 million of modernization savings we announced prior to the pandemic and $200 million of additional savings we identified in response to the pandemic. Our modernization initiatives remain on track to generate annualized run-rate cost savings of approximately $100 million by mid-year 2021 and, while the components will change, we plan to make the majority of the $200 million of COVID-19 related savings permanent, which will further enhance the Company’s operating leverage as revenue recovers.

Company Performance & Highlights

During the full year ended December 31, 2020, we had the following financial highlights:

●	Revenue of $2,948 million, declined 20% as compared to 2019;

●	Digital revenue increased 26% as compared to 2019, including a 91% increase in podcasting revenue;

●	GAAP operating loss of $1,738 million, driven primarily by non-cash impairment charges in first quarter 2020 and the impact of COVID-19, compared to operating income of $507 million in 2019;

●	Adjusted EBITDA[1] declined to $539 million, compared to $1,001 million in 2019;

[1]	See Supplemental Disclosure Regarding Non-GAAP Financial Information in Annex A.

●	Cash flows from operating activities of $216 million and Free Cash Flow[1] of $131 million; and

●	Cash balance and total available liquidity[2] of $721 million and $893 million, respectively, as of December 31, 2020.

In January 2021, we were able to substantially expand the trading liquidity and the public float for our Class A common stock:

●

On November 5, 2020, the Federal Communications Commission (the “FCC”) granted our petition for declaratory ruling permitting us to allow up to 100% of our Class A common stock to be held by non-U.S. holders, subject to certain conditions (including a requirement to obtain specific approval of any foreign investor that would hold more than 5%, or 10% for certain passive investors, of our voting equity or total equity) and specifically approving certain of our stockholders that are deemed to be foreign under FCC rules; and

●

This permitted the conversion of a large number of our special warrants into our more liquid Class A common stock and, as a result, our Class A share count expanded 71%, from approximately 65 million shares to approximately 111 million shares, with a current total market value of Class A shares now at approximately $2.1 billion[3].

Beginning in the first quarter of 2021, we will report our financial statements based on three reportable segments: iHeartMedia Digital Audio Group, which includes all of our Digital assets including Podcasting; the iHeartMedia Multiplatform Group, which includes our Broadcast radio, Networks and Sponsorships and Events businesses; and our Audio & Media Services Group. These reporting segments reflect how senior management views the Company, align with certain leadership and organizational changes implemented in the first quarter of 2021, and will provide improved visibility into the underlying performances, results, and margin profiles of our distinct businesses.

Operational Highlights

Even in the face of the pandemic disruption, the Company continued its transformation into a true multiplatform company by enhancing and building upon its Audio Technology platforms and data capabilities. The Company continued to build share of radio revenue and accelerated its efforts to tap into the much larger television and digital total addressable markets (“TAMS”) using these strategic platforms, including digital and podcasting, as well as its advertising technology assets. The Company also continued its development of its full range of audio products for consumers. The Company made important progress on its strategic goals, including as follows:

●	iHeartMedia is the number one audio media company in the United States based on consumer reach.

●

According to Nielsen, for the 18-49 demographic, iHeart is ranked #1 in 30 of Nielsen’s Top 50 metros, and #1 in 99 markets overall—that’s more #1 markets than the next two largest radio companies combined.

●

Our iHeartRadio digital platform is the number one streaming broadcast radio platform—with five times the digital listening hours of the next largest commercial broadcast radio company, as measured by Triton.

●

We are the number one podcast publisher—and we are three times the size of the next largest commercial podcast publisher, as measured by audience, according to Podtrac and have the most shows featured in the Top 10 across all categories, with podcast revenue increasing 100% during the fourth quarter 2020 year over year.

[1]	See Supplemental Disclosure Regarding Non-GAAP Financial Information in Annex A.
[2]

Total available liquidity is defined as cash and cash equivalents of $721 million plus available borrowings under our ABL Facility of $172 million. We use total available liquidity to evaluate our capacity to access cash to meet obligations and fund operations.

[3]	Based on approximately 111 million Class A Shares post-conversion and closing share price as of March 16, 2021.

●

Our personalities, stations and brands have a social footprint that includes 228 million fans and followers as measured by Shareablee, which is nine times the size of the next largest commercial broadcast audio media company.

●

We launched the Black Information Network, the first and only 24/7 national and local all news audio service dedicated to providing an objective, accurate and trusted source of continual news coverage with a black voice and perspective, and The Black Effect Podcast Network, a joint venture with Charlamagne Tha God developed to amplify black voices, celebrate black creators and invest in the black community, with culturally relevant content across a variety of genres. Additionally, we launched the iHeartMedia Latino Podcast Network with Enrique Santos, targeting Latino audiences across the country.

●

To respond to the realities of the COVID-19 environment, we reimagined our overall approach to live events and successfully built out a virtual events business, including the production of four of our major tentpole events virtually, which provides significant opportunities for consumer promotion, advertising and social amplification.

●

In the third quarter of 2020, we acquired Unified Enterprises Corp., which provides customers with a complete advertising solution across all forms of digital media and with the information and intelligence data that they need to make informed decisions about their advertising investments.

●

In the fourth quarter of 2020, we acquired Voxnest, Inc., a podcast programmatic technology solution that allows for the consolidation of the fragmented podcast marketplace and the best-in-class provider of podcast analytics, enterprise publishing tools, programmatic integration and targeted ad serving. With this acquisition, we can provide podcast advertisers with additional targetable inventory at scale by allowing the effective and efficient monetization across an entire range of podcast inventory on this one-of-kind programmatic platform.

●

In the first quarter of 2021, we announced that we had entered into an agreement with The E.W. Scripps Company to acquire Triton Digital, the global technology and services leader to the digital audio and podcast industry. This acquisition, combined with our Jelli, Radiojar, and Voxnest assets, will establish iHeartMedia as the only company with a total audio advertising technology and data solution, providing both supply-side and demand-side services for all forms of audio — on-demand, broadcast radio, digital streaming radio, and podcasting.

●

We strengthened our Diversity & Inclusion commitment by appointing a new Chief Diversity Officer, who reports directly to our Chief Executive Officer and our President, and implemented a number of new Company Diversity & Inclusion initiatives. (See Corporate Culture of Diversity & Inclusion for additional detail).

●

We continue to modernize the Company, utilizing new technologies to make our operations more efficient, and we have developed long-term, structural expense savings within our cost structure. These savings include:

●	Continued optimization of our real estate footprint;

●	The adoption of technology solutions that will drive increased efficiency and effectiveness in our operations;

●	The centralization of resources into centers of excellence;

●	Significant reductions in travel & expense, consulting fees, discretionary spend, and employee hiring; and

●	Other ongoing modernization initiatives.

Corporate Governance Highlights

iHeartMedia is committed to good governance practices that protect and promote the long-term value of the Company for its stockholders. The Board regularly reviews our governance practices to ensure they reflect the evolving governance landscape and appropriately support and serve the best interests of the Company and its stockholders. The following chart provides an overview of our corporate governance practices:

Independent Oversight

  All of our current non-employee directors (6 of 8) are independent

  Strong lead independent director with substantive responsibilities and significant authority including over meeting schedules, agendas and information sent to the Board

  Regular executive sessions of non-employee directors at Board meetings (chaired by lead independent director) and committee meetings (chaired by independent committee chairs)

  100% independent Board committees

  Active Board and committee oversight of the Company’s strategy and risk management

Board Effectiveness

  Directors possess deep and diverse set of skills and expertise relevant to oversight of our business operations and strategy

  Annual assessment of director skills and commitment to Board diversity to ensure Board meets the Company’s evolving needs

  Highly engaged Board with all current directors having attended 100% of total number of meetings of the Board and committees on which they served in 2020

  Annual Board and committee self-evaluations overseen by the Nominating and Corporate Governance Committee

  Ongoing director education

Stockholder Rights

  Our classified Board structure (initiated at Emergence) sunsets in 2023; annual director elections beginning with 2023 annual meeting

  No supermajority voting requirement to amend bylaws; charter supermajority voting requirement sunsets in 2022

Good Governance Practices

  Development and periodic review of succession plans for members of senior management

  Code of Business Conduct + Ethics applicable to directors and all employees, which reinforces our core values and helps drive our workplace culture of compliance with ethical standards, integrity and accountability

  We prohibit all directors and executive officers from hedging our securities; directors and executive officers are also prohibited from pledging our securities, unless such pledge is specifically pre-approved by the Company’s General Counsel

  Stock ownership guidelines for directors and executive officers

  Responsible corporate citizenship and environmental initiatives

  Annual review of Governance Guidelines and committee charters

PROPOSAL ONE—ELECTION OF DIRECTORS

The Board has nominated Richard J. Bressler and Kamakshi Sivaramakrishnan as Class II director nominees for election at the Annual Meeting.

Our Board is currently comprised of eight directors. As described in our Fifth Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) our Board is currently divided into three classes. The term of our Class II directors currently in office expires at this Annual Meeting, the term of our Class III directors expires at the annual meeting of stockholders in 2022, and the term of our Class I directors expires at the annual meeting of stockholders in 2023. Our Certificate of Incorporation provides that, beginning with our annual meeting of stockholders in 2023, our Board will be declassified and all director nominees will stand for election for one-year terms that expire at the following year’s annual meeting. The following table describes the schedule for the election of our directors over the next three annual meetings and the terms our directors will serve if elected.

Meeting at which Standing for Election	Class of Directors	Term following Election

2021 Annual Meeting	Class II	Two-year term expiring at 2023 Annual Meeting

2022 Annual Meeting	Class III	One-year term expiring at 2023 Annual Meeting

2023 Annual Meeting	All directors (including Class I)	One-year term expiring at 2024 Annual Meeting

Board Recommendation

Our Board unanimously recommends that you vote “FOR” the election of each of Richard J. Bressler and Kamakshi Sivaramakrishnan as Class II directors.

If you return a duly executed proxy card without specifying how your shares are to be voted, the persons named in the proxy card will vote to elect Richard J. Bressler and Kamakshi Sivaramakrishnan as Class II directors. Richard J. Bressler and Kamakshi Sivaramakrishnan currently serve on our Board and have indicated their willingness to continue to serve if elected. However, if either director nominee should be unable to serve, or for good cause will not serve, the shares of Class A common stock represented by proxies may be voted for a substitute nominee designated by our Board, or our Board may reduce its size. Our Board has no reason to believe that any of the nominees will be unable to serve if elected.

Our Board of Directors

Director Biographies

Class II director nominees to be elected at the 2021 Annual Meeting (subsequent terms to expire in 2023)

Director Since: 2008 Age: 63 Committee Memberships: • None

RICHARD J. BRESSLER

Mr. Bressler was appointed as our President and Chief Financial Officer in July 2013 and as our Chief Operating Officer in February 2015. Mr. Bressler also served as the Chief Financial Officer of Clear Channel Outdoor Holdings, Inc. (“CCOH”) from July 2013 to May 2019. Prior thereto, Mr. Bressler was a Managing Director at the private equity investment company, Thomas H. Lee Partners, L.P. (“THL”). Prior to joining THL, Mr. Bressler was the Senior Executive Vice President and Chief Financial Officer of Viacom, Inc. from 2001 through 2005. He also served as Chairman and Chief Executive Officer of Time Warner Digital Media and, from 1995 to 1999, was Executive Vice President and Chief Financial Officer of Time Warner Inc. Prior to joining Time Inc. in 1988, Mr. Bressler was a partner with the accounting firm of EY since 1979. Mr. Bressler has been one of our directors since July 2008. Mr. Bressler also currently is a director of Gartner, Inc., where he sits on the Audit Committee. Mr. Bressler previously served as a member of the boards of directors of Nielsen Holdings B.V. and Warner Music Group Corp. and as a member of the J.P. Morgan Chase National Advisory Board. Mr. Bressler holds a B.B.A. in Accounting from Adelphi University. Mr. Bressler’s experience in and knowledge of the industry gained through his various positions with Viacom and Time Warner as well as his knowledge of finance and accounting gained from his experience at THL, Gartner and EY are all important contributions to the Board.

Director Since: 2019 Age: 45 Committee Memberships: • Compensation Committee • Nominating and Corporate Governance Committee

KAMAKSHI SIVARAMAKRISHNAN

Ms. Sivaramakrishnan was the founder and CEO of Drawbridge Inc., an identity management company enabling brands and enterprises to create personalized online and offline experiences for their customers. In 2019 Drawbridge was acquired by LinkedIn, a Microsoft company, where Ms. Sivaramakrishnan currently leads the Drawbridge integration and identity charter for LinkedIn Marketing Solutions. Prior to founding Drawbridge in November 2010, Ms. Sivaramakrishnan was a Senior Research Scientist at AdMob, which was acquired by Google in 2010. Ms. Sivaramakrishnan has also served on the board of directors of LiveRamp Holdings, Inc., a data connectivity platform company, since November 2020. Ms. Sivaramakrishnan received her Ph.D. in Information Theory and Algorithms from Stanford University. Ms. Sivaramakrishnan’s entrepreneurial experience, expertise of data and technology and business acumen bring extensive knowledge to the Board.

Class III directors (terms to expire in 2022)

Director Since: 2020 Age: 56 Committee Memberships: • Nominating and Corporate Governance Committee

CHERYL MILLS

Ms. Mills is Founder and Chief Executive Officer of the BlackIvy Group LLC, a private holding company that builds and grows businesses in Sub-Saharan Africa. Previously, she served as Chief of Staff to former Secretary of State Hillary Clinton and Counselor to the U.S. Department of State from 2009 to 2013. Ms. Mills was with New York University from 2002 to 2009, where she served as Senior Vice President for Administration and Operations, General Counsel and as Secretary of the Board of Trustees. She also served as Senior Vice President for Corporate Policy and Public Programming at Oxygen Media from 1999 to 2001. Prior to joining Oxygen Media, Ms. Mills served as Deputy Counsel to President Clinton and as the White House Associate Counsel. Ms. Mills currently serves on the board of directors of BlackRock, Inc., a financial services company that she joined in 2013. She previously served on the board of directors of Cendant Corporation (now Avis Budget Group, Inc.), a consumer real estate and travel conglomerate, from 2003 to 2006. Ms. Mills received her B.A. from the University of Virginia and her J.D. from Stanford Law School. Ms. Mills brings to the Board a range of leadership experiences from private equity, government and academia, and through her prior service on the boards of corporations and non-profits, she provides expertise on issues concerning government relations, public policy, corporate administration and corporate governance.

Director Since: 2011 Age: 67 Committee Memberships: • None

ROBERT W. PITTMAN

Mr. Pittman was appointed our Chairman on May 17, 2013. Prior to adding the Chairmanship, he became the Chief Executive Officer of the Company in October 2011. Mr. Pittman was also the Executive Chairman of CCOH from January 2012 to March 2015 and its Chairman and Chief Executive Officer of CCOH from March 2015 to May 2019. Mr. Pittman served as a director of CCOH from October 2011 to May 2019. From November 2010 to October 2011, Mr. Pittman served as Chairman of Media and Entertainment Platforms for the Company and iHeartCommunications. He was the founding member and investor in the Pilot Group LP (“Pilot Group”), a private equity investment company, from April 2003. Mr. Pittman was formerly Chief Operating Officer of AOL Time Warner, Inc. from May 2002 to July 2002. He also served as Co-Chief Operating Officer of AOL Time Warner, Inc. from January 2001 to May 2002, and earlier, as President and Chief Operating Officer of America Online, Inc. from February 1998 to January 2001 and President and CEO of AOL Networks from October 1996 to February 1998. Earlier in his career, he was the programmer who led the team that created MTV and was later CEO of MTV Networks, Inc. and CEO of Six Flags Theme Parks, Inc., Time Warner Enterprises, Inc. and Century 21 Real Estate Corporation. Mr. Pittman was selected to serve as a member of our Board because of his service as our Chief Executive Officer, and we believe his extensive media experience gained through the course of his career is valuable to the Board.

Director Since: 2019 Age: 65 Committee Memberships: • Audit Committee • Nominating and Corporate Governance Committee (CHAIR)

JAMES A. RASULO

Mr. Rasulo was formerly an executive at Walt Disney Company from 1986 through 2015, having spent his last five years at Disney as the Chief Financial Officer and Senior Executive Vice President. During his tenure at Walt Disney, among other roles, he served as the Chairman of Walt Disney Parks & Resorts. Mr. Rasulo served on the board of Saban Capital Acquisition Corporation from September 2016 to January 2018, where he sat on the Audit Committee. Mr. Rasulo is a graduate of Columbia University and received his M.A. & M.B.A. from the University of Chicago. Mr. Rasulo’s proven business acumen and extensive experience serving in executive management roles at a large publicly traded company brings tremendous value to the Board.

Class I directors (terms to expire in 2023)

Director Since: 2019 Age: 63 Committee Memberships: • Compensation Committee (CHAIR) • Nominating and Corporate Governance

GARY BARBER

Mr. Barber has served as the Chairman and Chief Executive Officer of Spyglass Media Group, LLC, a premium content company, since March 2019. Mr. Barber served as the Chairman and CEO of Metro-Goldwyn-Mayer Inc. (“MGM”), a media company, from 2010 through March 2018 leading its turn-around out of bankruptcy. Prior to his role at MGM, he was Co-Chairman and Chief Executive Officer of Spyglass Entertainment Group, LLC, which he co-founded in 1998. Prior to Spyglass Entertainment Group, LLC, Mr. Barber served as Vice Chairman and Chief Operating Officer of Morgan Creek Productions and President of Vestron International Group. Mr. Barber received his undergraduate and post-graduate degrees from the University of Witwatersrand in South Africa and he practiced as a chartered accountant and certified public accountant in both South Africa and the U.S. with Price Waterhouse. We believe Mr. Barber’s extensive experience in finance and media brings tremendous value to the Board.

Director Since: 2019 Age: 49 Committee Memberships: • Audit Committee (CHAIR)

BRAD GERSTNER

Mr. Gerstner has served, since 2008, as the CEO and CIO of Altimeter Capital Management, LP, a technology focused investment firm that he founded in 2008. Mr. Gerstner has also served as Chief Executive Officer, President and Chairman of the board of directors of Altimeter Growth Corp. since August 2020 and of Altimeter Growth Corp. 2 since December 2020, both of which are public special purpose acquisition companies. Prior to launching Altimeter Capital Management, LP, Mr. Gerstner was an internet entrepreneur, co-founding two internet search start-ups. Additionally, Mr. Gerstner previously served as a board member and compensation committee member of Orbitz, Inc. and as a board member of private companies SilverRail Technologies, Duetto Research and HotelTonight. Mr. Gerstner holds a B.S. in economics and political science from Wabash College, a J.D. from Indiana University School of Law and an M.B.A. from Harvard Business School. Mr. Gerstner has advised a broad range of companies on business, financial and value-creation strategies. Mr. Gerstner’s proven financial acumen and background in analyzing financial markets brings a depth of knowledge and practical experience to the Board.

CORPORATE GOVERNANCE

Governance Overview

We are committed to maintaining robust governance practices and a strong ethical culture that benefit the long-term interests of our stockholders. The Company, with the oversight of the Board, regularly reviews, updates and enhances its corporate governance practices and compliance and training programs, as appropriate, in light of stockholder feedback, changes in applicable laws, regulations and stock exchange requirements and the evolving needs of our business. Our corporate governance and compliance practices include:

●	Independent Oversight. A majority of the current directors of the Board (6 of 8) are independent directors, including a strong lead independent director and fully independent Board committees.

●

Sunset of Initial Classified Board Structure. The current classified Board structure (adopted at Emergence) will sunset in 2023 and the Board will hold annual director elections beginning in that year.

●

Prohibition on Hedging and Pledging. We prohibit all directors and executive officers from engaging in hedging transactions, including options (such as puts or calls) or other financial instruments (such as forward contracts, equity swaps, collars or exchange funds) that are designed to hedge or offset any decrease in the market value of our securities. We also prohibit all directors and executive officers from pledging Company securities, unless specifically pre-approved by the Company’s General Counsel.

●	Board and Committee Self-Evaluations. The Nominating and Corporate Governance Committee oversees an annual evaluation of the Board and its committees.

●

Stockholder Engagement. The Company participates in investor conferences and holds numerous meetings with stockholders to discuss various topics, including its financial performance, strategy, response to COVID-19, corporate governance, ESG practices and executive compensation program.

●	Succession Planning. The Board engages in periodic review of succession plans for members of senior management.

●

Environmental, Social & Governance (“ESG”). iHeartMedia is dedicated to serving the communities in which we live and work – especially in times of need – and we are equally committed to strengthening our ESG strategy as a path to advancing our sustainability and societal impact. We will continue to prioritize the areas of impact that present the greatest opportunities and risks to our business, communities, planet and stakeholders and report our progress in our ESG Report and Annual Impact Report.

●

Prioritizing a Diverse, Equal and Inclusive Workforce. At iHeartMedia, diversity and inclusion are key to our success; as a company, we value diversity and respect all voices, from both inside and outside our company. Since our company reaches 90% of all Americans every month, listening to, understanding and integrating input from diverse voices and views are critical to our business success. One of our top priorities at iHeartMedia is to create an inclusive organizational culture to attract and develop a dynamic workforce that is as diverse as the audiences and communities we serve.

●

Independent, Anonymous Complaint Process. The Company maintains a third-party managed hotline (“Hotline”) that permits the anonymous reporting of violations of our Code of Business Conduct + Ethics and other concerns. All Hotline submissions are reviewed and investigated by appropriate members of management. The results of all such investigations are reported to senior management and the Audit Committee quarterly.

Our Board has adopted Governance Guidelines, a Code of Business Conduct + Ethics and charters for our Nominating and Corporate Governance Committee, Audit Committee and Compensation Committee to assist the Board in the exercise of its responsibilities and to serve as a framework for the effective governance of the Company. You can access our current committee charters, our Governance Guidelines and our Code of Business Conduct + Ethics in the “Corporate Governance” section of the “Investor Relations” page of our website located at www.iheartmedia.com, or by writing to our Secretary at our offices at 20880 Stone Oak Pkwy, San Antonio, Texas 78258.

Board Composition

Our Board currently consists of eight (8) members: Robert W. Pittman, Richard J. Bressler, James A. Rasulo, Gary Barber, Brad Gerstner, Sean Mahoney, Cheryl Mills and Kamakshi Sivaramakrishnan. As described above, our Board is currently divided into three classes. The term of our Class II directors currently in office expires at this Annual Meeting, the term of our Class III directors expires at the annual meeting of stockholders in 2022, and the term of our Class I directors expires at the annual meeting of stockholders in 2023. Our Certificate of Incorporation provides that, beginning with our annual meeting of stockholders in 2023, our Board will be declassified and all director nominees will stand for election for one-year terms that expire at the following year’s annual meeting. Our directors may be removed only for cause, at a meeting called for that purpose.

Director Independence

Our Board of Directors has affirmatively determined that Messrs. Barber, Gerstner, Mahoney and Rasulo and Mses. Sivaramakrishnan and Mills are each an “independent director,” as defined under the rules of The Nasdaq Stock Market LLC (the “Nasdaq Rules”) and under the standards adopted by the Board in the Company’s Governance Guidelines that are available on our website, www.iheartmedia.com.

Director Candidates

The Nominating and Corporate Governance Committee is responsible for identifying and reviewing the qualifications of potential director candidates and recommending to the Board those candidates to be nominated for election to the Board.

To facilitate the search process for director candidates, the Nominating and Corporate Governance Committee may identify potentially qualified director candidates through a number of channels, including soliciting our current directors and executives for the names of potentially qualified candidates or asking directors and executives to pursue their own business contacts for the names of potentially qualified candidates. The Nominating and Corporate Governance Committee may also consult with outside advisors or retain search firms to assist in the search for qualified candidates or consider director candidates recommended by our stockholders. Once potential candidates are identified, the Nominating and Corporate Governance Committee reviews the backgrounds of those candidates, evaluates candidates’ independence from us and determines if candidates meet the qualifications desired by the Nominating and Corporate Governance Committee of candidates for election as director.

Upon our Emergence, Kamakshi Sivaramakrishnan became a member of our Board pursuant to our Plan of Reorganization.

In accordance with our Governance Guidelines, in evaluating the suitability of individual candidates, the Nominating and Corporate Governance Committee will consider a candidate’s (i) experience in positions with a high degree of responsibility; (ii) leadership roles in organizations with which they are affiliated; (iii) the time, energy, interest and willingness to serve as a member of the Board; and (iv) contributions they can make to the Board and oversight of the Company’s business. The Board evaluates each candidate in the context of the Board as a whole and recommends candidates who can best contribute to the future the success of the Company and represent stockholder interests through the exercise of sound judgment using the group’s diversity of skills and experience. Our Board also seeks to have members from diverse backgrounds, including, among other attributes, gender, ethnicity and professional experience.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting the names of the recommended individuals, together with appropriate biographical information and background materials, to iHeartMedia, Inc., 20880 Stone Oak Parkway, San Antonio, TX 78258, Attn: Nominating and Corporate Governance Committee, c/o Secretary. In the event there is a vacancy, and assuming that appropriate biographical and background material has been provided on a timely basis, the Nominating and Corporate Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Communications From Stockholders

Stockholders and other interested parties may contact, the Board as a group, a specified Board committee or individual members by writing to the following address: iHeartMedia, Inc., 20880 Stone Oak Parkway, San Antonio, TX 78258, Attn: Secretary. Each communication should specify the applicable addressee or addressees to be contacted, as well as the general topic of the communication. We will initially receive and process communications before forwarding them to the addressee. We may also refer communications to other departments at the Company. We generally will not forward to the directors a communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information regarding the Company.

Stockholder Engagement

The Board strongly believes in proactive engagement, communication and transparency with the Company’s stockholders. During 2020, the Company, led by our senior management and Board, continued its strong level of engagement with its stockholders, and engaged with stockholders representing approximately 62% of the Company’s stockholder base. This engagement included participation in several investor conferences and numerous meetings and correspondence with stockholders to discuss our financial performance, strategy, response to COVID-19, corporate governance, ESG practices and executive compensation program. Our Annual Impact Report, 2020 Special Report and ESG Report reflect the results of the Company’s outreach on ESG matters. This feedback provides the Company with important insights, which management shares with the Board, and the Company is committed to ongoing engagement with its investors on all appropriate matters, including executive compensation and governance.

Board Leadership Structure

The Company’s current Board leadership structure comprises a combined Chairman of the Board and Chief Executive Officer, an independent director serving as the Lead Independent Director, and highly qualified, active independent directors. Our Board exercises its judgment in combining or separating the roles of Chairman of the Board and Chief Executive Officer as it deems appropriate in light of prevailing circumstances. The Board will continue to exercise its judgment on an ongoing basis to determine the optimal Board leadership structure that the Board believes will provide effective leadership, oversight and direction, while optimizing the functioning of both the Board and management and facilitating effective communication between the two. The Board has concluded that the current structure provides a well-functioning and effective balance between strong Company leadership and appropriate safeguards and oversight by independent directors. A combined role of Chairman and Chief Executive Officer confers advantages, including for the following reasons:

●

Our Chief Executive Officer is more familiar with our business and strategy than a non-employee chairman and is able to draw on his detailed knowledge of the Company to provide the Board, in coordination with the Lead Independent Director, leadership in focusing its discussions, review and oversight of the Company’s strategy, business, and operating and financial performance;

●	A single Chairman and Chief Executive Officer provides strong and consistent leadership for our Company, without risking overlap or conflict of roles;
●	A combined role ensures that the Company presents its message and strategy to stakeholders with a unified voice;
●	The structure allows for efficient decision-making and focused accountability;
●	Oversight of our Company is the responsibility of our Board as a whole, and this responsibility can be properly discharged without an independent Chairman; and
●	Our strong Lead Independent Director provides similar benefits to those associated with an independent Chairman.

The Board believes that it is in the best interest of the Company and its stockholders for Mr. Pittman to serve as Chairman and Chief Executive Officer, considering the strong role of our Lead Independent Director and other corporate governance practices providing independent oversight of management.

Our Governance Guidelines provide that, if our Chairman of the Board is not an independent director, the independent directors will select an independent director to act as Lead Independent Director. Since our Emergence, James A Rasulo has served as our Lead Independent Director. The Lead Independent Director’s responsibilities include:

●	presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors and of non-management directors;
●	having discretion to call meetings of the independent directors;
●	facilitating discussion and open dialogue among the independent directors during Board meetings, executive sessions and outside of Board meetings;
●	serving as the principal liaison between the independent directors and the Chairman, without inhibiting direct communication between them;
●

communicating, as appropriate in his or her judgment, to the Chairman and management any decisions reached, suggestions, views or concerns expressed by independent directors in executive sessions or outside of Board meetings;

●	providing the Chairman with feedback and counsel concerning the Chairman’s interactions with the Board;
●	working with the Chairman to develop and approve Board meeting agendas and meeting schedules, including to ensure that there is sufficient time for discussion of all agenda items;
●	working with the Chairman on the appropriateness (including quality and quantity) and timeliness of the information provided to the Board;
●	authorizing the retention of advisors and consultants who, when appropriate, report directly to the Board;
●	in consultation with the Nominating and Corporate Governance Committee, reviewing and reporting on the results of the Board and committee performance evaluations;
●	periodically meeting on an individual basis with independent directors to discuss Board and committee performance, effectiveness and composition;
●

leading the independent directors’ evaluation of the effectiveness of the Chairman (as Chairman), including his or her interactions with directors and ability to provide leadership and direction to the Board;

●	if requested, and in coordination with management, to be available for consultation and direct communication with stockholders; and
●	participating in crisis management oversight, as appropriate under the circumstances.

The Board believes that this management and Board leadership structure, combined with the oversight of the Board comprised of a majority of independent Directors, a strong Lead Independent Director with significant responsibilities and the Company’s robust corporate governance policies and procedures, effectively maintains independent oversight of the Company.

Board’s Role in Risk Oversight

Risk assessment and oversight are an integral part of our governance and management processes. Our management is responsible for our day-to-day risk management activities. Our Audit Committee is responsible for overseeing our accounting risks and our general risk assessment and management, including legal and ethical compliance programs and cyber security risks. Our Board of Directors is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions, including as relates to the ongoing COVID-19 pandemic. Our Compensation Committee oversees risks related to the Company’s compensation practices and policies. The Board believes that its role in the oversight of our risks supports its determination that the Board’s leadership structure effectively maintains independent oversight of the Company.

Code of Conduct

Our Code of Business Conduct + Ethics (the “Code of Conduct”) applies to all of our officers, directors and employees, including our principal executive officer, principal financial officer and principal accounting officer. Our Code of Conduct constitutes a “code of ethics” as defined by Item 406(b) of Regulation S-K. The Code of Conduct is publicly available on our internet website at www.iheartmedia.com. We intend to satisfy the disclosure requirements of Item 5.05 of Form 8-K regarding any amendment to, or waiver from, a provision of the Code of Conduct that applies to our principal executive officer, principal financial officer or principal accounting officer and relates to any element of the definition of code of ethics set forth in Item 406(b) of Regulation S-K by posting such information on our website, www.iheartmedia.com.

Anti-Hedging Policy

Our Board has adopted an Insider Trading Compliance Policy, which applies to all of our directors, executive officers, employees, consultants and contractors. Among its provisions, the policy prohibits those covered by the policy from engaging in transactions in publicly traded options related to the Company’s equity securities, such as puts or calls, or engaging in transactions involving any other financial instruments, such as forward contracts, equity swaps, collars or exchange funds, that are designed to hedge or offset any decrease in the market value of the Company’s equity securities.

Executive Sessions

The independent members of the Board meet in regularly scheduled executive sessions. Such meetings are presided over by the Lead Independent Director.

Attendance by Members of the Board of Directors at Meetings

There were thirteen meetings of the Board during the fiscal year ended December 31, 2020. During the fiscal year ended December 31, 2020, each incumbent director attended 100% of the aggregate of all meetings of the Board and all meetings of the committees on which the director served during the period in which he or she served as a director. In addition, all of our directors then in office attended our 2020 annual meeting of stockholders.

Under our Governance Guidelines, which is available on our website at www.iheartmedia.com, a director is expected to spend the time and effort necessary to properly discharge his or her responsibilities. Accordingly, a director is expected to prepare for and attend Board meetings and meetings of committees on which he or she serves. Pursuant to the Company’s Governance Guidelines, we expect Board members to attend the Annual Meeting.

Board Committees

Name	Committee Membership
	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

Gary Barber		CHAIR

Brad Gerstner	CHAIR

Robert W. Pittman

Richard J. Bressler

Sean Mahoney

Cheryl Mills

James A. Rasulo			CHAIR

Kamakshi Sivaramakrishnan

   CHAIR = Committee Chair

     = Member

Audit Committee Met five times in 2020 Current Committee Members: Brad Gerstner (CHAIR) Sean Mahoney James A. Rasulo

Primary Responsibilities Include:

●  annually evaluate, determine the selection of and, if necessary, determine the replacement or rotation of the independent registered public accounting firm;

●  approve all auditing and non-audit services provided by the independent registered public accounting firm;

●  review, evaluate and discuss reports regarding the independent registered public accounting firm’s independence;

●  review with the internal auditors and the independent registered public accounting firm the scope and plan for audits;

●  review with management, the internal auditors and the independent registered public accounting firm, our system of internal control, financial and critical accounting practices and our policies relating to risk assessment and risk management, including legal and ethical compliance programs;

●  review information technology procedures and controls, including as they relate to data privacy and cyber-security;

●  review and discuss with management and the independent registered public accounting firm the annual and quarterly financial statements and the specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company prior to the filing of the Annual Report on Form 10-K and Quarterly Reports on Form 10-Q; and

●  review material pending legal proceedings involving the Company and other contingent liabilities.

Financial Expertise and Independence

All members of the Audit Committee meet the independence standards of Nasdaq and the Securities and Exchange Commission (“SEC”), as well as the financial literacy requirements of Nasdaq. The Board has determined that each of Brad Gerstner, Sean Mahoney and James A. Rasulo qualifies as an “audit committee financial expert” as defined by SEC rules.

Report

The Report of the Audit Committee is included beginning on page 26 of this proxy statement.

Nominating and Corporate Governance Committee Met three times in 2020 Current Committee Members: James A. Rasulo (CHAIR) Kamakshi Sivaramakrishnan Gary Barber Cheryl Mills

Primary Responsibilities Include:

●  identify individuals qualified to become members of our Board;

●  periodically review the Board’s Governance Guidelines and consider other governance matters and, as appropriate, make recommendations to the Board;

●  establish any qualifications, desired background, expertise and other selection criteria for members of our board of directors and any committee;

●  annually review committee assignments and make recommendations to the Board;

●  annually review ESG initiatives and strategy;

●  periodically consider other governance matters, and as appropriate, make recommendations to the Board;

●  oversee the annual self-evaluation process of the Board and its committees; and

●  recommend to our Board the director nominees for the next annual meeting of stockholders.

Independence

The Nominating and Corporate Governance Committee is comprised entirely of directors who are independent under Nasdaq rules.

Compensation Committee Met five times in 2020 Current Committee Members: Gary Barber (CHAIR) Sean Mahoney Kamakshi Sivaramakrishnan

Primary Responsibilities Include:

●  review and approve corporate goals and objectives relevant to Chief Executive Officer and other executive officer compensation, evaluate the Chief Executive Officer’s and other executive officers’ performance in light of those goals and objectives and, either as a committee or together with the other independent directors, determine and approve the Chief Executive Officer’s and other executive officers’ compensation levels;

●  approve all awards to executive officers under our incentive compensation plans, as well as adopt, administer, amend or terminate such plans;

●  perform tasks similar to those in the two preceding bullets with respect to those other members of senior management whose compensation is the responsibility of our board of directors or whose compensation the Chief Executive Officer requests the Compensation Committee to review and affirm;

●  approve all awards to employees, executives and officers under our equity-based plans and recommend to the Board the adoption, amendment or termination of any compensation plan under which stock may be issued;

●  assist our Board in developing and evaluating potential candidates for executive positions (including the Chief Executive Officer) and oversee the development of executive succession plans;

●  review the Company’s employee compensation policies and practices as they relate to risk management to determine whether such compensation practices and policies could be reasonably likely to have a material adverse effect on the Company;

●  review and discuss with management the Compensation Discussion and Analysis and, based on that review and discussion, recommend to our Board that the Compensation Discussion and Analysis be included in the proxy statement or annual report on Form 10-K;

●  produce a Compensation Committee report on executive compensation for inclusion in the proxy statement or annual report; and

●  make recommendations to the Board regarding compensation of the Board.

Independence

Each member of the Compensation Committee qualifies as an independent director under Nasdaq’s heightened independence standards for members of a compensation committee and as a “non-employee director” as defined in Section 16b-3 of the Exchange Act.

Report

The Report of the Compensation Committee is included on page 42 of this proxy statement.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Gary Barber, Sean Mahoney and Kamakshi Sivaramakrishnan. No member of our Compensation Committee is or has been an officer or employee of the Company.

During 2020, none of our executive officers served as a member of the Board or Compensation Committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board or Compensation Committee.

CORPORATE CULTURE, SOCIAL RESPONSIBILITY, DIVERSITY AND SUSTAINABILITY

As the number one audio company in the United States, and the largest broadcast radio company, the most important responsibility we have is to the communities we serve. Our purpose is to change the world through the power of audio, using our multiple platforms and diverse content to connect people through companionship, compelling storytelling and service to our communities. We are committed to cultivating and fostering diversity at every level of our Company to ensure that we reflect our broad and diverse audiences across the many communities in which we live and work. As the nation’s largest broadcast radio company, our focus on targeted local programming and the deep connection on-air personalities have with listeners has led to iHeartRadio being considered the most trusted name in radio. Additionally, our Company’s overall strategy and various initiatives fully encompass the immediate and future advancement of ESG priorities. Below are highlights of our ongoing efforts in these areas:

Community Outreach & Corporate Social Responsibility

As federally-licensed entities, our 850+ radio stations are required to operate as public trustees of the nation’s airwaves. Every one of our stations takes seriously its duty to serve its local communities and operate, as we must—and as we desire—“in the public interest.”

Serving all of our communities across America is the core of what we do, and we place great emphasis on serving the neighborhoods and communities in which we live and work through our diverse portfolio of platforms and assets—broadcast, digital, podcasts, personalities, influencers, social, live events and more.

We are dedicated to inspiring and creating positive change that improves the lives of others. Our community programs are built on the idea that through public awareness and education we give Americans enough information for them to make informed decisions around important public issues.

Our people and stations across the country diligently invest our resources into many projects to help find solutions that improve the lives of others and help communities in need, including:

iHeartMedia Communities: iHeartMedia Communities, our community engagement division that we launched in 2011, serves to focus our ongoing efforts by adding a layer of resources and commitment to address critical issues affecting the local communities we serve and to streamline all philanthropic commitments, ensuring consistent focus and messaging across all divisions and departments.

Hyper-Local Engagement: Over the course of every year, we support hundreds of local nonprofit organizations through:

∎	Media inventory in the form of radio and digital PSAs and weekly long-form public affairs shows addressing specific local concerns
∎	Taking action—on air, digitally and on-site with our employees and personalities in communities facing disasters
∎	Championing the missions of various nonprofit groups
∎	Advocating the issues engaging local officials and decision makers through our Local Advisory Boards
∎	Supporting locally significant events like walkathons, fundraising events and supply drives

Local Advisory Boards: Local Advisory Boards play an integral role in guiding our support of the most relevant issues impacting individual communities. Quarterly meetings serve as a forum for our executives, local communities, government and educational leaders to discuss issues and solutions in an open, collegial environment. The diverse boards in each market carefully monitor public opinion and assist our teams in identifying and implementing projects that enable meaningful public service in each community.

Disaster Assistance and Response Plan: We play a critically important role in our communities when disasters or traumatic events occur, including a deep and ongoing partnership with the Federal Emergency Management

Agency. During these times of crisis, including responses to the devastating wildfires in California and Oregon, an earthquake in Puerto Rico, a tornado in Tennessee and hurricanes across Florida, Texas and Louisiana, our platforms are essential to the lives of local residents. Our broadcast and digital platforms often serve as the sole source of information for disrupted areas—providing news and critical information on everything from storm updates and evacuation routes to food banks, rescue and medical care and running public service announcement messaging. Additionally, iHeartMedia established the iHeartMedia Disaster Relief Fund to assist those iHeartMedia employees who require assistance as the result of a declared natural disaster, such as a tornado, wildfire, flood, earthquake or hurricane.

iHeartIMPACT: iHeartIMPACT is our philanthropic division focused on harnessing the power of advertising to generate funding for nonprofit organizations and community programs across the country. Our mission is to improve the quality of life for millions of Americans by leveraging advertising dollars to positively impact the communities in which we live and work.

Public Service Media Grants: We are committed to making our media accessible to nonprofit organizations, especially those making a significant difference in the communities in which our employees live and work. Our Public Service Media Grant program thoughtfully allocates media to hundreds of public service organizations both at the national and local levels; before receiving a grant, each nonprofit goes through a rigorous vetting process and must comply with our public service announcement and partnership oversight policy.

Mental Health: For the last several years iHeart has worked with leading mental health organizations, including the National Alliance on Mental Illness (NAMI) and the Child Mind Institute, to raise awareness of mental health issues and foster a culture within communities that supports talking about mental health issues like anxiety and depression. Launched in 2019, iHeartMedia’s “Let’s Talk” campaign was designed to weave a virtual support system through iHeartMedia’s 850+ stations across the U.S. for people struggling with anxiety and depression and to let them know they are not alone while also encouraging the general population to check in on the people in their lives by starting a conversation around mental health.

The Environment & Sustainability

At iHeartMedia, our commitment to the environment spans every aspect of our business and we are continually looking for ways to reduce our environmental footprint at our stations, LEED certified executive headquarters and live events, and to model the proper behaviors for our employees. We regularly review and implement technology and other measures to make our offices and studios greener, including by reducing our power outputs. Additionally, given what we have learned about remote working during the pandemic, we are now well-positioned to modernize and resize many of our office spaces, which will diminish our consumption of environmental resources and further reduce the impact of our environmental footprint.

We support a number of nonprofit organizations that are helping to solve pressing issues facing our planet. We address environmental issues on-air through both nationally- and locally-targeted public service announcements, long-form programming and podcasts. We currently support a number of leading environmentally-focused organizations both nationally and locally.

In 2020, iHeartMedia launched iHeartRadio Earth, a long-term sustainability initiative designed to inspire iHeart’s millions of listeners to take action to positively impact the environment. iHeartRadio Earth was developed in partnership with the National Environmental Education Foundation and VolunteerMatch and was designed to sharpen the Company’s focus on sustainability with the goal of increasing listeners’ knowledge of simple actions they can take every day to help the environment. The campaign is rooted in the belief that millions of small actions have the potential to make a massive difference for the environment. We are also creating a slate of podcasts that will focus on an array of environmental concerns and issues as well as adding in a layer of environment-related messaging within other relevant and popular podcasts.

Editorial Guidelines and Broadcast Standards

iHeart is dedicated to ensuring trustworthy and value information for all audiences. We are licensed by the FCC which ensures community standards on all programming and have mandatory annual training on FCC regulations, the Emergency Alert System and the Digital Millennium Copyright Act compliance as well as a social media policy. News and information provided by iHeartMedia follows the basic tenets of good broadcast journalism — our reporting is fair, accurate and balanced.

Corporate Culture of Diversity & Inclusion

At iHeartMedia, diversity and inclusion are key to our success; we value diversity and respect all voices, from both inside and outside our Company. Since our Company reaches 90% of all Americans every month, listening to, understanding and integrating input from diverse voices and views are critical to our business success. Inclusion is about letting people in — and eliminating barriers that may keep people out. Inclusion is also about people working together, creating solutions for our many programming and advertising partners across our multi-media assets. Our diversity and inclusion efforts are led by our Chief Diversity Officer, who reports directly to our Chief Executive Officer and our President. One of our top priorities at iHeartMedia is to create an inclusive organizational culture to attract and develop a dynamic workforce that is as diverse as the audiences and communities we serve which includes and supports gender identity, race, sexual orientation, ethnicity, religion, socioeconomic background, age, disability, national origin and more. We achieve this through:

Workforce Diversity: One of the Company’s top priorities is to create an inclusive organizational culture – and we are dedicated to attracting and developing an inclusive and talented workforce that will create and deliver a broad spectrum of content for our diverse audiences across our multiple platforms and live events. We encourage Company-wide input as part of our Company’s key organizational values, and continually provide opportunities for our team members to offer recommendations, insights and key learnings, as these are often representations of the diverse communities in which we live and work. We also value and ask for employee feedback when making creative and strategic business decisions.

We have instituted a Diversity, Equity and Inclusion Advisory Committee, under the leadership of our Chief Diversity Officer, which will play a critically important role in strengthening and accelerating our efforts around diversity, equity and inclusion. iHeart’s Diversity, Equity and Inclusion Advisory Committee will bring important and timely issues around diversity and inclusion to senior management for consideration; serve as a sounding board as Company policies and decisions about diversity and inclusion are made; and help guide our efforts in four important areas: accountability, education, mentorship and recruitment. Additionally, our Chief Executive Officer, President and other senior leaders have diversity and inclusion objectives embedded in their long-term performance goals.

iHeart Women’s Information Network: The iHeart Women’s Information Network (WIN), founded in 2018, has provided special forums and activities for employees at all our locations.

Training, Development & Research: iHeart conducts daily research among our varied audiences that provides us with unique insights into all of our diverse communities, and we circulate that research to our creative employees (including our programmers) and management. We also have mandatory annual Code of Conduct training and conduct sensitivity training on a regular cadence for all employees. We regularly communicate with all employees about our core values, and will soon be rolling out a Diversity, Equality and Inclusion training program to the entire Company. We are also beginning top-down education and awareness training and development sessions for our leadership and employees.

Diversity in Radio Programming: iHeartMedia seeks to provide quality radio programming that appeals to the interests and views of all of our listeners, and we believe in delivering a lineup of on-air personalities that represents the diversity, opinions and perspectives of our many audiences. As a Company we celebrate the opinions and differences that make our world unique, and the common element at all of our local stations is that our personalities are relatable and understand the specific interests and concerns of the people they are connecting with.

In service to this commitment, the Company continually reevaluates its traditional processes, for example discarding outdated labels like “urban radio” and re-examining our Company holidays. As important, we ask our programmers and hosts to reflect and respond to events and needs in their communities on a real-time basis. iHeart is dedicated to being a force for understanding and support for its entire audience population.

BIN: Black Information Network: In June 2020 we launched BIN: Black Information Network, the first and only 24/7 national and local all news audio service dedicated exclusively to providing an objective, accurate, and trusted source of continual news coverage with a Black voice and perspective, and focused on service to the Black community. BIN includes both a national digital footprint and an increasing number of broadcast radio stations, with the flagship station in Atlanta. BIN is also the news source for our own 91 R&B, Hip Hop, and Gospel stations and is provided as a service to other radio operators, including Black-owned stations. BIN: Black Information Network is run by senior Black employees of the Company.

Diversity in Podcasts: iHeart has pledged that 50% of the new podcasts we launch on the iHeartPodcast Network will be from female and minority creators. We also recently announced The Black Effect Podcast Network, majority-owned by leading media personality Charlamagne tha God of iHeart’s Power 105.1 and the nationally-syndicated show, The Breakfast Club. This is the world’s largest podcast publisher dedicated to Black listeners, bringing together the most influential and trusted voices in Black culture for stimulating conversations around social justice, pop culture, sports, mental health, news, comedy and more. We are also the leader in Latino podcast programming and launched the iHeartMedia Latino Podcast Network with Enrique Santos. Additionally, we partnered with Seneca Women Podcast Network, a new podcast network to connect and amplify women’s voices worldwide, to co-produce and distribute a slate of high-quality, women-focused podcasts in the areas of women in business, leadership, current events, health and more.

Diversity in Live Events: iHeartMedia produces over 20,000 local events every year that represent the diverse communities we serve. For example, for Black History Month this year we produced iHeartRadio’s Living Black celebrating the power of Black culture and conversations that educate, inspire and celebrate the Black experience. Additionally, iHeartMedia’s nationally produced tentpole concerts are a representation of the collective audiences we reach. In fact, the main purpose of the annual iHeartRadio Music Festival is to bring together the most diverse group of artists and fans across all genres to unite around their common passion — music.

Multicultural Programming & Content: iHeart has a long and rich history of creating relevant content for multicultural communities. This includes radio stations and programming specifically targeted to those communities; ongoing community outreach and support for multicultural communities; and special programming and support for multicultural-owned and targeted businesses as well. We believe putting diverse talent on the air creates role models for our audiences and fosters understanding among diverse audiences. To that end, we create formats that serve diverse audiences including Black, Latino, LGBTQ+, and more; we create special forums, including virtual Town Hall meetings to examine key issues, especially at critical moments; and we use our podcast networks and live events (including events like the iHeartRadio Fiesta Latina and others) and our digital stations to super-serve all these communities. Almost all our major morning shows on the radio are now either hosted by women or include a female cohost in a prominent position, and that kind of diversity also extends to the Black, Latino and LGBTQ+ communities.

Our People

Of the many strengths that iHeartMedia possesses, none is more valuable than our people. Our business relies on our ability to attract and retain talented employees. To attract and retain talent, we seek to provide a work environment that creates a diverse, inclusive and supportive workplace, with opportunities for our employees to grow and develop in their careers and provides meaningful work, supported by competitive compensation, benefits and health and wellness programs, and programs that build connections between our employees and their communities.

Total Rewards: We make significant investments in our people and provide competitive pay and comprehensive benefits including:

●	Employer sponsored health insurance;
●	Company provided life insurance;
●	Paid sick, holidays and vacation;
●	Spirit days so that our employees may volunteer in their community;
●	401(k) plan; and
●

An Employee Assistance Program (EAP), which is available to full-time employees and their household members at no cost and provides services such as in person and telephonic counseling sessions, consultation on legal and financial matters and referrals for services such as child-care and relocation.

Employee Training & Compliance: At iHeartMedia, we invest in employee training and compliance programs that give our employees the tools and information needed to make better decisions and to work more collaboratively as a team. Every iHeartMedia employee must engage in a series of extensive training modules throughout the year, and in 2020, our employees completed over 200,000 training courses, which equated to over 100,000 hours of training.

Company Policies and Hotline: iHeart has implemented several policies that serve as guiding principles for how our Company operates and conducts business to ensure we are fair, ethical and transparent. These policies include but are not limited to: iHeartMedia’s Human Rights Statement, Code of Conduct and Political Participation Policy. Any employee who believes that he or she has been subjected to conduct in violation of the Company’s Code of Conduct, other of its policies, or the law is strongly encouraged to report such incidents, including through the Hotline.

Anti-Harassment Policy: iHeartMedia is committed to providing a work environment that is free of harassment. The Company prohibits all forms of harassment against applicants and employees based on any legally recognized basis, including, but not limited to: race, color, age, sex, sexual orientation, gender identity or expression, religion, physical or mental disability, pregnancy, ethnicity, national origin or ancestry, marital status, veteran status, uniformed service member status, genetic information or any other legally protected classification or status in accordance with applicable federal, state and local laws.

Commitment to Non-Retaliation: iHeart will not retaliate against anyone who, in good faith, notifies us of a possible violation of our Code of Conduct, our policies or the law, nor will we tolerate any harassment or intimidation of any colleague who reports a suspected violation. The Company will protect employees against retaliation. In turn, all employees are expected to report through the numerous channels that are available to them if they know or suspect that retaliation has taken place.

Workplace Safety: We believe that all employees, regardless of our job role or title, have a shared responsibility in the promotion of health and safety in the workplace. We collectively are committed to providing and following all safety laws and rules, including internal policies and procedures. This means carrying out Company activities in ways that preserve and promote a clean, safe and healthy environment.

Local Spirit Day of Service: We believe that we have a profound obligation to help shape the way our entire Company—from our markets to individual stations and talent across our multiple platforms interacts, educates and connects with the public and we have made it a Company priority to use our reach into communities, our unparalleled connection to our listeners and our broad array of assets to positively touch the lives of others. Every full-time iHeartMedia employee receives one additional paid leave day each calendar year to volunteer at an organization of their choosing. In 2020, iHeart added an additional Day of Service to enable employees to help support the cause or organization most important to them.

Navigating the Pandemic & Social Justice

Two significant national crises rose to the forefront in 2020: The COVID-19 pandemic and a widespread call for social and racial justice in the aftermath of the tragic and senseless deaths of George Floyd and Breonna Taylor. As the nation navigates the ongoing emotional, social and economic concerns resulting from these defining moments in American history, iHeartMedia stations across the country have come together to support the thousands of communities we serve.

The COVID-19 pandemic: iHeart responded to the COVID-19 pandemic in numerous ways to address the many different concerns of our listeners during this unprecedented time, including, first and foremost, serving as listeners’ friends and companions, providing support and understanding during a time of significant national crisis, as well as providing the most timely and accurate information about the pandemic through public service announcements and meaningful interviews with experts on the front lines. We combined the power of music with iHeart’s unparalleled reach to pioneer a series of critically-acclaimed virtual events, including the first major at-home benefit event to raise millions of dollars in essential funding.

iHeartMedia has been providing various levels of support for our employees during the COVID-19 pandemic. The Company continues to be a primarily work-from-home operation and has also added a series of COVID 19-related resources and healthcare benefits including extending the Employee Assistance Program (EAP) to all employees, regardless of benefits eligibility status; offering a special mid-year benefits enrollment period so employees could have the level of healthcare coverage they need for their families; procuring discounts with child education providers to assist employees with their child’s educational needs while doing at home learning; providing for alternative work arrangements so employees can customize their work schedules to fit the needs of their family; amending our medical plan so that telemedicine services would not be limited to a partnered vendor and can be obtained from any provider, in order to minimize exposure to COVID-19 by needing to go in person to a physician; and offering COVID-19 emergency leave to employees, along with an extra Spirit Day to volunteer in their local community.

Racial and social justice: iHeartRadio stations and personalities across the U.S. supported their communities during a time of intense social unrest by keeping listeners up to date and informed about protests and marches happening locally and across the country; partnering with leading civil rights organizations to provide perspective on the events and offer opportunities for the public to take action; and using our radio stations and digital and social platforms to foster discussion and healing following the outpouring of grief and anger caused by the killings of George Floyd, Breonna Taylor and other members of the Black community. During the many marches and protests nationwide against racism and injustice that followed in cities and communities across America, iHeart stations and personalities made it a priority to ensure that iHeart listeners felt heard, understood, supported and responded to.

A more comprehensive look at these efforts can be found in the iHeartMedia 2020 Special Report: COVID-19 & Social Justice Response Efforts Report found at www.iheartmedia.com.

ESG Reporting

As part of our commitment to advance ESG issues, we provide annual disclosures on our website at www.iheartmedia.com, including:

Annual Community Impact Report: For the last ten years, we have reported annually on our deep and positive impact within the communities in which we live and work. The Annual Impact Report provides a snapshot of the contributions made by our employees and 850+ broadcast radio stations over the course of the year and reinforces continuous communication with our stakeholders—our stockholders, employees, advertisers, listeners and others.

ESG Approach and Performance Reporting: We openly share our evolving ESG approach and performance on our website. As new programs are initiated and progress is made, we make every effort to communicate these details in real-time through external reporting procedures.

iHeartMedia 2020 Special Report: COVID-19 & Social Justice Response Efforts Report: The report addresses iHeart’s efforts during the COVID-19 crisis as well as outreach to support social and racial justice activities.

PROPOSAL TWO—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed EY as our independent registered public accounting firm for the fiscal year ending December 31, 2021. Our Board has directed that this appointment be submitted to our stockholders for ratification. Although ratification of our appointment of EY is not required, we value the opinions of our stockholders and believe that stockholder ratification of the appointment is a good corporate governance practice.

EY has served as our independent registered public accounting firm since at least 1986. Neither the accounting firm nor any of its members has any direct or indirect financial interest in or any connection with us in any capacity other than as our auditors, providing audit and non-audit related services. A representative of EY is expected to attend the Annual Meeting, will have the opportunity to make a statement if desired, and will be available to respond to appropriate questions from stockholders.

In the event that the appointment of EY is not ratified by the stockholders, the Audit Committee will consider this fact when it appoints the independent auditors for the fiscal year ending December 31, 2022. Even if the appointment of EY is ratified, the Audit Committee retains the discretion to appoint a different independent auditor at any time if it determines that such a change is in the interest of iHeartMedia.

Board Recommendation

The Board recommends a vote “FOR” the ratification of the appointment by the Audit Committee of EY as our independent registered public accounting firm for the year ending December 31, 2021.

Principal Accountant Fees and Services

The following table summarizes the fees of EY, our independent registered public accounting firm, billed to us for each of the last two fiscal years.

Fee Category (in thousands)	2020	2019

Audit Fees(1)	$1,806	$6,257

Audit-Related Fees(2)	$72	$62

Tax Fees(3)	$113	$555

All Other Fees(4)	$328	$361

Total Fees	$2,319	$7,235

(1)

Audit Fees include professional services rendered for the audit of annual financial statements and reviews of quarterly financial statements. This category also includes fees for statutory audits required internationally, services associated with documents filed with the SEC and in connection with securities offerings and private placements, work performed by tax professionals in connection with the audit or quarterly reviews and accounting consultation and research work necessary to comply with financial reporting and accounting standards. Audit fees of $746,000 for 2019, were incurred by CCOH. Audit fees of $2,912,000 incurred in 2019 relate to our emergence from bankruptcy and debt and equity offerings.

(2)

Audit-Related Fees include assurance and related services not reported under annual Audit Fees that reasonably relate to the performance of the audit or review of our financial statements and are not reported under Audit Fees, including attest and agreed-upon procedures services not required by statute or regulations, information systems reviews, due diligence related to mergers and acquisitions and employee benefit plan audits required internationally. Audit-related fees for 2019 included $26,000 that were incurred by CCOH.

(3)

Tax Fees include professional services rendered for tax compliance and tax planning advice provided domestically and internationally, except those provided in connection with the audit or quarterly reviews. Of the $113,000 and $555,000 in Tax Fees with respect to 2020 and 2019, $42,000 and $30,000, respectively, were incurred in relation to tax compliance services. Tax fees of $248,000 for 2019 were incurred by CCOH.

(4)

All Other Fees include fees for products and services other than those in the above three categories. This category includes permitted corporate finance services and certain advisory services. Other fees for 2019 included $26,000 that were incurred by CCOH.

Pre-Approval Policies and Procedures

The Audit Committee charter provides that the Audit Committee shall approve or pre-approve all auditing services (including comfort letters and statutory audits) and all permitted non-audit services by the Company’s independent registered public accounting firm. During 2020, all audit and audit-related services provided to us were pre-approved by the Audit Committee pursuant to Rule 2-01(c)(7)(i)(A) of Regulation S-X. The Audit Committee also reviewed non-audit services provided by EY during 2020, and determined that the provision of such non-audit services was compatible with maintaining the auditor’s independence.

Report of the Audit Committee

The information contained in this Report of the Audit Committee shall not be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically incorporate this information by reference).

The Audit Committee provides an avenue of communication among management, the independent registered public accounting firm and the internal auditors and the Board. The Audit Committee’s purpose includes assisting the Board in its oversight of the preparation of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence and the performance of the Company’s internal audit function and independent registered public accounting firm. Management is responsible for the preparation of our consolidated financial statements and for maintaining an adequate system of disclosure controls and procedures and internal control over financial reporting for that purpose. EY, our independent registered public accounting firm, is responsible for conducting an independent audit of our annual consolidated financial statements in accordance with generally accepted auditing standards and issuing a report on the results of their audit, as well as expressing an opinion on the effectiveness of internal control over financial reporting. The Audit Committee has reviewed our audited consolidated financial statements for the fiscal year ended December 31, 2020 and has discussed these consolidated financial statements with our management and our independent registered public accounting firm. The Audit Committee has also received from, and discussed with, our independent registered public accounting firm various communications that they are required to provide to the Audit Committee, including the matters required to be discussed by the Public Company Accounting Oversight Board and the Securities and Exchange Commission.

Our independent registered public accounting firm also provided the Audit Committee with the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and our Audit Committee has discussed with our independent registered public accounting firm its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the Securities and Exchange Commission.

By the Audit Committee of the Board of Directors of iHeartMedia, Inc.:

Brad Gerstner (Chair)

Sean Mahoney

James A. Rasulo

PROPOSAL THREE—APPROVAL, ON AN ADVISORY (NON-BINDING) BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY VOTE”)

Background

As required by Section 14A(a)(1) of the Exchange Act, the below resolution enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers (also referred to as “NEOs”) as disclosed in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our NEOs’ compensation. The Say-on-Pay Vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement.

We encourage our stockholders to review the “Executive Compensation” section of this proxy statement for more information.

As an advisory approval, this proposal is not binding upon us or our Board of Directors. However, the Compensation Committee, which is responsible for the design and administration of our executive compensation program, values the opinions of our stockholders expressed through your vote on this proposal. The Board and Compensation Committee will consider the outcome of this vote in making future compensation decisions for our NEOs. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders of iHeartMedia, Inc. approve, on an advisory basis, the 2020 compensation of iHeartMedia Inc.’s named executive officers as described in the Compensation Discussion & Analysis and disclosed in the Summary Compensation Table and related compensation tables and narrative disclosure set forth in iHeartMedia Inc.’s proxy statement for the 2021 Annual Meeting of Stockholders.”

Frequency of Say-on-Pay Vote and 2020 Say-on-Pay Vote

Following our 2017 annual meeting of stockholders held on May 26, 2017, the Company’s stockholders recommended, and the Company determined, that the stockholder vote on the compensation of our NEOs would occur every three years. During 2020, the Compensation Committee determined that it was in the best interest of the Company and its stockholders to change the frequency of the “say-on-pay” advisory votes from an every three year vote to an annual advisory vote. At our 2020 annual meeting of stockholders, more than 98% of the votes cast on the say-on-pay proposal were voted “for” the proposal.

Board Recommendation

Our Board unanimously recommends a vote “FOR” the resolution to approve, on an advisory (non-binding) basis, the compensation of our NEOs, as disclosed in the compensation discussion and analysis, the accompanying compensation tables and related narrative disclosure of this proxy statement.

EXECUTIVE COMPENSATION

Dear Fellow Stockholders,

Over the past year, iHeartMedia has navigated the significant economic challenges presented by an unprecedented global health pandemic throughout the U.S. and adapted rapidly – understanding that the Company’s employees, listeners, communities and stockholders had all been impacted in a material way. We are proud of the work done by the entire Company to navigate these challenges and emerge stronger as a Company, while keeping each other’s well-being as our primary focus.

Throughout 2020, the Company took swift action to support all our stakeholders while simultaneously innovating in the face of the new business reality to reimagine our business and maximize long-term value for our stockholders – a reflection of the continued proactive leadership from our experienced senior leadership team. The team positioned the Company for further long-term growth through modernization initiatives and large structural cost improvements to both provide increased operating leverage and mitigate the pandemic’s impact on liquidity, including significant cash compensation reductions. These actions achieved approximately $250 million of cost savings in 2020.

With this as the backdrop, the Compensation Committee carefully evaluated the Company’s compensation programs, as it does on an ongoing basis, in order to ensure the appropriate structure and effectiveness. As you will see described in the Compensation Discussion and Analysis that follows, the Committee considered this backdrop in determining compensation for the Company’s executives.

In August 2020, we granted stock options and performance-based restricted stock units (the “Performance RSUs”) to certain named executive officers, with at least 50% of the grant value weighted towards Performance RSUs for our most senior executives. The Performance RSUs represent the first grant of performance-based long-term incentives made since the Company’s emergence from bankruptcy in 2019. These awards represented a “pull forward” of our anticipated 2021 annual equity awards, and were made with the goal of driving accelerated progress toward achieving key strategic priorities during 2020 and 2021 – recognizing the critical contribution of strategic cost savings, particularly in a softer revenue environment, to driving significant value creation for stockholders in both the short term (through increased financial resiliency) and long term (through structural improvements to profit margins). In addition, these Performance RSUs incorporated Environmental, Social and Governance (“ESG”) and Diversity metrics, reflecting the commitment of our Board and senior management team to advancing social responsibility, sustainability, diversity and inclusion, both in our workforce and in our creation of content.

We do not expect to award additional equity grants to our current named executive officers until 2022. Accordingly, to ensure preparedness for future equity grants, we are seeking stockholder approval of our 2021 Long-Term Incentive Award Plan to support our compensation philosophy of driving long-term stockholder value and ensuring our future compensation programs align with those of our peers in order to attract, motivate and retain top talent, while considering our unique post-emergence situation.

Our Compensation Committee, together with senior management, has focused on developing clear and robust compensation principles that emphasize rewarding exceptional performance, driving value creation for our stockholders and ensuring best practices and sound governance in everything we do, including transitioning to an annual say-on-pay advisory vote.

We are committed to driving thoughtful continuing evolution of the Company’s executive compensation programs in support of our business and financial strategies while consistently prioritizing value creation for our stockholders. We look forward to updating you in the future.

Sincerely,

Gary Barber, Chairman

Sean Mahoney, Member

Kamakshi Sivaramakrishnan, Member

Management and Compensation Committee Response to COVID-19

The economic downturn as a result of the COVID-19 pandemic had a significant and negative impact on many of our revenue streams beginning in March 2020 and continuing through the rest of 2020, including broadcast radio which is our largest revenue stream. See Navigating the Opportunities and Challenges of 2020. As part of positioning the Company’s overall cost structure for the economic uncertainties caused by the COVID-19 pandemic, senior management initiated a series of proactive, voluntary steps to forego certain 2020 compensation opportunities otherwise payable to them under their applicable employment agreements. Each NEO took meaningful, voluntary reductions in their compensation as follows, to support the Company and its stakeholders:

●

Base salary: On March 30, 2020, Mr. Pittman decided to forego 100% of his annual base salary, and Mr. Bressler decided to reduce his annual base salary by 20%, each for the remainder of 2020. At the same time, Messrs. McNicol and McGuinness initiated similar proactive decisions, reducing their respective annual base salaries by 10% for the remainder of 2020. Mr. Hamilton took actions that also resulted in a reduction in his annual base salary for 2020.

●

2020 Annual Incentive Plan: As part of the Company’s cost saving initiatives announced on April 14, 2020, the Company, in consultation with the Compensation Committee, made the decision to eliminate the accrual for the 2020 Annual Incentive Plan. As a result, none of the NEOs received an annual incentive award for 2020.

The result of these changes reduced the total target 2020 cash compensation opportunities for the NEOs significantly – by 92% for Mr. Pittman, 74% for Mr. Bressler, and a range of 43% to 53% for the other NEOs.

In addition, on March 30, 2020, our non-executive directors voluntarily agreed to waive their cash compensation for the remainder of 2020.

These actions, which resulted in approximately $10 million of savings from the unpaid NEO’s Annual Incentive Plan target awards and proactive base salary reductions, were part of the large structural and modernization cost initiatives that generated $250 million of in-year 2020 savings. The following Compensation Discussion and Analysis (“CD&A”) further explains these cash compensation reductions and details all aspects of our executive compensation program for 2020.

Compensation Discussion and Analysis

This CD&A describes our executive compensation philosophy and objectives and the decisions of the Compensation Committee of the Board regarding the fiscal 2020 compensation of our named executive officers, in addition to certain elements of our executive compensation program for 2021. We also describe the role of management, the Compensation Committee and its independent compensation consultant in determining our executive compensation program. The Compensation Committee and senior management continue to focus on developing clear and robust compensation principles that emphasize rewarding exceptional performance, driving value creation for our stockholders, and ensuring best practices and sound governance in everything we do.

2020 Named Executive Officers

For fiscal year 2020, our named executive officers (“NEOs”) were:

Robert W. Pittman	Chairman and Chief Executive Officer (“CEO”)

Richard J. Bressler	President, Chief Operating Officer and Chief Financial Officer (“President”)

Paul M. McNicol(1)	Executive Vice President, and former General Counsel & Secretary

Michael B. McGuinness	Executive Vice President, Finance and Deputy Chief Financial Officer

Scott D. Hamilton	Senior Vice President, Chief Accounting Officer and Assistant Secretary

(1)	Effective January 1, 2021, Mr. McNicol stepped down from the role of General Counsel & Secretary; he remains an Executive Vice President, providing counsel to the Company’s senior management.

iHeartMedia Executive Compensation: Key Principles

Our executive compensation program reflects our key compensation principles and encourages executives to make sound decisions that drive short- and long-term stockholder value creation. The Compensation Committee utilizes a combination of fixed and variable pay elements in order to achieve the following objectives:

•   Attract, motivate and retain highly qualified executive officers by paying them competitively, consistent with our success and their contribution to that success. Our ability to excel depends on the skill, creativity, integrity and teamwork of our employees;

•   Reward both short- and long-term business results and exceptional performance, and most importantly, maximize long-term stockholder value;

•   Emphasize pay for performance, with a program that aligns compensation with financial and operational achievements; and

•   Maintain a commitment to strong corporate governance and best practices, with a focus on avoiding excessive risk-taking and activities that are inconsistent with our stockholders’ interests.

Supporting Our Key Compensation Principles and Stockholder Alignment

Reflecting our key compensation principles, a significant portion of the targeted compensation opportunity that our CEO, President and other NEOs receive is “at-risk” and dependent upon future performance and achievement of business objectives.

Our executive compensation program prioritizes variable pay rather than fixed pay, with target opportunities based on market practices and payments based on performance. The structure of our executive compensation program ensures that as an executive’s scope of responsibility increases, a greater portion of the executive’s compensation comes from performance-based pay, and emphasizes reward for strong leadership, achievement of financial and business objectives and individual performance. In addition, equity grants ensure executive interests are aligned with stockholder interests and drive long-term creation of stockholder value. The chart below summarizes the various elements of iHeartMedia’s executive compensation program and their purpose:

	Objective	Type of Compensation	Key Features	2020 Actions Taken

Base Salary	Provide competitive fixed pay that is tied to the market and allows us to attract, retain and motivate executives within the media/entertainment industry and the broader talent market	Cash	● Reflects individual skills, experience, responsibilities and performance over time ● Provides a stable and reliable source of income	● In March 2020, Mr. Pittman decided to forego 100% of his base salary for the remainder of 2020 ● All other NEOs proactively took base salary reductions or actions for the remainder of 2020

Short-Term Incentive—Annual Incentive Plan	Encourage focus on Company performance that achieves specific short-term goals	Cash	● Performance-based reward tied to achievement of short-term (annual) corporate, financial goals and individual strategic objectives	● The Company did not accrue for the Annual Incentive Plan in 2020 in order to mitigate the pandemic’s impact on liquidity

	Objective	Type of Compensation	Key Features	2020 Actions Taken
			● Pays only if threshold performance levels or above are met	● As a result, none of the NEOs received an annual incentive award for 2020

Long-Term Incentives	Encourage focus on critical strategic priorities, aid in retention and align compensation with the interests of stockholders	Equity	● Links value to stock price appreciation ● Rewards achievement of specific cost savings and strategic objectives ● Promotes retention and enhances executive stock ownership

●  The Company granted stock options to all of the NEOs and Performance RSUs to certain of the NEOs

●  These awards were granted in 2020 in order to further align executives with stockholders and drive accelerated progress to achieve key strategic priorities in 2020 and 2021

Other Benefits	Provide programs for employees to pursue physical and financial wellbeing through retirement and health and welfare benefits We also provide certain other perquisites to our NEOs	Benefit	● Broad-based benefits available to all employees ● Some executive perquisites	● No changes in 2020

Severance Protections	Protects the Company and NEOs from certain termination events	Benefit

●  Facilitates an orderly transition in the event of management changes

●  Helps ensure NEOs remain focused on creating sustainable performance in case of personal uncertainties or risk of job loss

●  Provides confidentiality, non-compete and non-solicit protections

●  Amended the employment agreements with Messrs. Pittman and Bressler to align with best governance practices by eliminating the Internal Revenue Code Section 280G “golden parachute” tax gross-up provisions that were included in their original employment agreements

Further detail on each of these compensation elements is provided in the sections that follow.

Executive Compensation Governance Highlights

iHeartMedia is committed to governance practices that protect and promote the long-term value of the Company for its stockholders. The Compensation Committee reviews our executive compensation practices, which are summarized below, to ensure they reflect the evolving governance landscape and the alignment of executive and stockholder interests.

What We Do	What We Don’t Do

✓   Deliver a significant portion of executive compensation opportunity through performance-based, at-risk pay

✓  Maintain a peer group for aligning pay

✓  Set challenging short- and long-term incentive objectives

✓  Require stock ownership by executives, with minimum ownership levels defined by role

✓  Maintain a compensation clawback policy

✓  Have double-trigger change-in-control cash arrangements

✓   Conduct an annual risk assessment to mitigate any compensation program-related risk having a material adverse effect on the Company

✓  Offer market-competitive benefits for executives that are generally consistent with the benefits provided to the rest of our employees

✓   Consult with an independent consultant and counsel on compensation levels and practices

X   Guaranteed cash incentives, equity compensation or salary increases

X   Executive incentive plans without caps

X   Single-trigger cash severance in connection with a change in control

X   Re-pricing of stock option awards or exchanging underwater options for cash without stockholder approval

X   Hedging or pledging of equity

X   Dividends or dividend equivalents paid on unvested restricted stock units

X   Supplemental executive retirement plans

X   Provide excise tax gross-ups on termination-related payments

Stockholder Input on Executive Compensation

The Board strongly believes in proactive engagement, communication and transparency with the Company’s stockholders. During 2020, the Company, led by our senior management and Board, continued its strong level of engagement with its stockholders, and engaged with stockholders representing approximately 62% of the Company’s stockholder base. This engagement included participation in several investor conferences and numerous meetings and correspondence with stockholders to discuss our financial performance, strategy, response to COVID-19, corporate governance, ESG practices and executive compensation program. Our Annual Impact Report, 2020 Special Report and ESG Report reflect the results of the Company’s outreach on ESG matters. In evaluating the design of our executive compensation program and the compensation decisions for each of the NEOs, the Compensation Committee considers stockholder input, including the advisory say-on-pay vote at our annual meeting, at which in 2020 98.3% of votes cast approved our say-on-pay proposal. The Company is committed to ongoing engagement with its investors on all appropriate matters, including executive compensation and governance.

In May 2020, iHeartMedia held a stockholder advisory vote on the compensation of iHeartMedia’s NEOs. More than 98% of the votes cast approved the compensation of our NEOs. Although our stockholders most recently approved a triennial say-on-pay advisory vote, in order to maintain best governance practices, we are transitioning to an annual say-on-pay advisory vote, and therefore our next vote will occur at our annual meeting of stockholders this year.

Role of the Compensation Committee

The Compensation Committee of the Board administers the executive compensation program for all NEOs, as well as other executives within the Company. While iHeartMedia management provides input, it is the responsibility of the Compensation Committee to evaluate and approve the executive compensation philosophy, plans, policies and programs.

The following table outlines the process the Compensation Committee follows to ensure the total compensation for our NEOs is competitive, appropriately tied to performance and does not promote undue risk-taking.

STEP 1: Input on Compensation		STEP 2: Compensation Committee Decisions		STEP 3: Compensation Committee Oversight

Each year, our CEO and President provide recommendations to the Compensation Committee on the compensation of all other named executive officers. Neither the CEO nor the President make recommendations on their own pay.

These recommendations take into consideration the competitive market pay data provided by the Compensation Committee’s independent compensation consultant as well as the terms of our NEOs’ employment agreements and an evaluation of the NEO’s role, contributions and performance in achieving Company performance and long-term potential. We also consider the value of previous equity awards.

è

Subsequently, the Compensation Committee determines the NEOs’ compensation, ensuring that it is aligned with our executive compensation philosophy.

All aspects of the CEO and President’s compensation are determined solely by the Compensation Committee, with relevant input from an independent compensation consultant.

è

For the coming year, the Compensation Committee will review and approve:

•  Objectives for each NEO

•  Variable pay target opportunities for incentive awards

•  Performance metrics for the incentive awards

The Compensation Committee ensures that performance metrics are consistent with the financial, operational and strategic goals set by the Board, the performance goals are sufficiently ambitious and that amounts paid (when target performance levels are achieved) are consistent with our executive compensation philosophy.

Role of the Independent Compensation Consultant

The Compensation Committee has ultimate responsibility for compensation-related decisions. The Compensation Committee’s advisory resources include a retained independent consultant, Willis Towers Watson, which assists the Committee in its evaluation of the compensation provided to our NEOs. In addition, Willis Towers Watson generally attends Compensation Committee meetings and provides information, research and analysis pertaining to executive compensation and governance as requested by the Compensation Committee.

Other than advising the Compensation Committee and senior management, as described above, Willis Towers Watson did not provide any services to the Company in 2020. The Compensation Committee has considered the independence of Willis Towers Watson, consistent with Nasdaq requirements, and has determined that it is independent. Further, pursuant to SEC rules, the Compensation Committee conducted a conflicts of interest assessment and determined there is no conflict of interest resulting from retaining Willis Towers Watson. The Compensation Committee intends to reassess the independence of its consultant at least annually.

Role of the Executive Compensation Peer Group

To help ensure we provide our NEOs with fair and market-competitive compensation and to support retention of our key leaders, we annually compare our executive compensation program to that of a peer group of companies. Our peer group is reviewed based on a multi-dimensional analysis in which we select companies that are:

iHeartMedia’s revenues and enterprise value were positioned near the 50th percentile of our peer group (as of the time the group was approved).

•	Similar in size (primarily revenue and enterprise value) and complexity to iHeartMedia
•	In the media or entertainment industry, including advertising/marketing, broadcasting, movies and entertainment and web-based media
•	In competition with iHeartMedia for executive talent

2020 Executive Compensation Peer Group
AMC Networks, Inc. Discovery, Inc. Entercom Communications Corp. IAC/InterActiveCorp Lions Gate Entertainment Corp.	Live Nation Entertainment, Inc. Nexstar Media Group, Inc. Nielson Holdings plc Sinclair Broadcast Group, Inc. Sirius XM Holdings, Inc.	TEGNA, Inc. The Interpublic Group of Companies, Inc. The Madison Square Garden Company

Our peer group is regularly reviewed by the Compensation Committee with consideration given to our strategy and the advice of our independent compensation consultant. The Compensation Committee worked with Willis Towers Watson to review our peer group during the second half of 2020, for use in establishing 2021 compensation levels. As a result of this review, Gray Television, Inc. and The E.W. Scripps Company were added to our peer group, and The Madison Square Garden Company was removed due to its recent spin-off transactions.

Elements of the Executive Compensation Program

Our executive compensation program consists of fixed pay and variable pay, including cash and non-cash components. Further detail on each of these compensation elements is provided below.

Base Salary

Base salaries are intended to attract and compensate high-performing and experienced leaders and are determined based on performance, scope of responsibility and experience, with reference made to relevant competitive market data. Base salaries for executive officers are reviewed on an annual basis and at the time of contract renewal, promotion or other change in responsibilities. In March 2020, as part of positioning the Company’s overall cost structure for the economic uncertainties caused by the COVID-19 pandemic:

•	Mr. Pittman decided to forego 100% of his annual base salary for the remainder of 2020.
•	Mr. Bressler decided to reduce his annual base salary by 20% for the remainder of 2020.
•	Messrs. McNicol and McGuinness initiated similar proactive decisions, reducing their respective annual base salaries by 10% for the remainder of 2020.
•	Mr. Hamilton took actions that resulted in a reduction in his annual base salary actually paid for 2020.

The following table sets forth the base salaries for each of our NEOs that were approved for 2020, as well as the actual 2020 salaries paid to each:

	Approved 2020 Salary	Actual 2020 Salary

Robert W. Pittman	$1,500,000	$375,000

Richard Bressler	$1,500,000	$1,275,000

Paul McNicol	$625,000	$583,333

Michael McGuinness	$575,000	$536,667

Scott Hamilton	$425,000	$408,654

Total Fiscal 2020 Proactively Forfeited Salary	—	($1,446,346)

2021 Base Salary Adjustments

Effective January 1, 2021, Mr. McGuinness’ base salary increased to $725,000 in recognition of the expansion of his role, including as Head of Investor Relations, and additional responsibilities. Also effective January 1, 2021, Mr. McNicol stepped down from his role as the Company’s General Counsel and Secretary. His annual base salary decreased to $500,000 in connection with his new role as Executive Vice President providing counsel to the Company’s senior management.

Short-Term Cash Incentives

2020 Annual Incentive Plan

In early 2020, the Compensation Committee approved the 2020 Annual Incentive Plan with emphasis on pay-for-performance, value creation for stockholders, and best practices in pursuing the Company’s strategic and operational objectives. Under the 2020 Annual Incentive Plan, executives were eligible to earn a cash incentive based on the achievement of corporate financial goals (specifically, Adjusted EBITDA and Free Cash Flow metrics), as well as measurable strategic objectives specific to each senior executive (other than Messrs. Pittman and Bressler).

As part of positioning the Company’s overall cost structure for the economic uncertainties caused by the COVID-19 pandemic, the Company, in consultation with the Compensation Committee, made the decision to eliminate the accrual for the 2020 Annual Incentive Plan. As a result, none of the NEOs received an annual incentive award for 2020. See Management and Compensation Committee Response to COVID-19.

2021 Annual Incentive Plan

In early 2021, the Compensation Committee approved the 2021 Annual Incentive Plan; the corporate financial goals and the weighting of each is the same as the 2020 Annual Incentive Plan in order to incentivize our NEOs to drive operating performance that is aligned with stockholder value creation. The Annual Incentive Plan is an important part of our compensation philosophy that emphasizes pay for performance by aligning compensation with financial and operational achievements.

Effective January 1, 2021, Mr. McGuinness’ Annual Incentive Plan target increased to 110% of his annual base salary in recognition of the expansion of his role and additional responsibilities. Also effective January 1, 2021, Mr. McNicol’s Annual Incentive Plan target was eliminated in connection with his new role as Executive Vice President; his bonus opportunity for 2021 is at the discretion of the CEO.

Long-Term Incentive Compensation

Equity grants help to align executive interests with those of our stockholders. The Compensation Committee considers Company performance, individual performance, long-term potential and market practice when determining the value and type of equity. These awards provide incentives to create and sustain long-term growth in stockholder value.

On August 14, 2020, the Compensation Committee approved a grant of Stock Options to all of the NEOs and a grant of Performance RSUs to Messrs. Pittman, Bressler, McNicol and McGuinness under the Company’s 2019 Equity Incentive Plan (the “Equity Plan”). These awards represented the first grant of performance-based long-term incentives made to the NEOs since the Company’s emergence from bankruptcy and are a “pull forward” of our anticipated 2021 annual equity awards. The awards, including the shorter performance period, were designed to incentivize the NEOs to accelerate achievement of key strategic priorities in 2020 and 2021, including the realization of critical operational (cost savings) improvements that became imperative in a softer revenue environment, in order to best position the Company’s overall cost structure both for a future return to normalized revenue generation and for sustained margin expansion in future years. In addition, these Performance RSUs incorporated ESG and Diversity metrics, reflecting the commitment of our Board and senior management to advancing social responsibility, sustainability, diversity and inclusion, both in our workforce and in our creation of content. We do not expect to award additional equity grants to our current NEOs until 2022, and we expect the design of any future awards to support our compensation philosophy of rewarding exceptional performance, driving significant value creation for our stockholders, and ensuring best practices and sound governance.

In determining the size of the August 2020 equity grants, the Compensation Committee determined that a significant portion of the award value for our most senior executives should be tied to objective performance goals in order to align with prevailing market practices and incentivize achieving our critical strategic objectives. As a result, the 2020 grant values for Messrs. Pittman, Bressler, McNicol and McGuinness are weighted at least 50% on Performance RSUs. The following table summarizes key characteristics of these awards.

	Stock Options (Options)	Performance Restricted Stock Units (Performance RSUs)

Objective	Reward long-term stockholder value creation Emphasize long-term view	Promote executive retention Reward achievement of specific cost savings and strategic objectives

Vesting Time Horizon	4 year (ratable vesting)	18 months

Performance Metrics	Value realized only upon stock price appreciation	Cost savings, Diversity and Environmental, Social and Corporate Governance (ESG)

2020 Grants

The following table sets forth the number of Stock Options and Performance RSUs granted to our NEOs on August 14, 2020, as well as the aggregate grant date fair value:

	Stock Options Granted	Stock Options Grant Date Fair Value	Performance RSUs Granted	Performance RSUs Grant Date Fair Value	Aggregate Grant Date Fair Value

Robert W. Pittman	461,500	$2,187,510	248,500	$2,231,530	$4,419,040

Richard J. Bressler	461,500	$2,187,510	248,500	$2,231,530	$4,419,040

Paul McNicol	27,500	$130,350	22,500	$202,050	$332,400

Michael McGuinness	15,600	$73,944	36,400	$326,872	$400,816

Scott D. Hamilton	5,000	$23,700	0	$0	$23,700

Stock Options

Stock options to purchase shares of the Company’s common stock granted pursuant to the Equity Plan (an “Option” or “Stock Option”) were awarded to our NEOs to ensure that a significant portion of executive pay is directly linked to stock price appreciation and long-term stockholder value creation, as the recipient recognizes value only to the extent that the share price on the exercise date exceeds the grant date exercise price. The 2020 Stock Options vest 25% per year over four years.

Performance RSUs

The Performance RSUs were primarily designed to incentivize achievement of key strategic priorities in 2020 and 2021, in particular, the realization of critical operational (cost savings) improvements and the achievement of specific diversity or ESG achievements.

In designing and approving the Performance RSUs, the Committee’s key considerations included the following:

•

The critical contribution of strategic cost savings, particularly in a softer revenue environment, to driving significant value creation for stockholders both short-term (through increased financial resiliency) and long-term (through structural improvements to profit margins);

•

The importance of creating focused incentives for our NEOs to successfully execute against previously-announced substantial cost savings targets near-term (rather than over an elongated period) in order to best position the Company’s overall cost structure both for a future return to normalized revenue generation and for sustained margin expansion in future years; and

•

The benefits to the Company and stockholders of granting the Performance RSUs in August 2020 (rather than waiting until 2021 to set incentive structures within the Company’s normal annual equity award cycle) in order to drive accelerated progress in achieving the targeted strategic cost savings.

The Performance RSUs were tied to three categories of performance goals:

	Metrics	Weighting

Cost Savings RSUs	The Cost-Savings RSUs become “Earned Performance RSUs” based on the Company’s achievement of certain operating expense and modernization savings goals for 2020 and 2021. See below for details.	80%

Diversity RSUs

Diversity RSUs are based on the Company’s achievement of the following three goals:

(1)  Distribution of Black Information Network programming on a 24/7 basis on at least 20 iHeartRadio radio stations;

(2)  Build out of Black Information Network capabilities in at least 10 of the 20 affiliated stations to provide full Black Information Network local news coverage and reporting; and

(3)  50% of the new podcast shows launched after July 1, 2020 are produced and/or hosted by women and/or minority creators.

If the Committee determines that all three goals have been achieved during the one-year period following the grant date, then 100% of the Diversity RSUs will become Earned Performance RSUs. If at least two goals have been achieved, then up to 90% of the Diversity RSUs will become Earned Performance RSUs. If fewer than two goals have been achieved, then no Diversity RSUs will become Earned Performance RSUs.

		10%

ESG RSUs

ESG RSUs are based on the Company demonstrating significant and tangible progress on the following three goals during the performance period:

(1)  Diversity in radio programming (diversity in on-air and programming talent);

(2)  Employee diversity training; and

(3)  Environmental awareness.

If the Committee determines that all three goals have been achieved during the one-year period following the grant date, then 100% of the ESG RSUs will become Earned Performance RSUs. If at least two goals have been achieved, then up to 90% of the ESG RSUs will become Earned Performance RSUs. If fewer than two goals have been achieved, then no ESG RSUs will become Earned Performance RSUs.

		10%

Cost Savings RSUs

The Cost Savings RSUs are composed of three tranches, as shown in the following table:

Type of Cost Savings RSUs	Eligible Number of Cost Savings RSUs	Performance Period

Operating Expense Savings	50%	2020 calendar year

Modernization Savings	25%	2020 calendar year

Run Rate Modernization Savings	25%	2021 calendar year

The Cost Savings RSUs are eligible to become Earned Performance RSUs on the achievement of the applicable performance goals at the Threshold, Target and Maximum levels, as follows:

	Operating Expense Savings	Modernization Savings	Run Rate Modernization Savings	Earning Percentage of Eligible Number of Cost Savings RSUs(1)

Threshold	< $180,000,000	< $45,000,000	< $ 90,000,000	0%

Target	$190,000,000	$47,500,000	$ 95,000,000	50%

Maximum	≥ $200,000,000	≥ $50,000,000	≥ $100,000,000	100%

(1)	Determined on a straight-line interpolation basis.

Vesting

The Earned Performance RSUs will vest on the 18-month anniversary of the grant date, subject to continued employment through the vesting date. Vesting of the Performance RSUs will cease upon an executive’s termination of employment, and any Performance RSUs that are unvested as of the termination date will be forfeited. However, upon an executive’s termination of employment by the Company without cause, by an executive for good reason or due to an executive’s death or disability, then (i) if the termination occurs during an ongoing performance period, 100% of the Performance RSUs with respect to such performance period will vest, and (ii) if the termination occurs after a performance period has ended, 100% of the Earned Performance RSUs with respect to such performance period will vest.

If a change in control of the Company occurs during an ongoing performance period, then 100% of the Performance RSUs with respect to such performance period will vest immediately prior to the change in control. If a change in control of the Company occurs after a performance period has ended, then 100% of the Earned Performance RSUs with respect to such performance period will vest immediately prior to the change in control.

2020 Goal Achievement

The Cost Savings RSU tranches based on achievement of the Operating Expense Savings and Modernization Savings performance goals, both measured as of December 31, 2020, were earned in full, with the Company achieving $200 million of Operating Expense Savings and $50 million of Modernization Savings, and will become Earned Performance RSUs that vest on the 18-month anniversary of the grant date, subject to continued employment. Both the Operating Expense Savings and Modernization Savings performance goals were exceeded, so the Maximum level of eligible Cost Savings RSUs was earned at 100%.

2021 Equity Plan

At our Annual Meeting, we will request approval of a new equity plan as further described in Proposal 4. However, as previously discussed, we do not anticipate making equity grants to the current NEOs under this new plan until calendar year 2022.

Benefits and Perquisites

Each of the NEOs is entitled to participate in all employee benefit and retirement plans, as well as all group health, hospitalization, disability and other insurance and employee welfare benefit plans in which other similarly situated employees may participate. We also provide certain other perquisites to the NEOs. There were no new or additional benefits and perquisites for any of our NEOs in 2020.

Specifically, from time to time, certain of our named executive officers use an aircraft for personal air travel, pursuant to the Company’s Aircraft Policy. In addition, iHeartMedia agreed to make an aircraft available to Mr. Pittman for his business and personal use and currently leases an airplane for Mr. Pittman’s use, as described in “Certain Relationships and Related Party Transactions.” iHeartMedia also makes a car and driver available for Mr. Pittman and Mr. Bressler’s use in and around the New York area, as well as anywhere else on Company business. These perquisites are imputed into the NEO’s income.

iHeartMedia’s Compensation Committee believes that the above benefits and perquisites, although a relatively small portion of the NEOs’ total compensation, provide a more tangible incentive than an equivalent amount of cash compensation. For further discussion of these benefits and perquisites, including the methodology for computing their costs, please refer to the Summary Compensation Table included in this proxy statement, as well as the All Other Compensation table included in footnote (d) to the Summary Compensation Table.

In the future, we may provide different and/or additional compensation components, benefits and/or perquisites to our NEOs to ensure that we provide a balanced and comprehensive compensation structure. We believe that it is important to maintain flexibility to adapt our compensation structure to properly attract, motivate and retain the top executive talent for which we compete. All future practices regarding compensation components, benefits and/or perquisites will be subject to periodic review by the Compensation Committee.

Severance Arrangements

Pursuant to their respective employment agreements, each of our NEOs is entitled to certain payments and benefits in certain termination situations or upon a change in control. We believe that our severance arrangements facilitate an orderly transition in the event of changes in management. For further discussion of severance payments and benefits, see “Executive Compensation—Summary of Potential Payments and Benefits—Termination and Change in Control Events” set forth below in this proxy statement.

In June 2020, we amended the employment agreements with Messrs. Pittman and Bressler to eliminate the Internal Revenue Code (the “Code”) Section 280G “golden parachute” tax gross-up provisions that were included in their original employment agreements for the benefit of the Company and its stockholders.

Other Matters

Tax and Accounting Considerations

Accounting Standards Codification (“ASC”) Topic 718 requires us to calculate the grant date “fair value” of our stock-based awards using a variety of assumptions. ASC Topic 718 also requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of Stock Options, restricted stock, RSUs and performance units under our equity incentive award plans will be accounted for under ASC Topic 718. We have elected to account for forfeitures of awards as they occur. The Compensation Committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align the accounting expense of our equity awards with our overall executive compensation philosophy and objectives.

Responsible Equity Grant Practices

Our equity grant practices ensure all grants are made on fixed grant dates and at exercise prices or grant prices equal to the fair market value of our Common Stock on such dates. Equity grants are awarded under our stockholder approved plans and we do not backdate, reprice or grant equity awards retroactively. Our stockholder approved equity plans prohibit repricing of awards or exchanges of underwater options for cash or other securities without stockholder approval.

Securities Trading Policy

Our Board has adopted an Insider Trading Compliance Policy, which applies to all of our directors, executive officers, employees, consultants and contractors. The policy prohibits those covered by the policy from engaging in transactions in publicly traded options related to the Company’s equity securities, such as puts or calls, or engaging in transactions involving any other financial instruments, such as forward contracts, equity swaps, collars or exchange funds, that are designed to hedge or offset any decrease in the market value of the Company’s equity securities.

Clawback Policy

We believe in maintaining best practices for our executive compensation program, and as part of that our Board has adopted a “clawback” policy with respect to excess incentive-based cash and equity compensation in connection with a financial restatement, regardless of whether fraud or misconduct was involved in the financial restatement. If any of the payments would have been lower if determined using the restated results, the Board will, in its discretion and to the extent permitted by law, seek to recoup from the executive officers up to the excess value or benefit of the prior payments made to those executive officers.

Stock Ownership Guidelines and Broad-Based Stock Ownership

The Board adopted stock ownership guidelines for our non-employee directors effective July 17, 2019. The purpose of the stock ownership guidelines is to align the interests of non-employee directors with the long-term interests of stockholders, and further promote our commitment to sound corporate governance. The guidelines require each non-employee director to hold an investment position in iHeartMedia’s Class A common stock with an aggregate market value of at least $500,000. Each non-employee director is expected to satisfy the applicable ownership requirement within three years after his or her appointment to the Board.

The types of ownership arrangements counted towards the guidelines are: shares of iHeartMedia’s Class A common stock, whether held individually, jointly, or in trust with or for the benefit of an immediate family member, or shares held by a corporate entity in which the individual holds voting or disposal power over such shares.

The Compensation Committee also adopted stock ownership guidelines covering our executive officers, including our NEOs. We believe that linking a significant portion of an officer’s current and potential future net worth to iHeartMedia’s success, as reflected in our share price, helps to ensure that officers have a stake similar to that of our stockholders. Stock ownership guidelines also encourage long-term management of iHeartMedia for the benefit of its stockholders.

These guidelines require the covered officers to own an amount of iHeartMedia’s Class A common stock with an aggregate market value equal to a specified multiple of their base salary. Each officer is expected to satisfy the applicable ownership requirement generally within five years after first becoming subject to the guidelines. The table below reflects the current ownership guidelines:

Position	Multiple of Base Salary

Chief Executive Officer and President	6x

Named Executive Officers other than the Chief Accounting Officer	2x

Chief Accounting Officer	1x

The types of ownership arrangements counted towards the guidelines are: shares of iHeartMedia’s Class A common stock, whether held individually, jointly, or in trust with or for the benefit of an immediate family member, shares held by a corporate entity in which the individual holds voting or disposal power over such shares, or unvested restricted stock unit awards.

Policy on Hedging and Pledging Company Equity Securities

As mentioned earlier in this proxy statement, we prohibit all directors and executive officers from hedging our securities; directors and executive officers are also prohibited from pledging our securities, unless such pledge is specifically pre-approved by the Company’s General Counsel.

COMPENSATION COMMITTEE REPORT

The information contained in this Report of the Compensation Committee shall not be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically incorporate this information by reference).

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis and, based on such review and discussions, recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

THE COMPENSATION COMMITTEE

Gary Barber (Chair)

Sean Mahoney

Kamakshi Sivaramakrishnan

EXECUTIVE COMPENSATION TABLES

The following section, and the tables that appear herein, sets forth information with respect to total compensation for the year ended December 31, 2020, and, with respect to the Summary Compensation Table below, the fiscal years ended December 31, 2020, 2019 and 2018 for our 2020 NEOs.

Summary Compensation Table

The Summary Compensation Table below provides compensation information for the years ended December 31, 2020, 2019 and 2018 for our NEOs.

Name and Principal Position	Year	Salary (a)	Bonus (b)	Stock Awards (c)	Option Awards (c)	Non-Equity Incentive Plan Compen- sation	All Other Compen- sation (d)	Total

Robert W. Pittman	2020	$375,000	—	$2,231,530	$2,187,510	—	$522,600	$5,316,640

Chairman and Chief Executive Officer (PEO)	2019	$1,400,000	—	$7,964,468	$7,634,962	$5,339,726	$529,264	$22,868,420
	2018	$1,200,000	$2,325,000	—	—	$8,718,535	$839,071	$13,082,606

Richard J. Bressler	2020	$1,275,000	—	$2,231,530	$2,187,510	—	$6,507	$5,700,547

President, Chief Operating Officer and Chief Financial Officer (PFO)	2019	$1,400,000	—	$7,964,468	$7,634,962	$4,024,658	$27,555	$21,051,643
	2018	$1,200,000	$1,325,000	—	—	$5,398,735	$95,730	$8,019,465

Paul M. McNicol(e)	2020	$583,333	—	$202,050	$130,350	—	$40,976	$956,709

Executive Vice President, General Counsel and Secretary	2019	$580,000	—	$561,000	$268,895	$435,462	$54,099	$1,899,456

Michael B. McGuinness	2020	$536,667	$0	$326,872	$73,944	—	$5,000	$942,483

Executive Vice President, Finance and Deputy Chief Financial Officer	2019	$184,479	$135,000	$278,600	$154,020	$185,890	—	$937,989

Scott D. Hamilton	2020	$408,654	—	—	$23,700	—	$443	$432,797

Senior Vice President, Chief Accounting Officer and Assistant Secretary	2019	$425,000	—	$165,000	$52,725	$297,500	$5,000	$945,225

(a)	The amounts shown for 2020 reflect actual base salary paid in 2020 after proactive, voluntary reductions.
(b)	As part of the Company’s cost saving initiatives, the accrual for the 2020 Annual Incentive Plan was eliminated. As a result, none of the NEOs received an annual incentive award for 2020.
(c)

The amounts shown for 2020 represent the full grant date fair value of Performance RSUs and Stock Options awarded to the executive by iHeartMedia in 2020, computed in accordance with the requirements of ASC Topic 718, but excluding any impact of estimated forfeiture rates as required by SEC regulations. We provide information regarding the assumptions used to calculate the value of all Option and RSU awards made to executives in Note 12 to the consolidated financial statements contained in our Annual Report on Form 10-K, filed on February 25, 2021.

(d)	As described in the chart below, for 2020 the All Other Compensation column reflects:
●	amounts we contributed under our 401(k) plan as matching contributions for the benefit of the named executive officers;
●	the value of personal use of an aircraft by Messrs. Pittman and Bressler;
●	the amount paid for private medical insurance for Mr. McNicol; and
●	amounts reimbursed for car service expenses incurred by Messrs. Pittman and Bressler.

	Robert W. Pittman	Richard J. Bressler	Paul M. McNicol	Michael B. McGuinness	Scott D. Hamilton

Plan contributions (or payment in lieu thereof)	$5,000	$5,000	—	$5,000	$443

Aircraft usage	$496,730	—	—	—	—

Private medical insurance	—	—	$40,976	—	—

Car service	$20,870	$1,507	—	—	—

TOTAL	$522,600	$6,507	$40,976	$5,000	$443

Except as described below with respect to aircraft usage, the value of all benefits included in the All Other Compensation column is based on iHeartMedia’s actual costs.

The value of personal aircraft usage reported above is based on iHeartMedia’s direct variable operating costs. This methodology calculates an average variable cost per hour of flight. iHeartMedia applies the same methodology to aircrafts that are covered by contracts with an outside aircraft management company under which iHeartMedia reimburses the aircraft management company for costs that would otherwise be incurred directly by iHeartMedia (including crew salaries, insurance, fuel and hangar rent) and pays them a monthly management fee for the oversight and administrative services that would otherwise have to be provided by iHeartMedia. On certain occasions, an executive’s spouse or other family members and guests may accompany the executive on a flight and the additional direct operating cost incurred in such situations is included under the foregoing methodology.

(e)	Mr. McNicol stepped down from his role as General Counsel effective January 1, 2021. He remains with the Company as Executive Vice President.

Grants of Plan-Based Awards—Fiscal Year 2020

The following table shows all plan-based awards which the Company granted to the NEOs during 2020.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/ Sh)	Grant Date Fair Value of Stock and Option Awards(a)
		Threshold	Target	Maximum

Robert W. Pittman	N/A(b)	$1,190,000	$3,400,000	$6,800,000
	08/14/2020					461,500	$8.98	$2,187,510

	08/14/2020(c)				248,500			$2,231,530

Richard J. Bressler	N/A(b)	$1,190,000	$3,400,000	$6,800,000
	08/14/2020					461,500	$8.98	$2,187,510

	08/14/2020(c)				248,500			$2,231,530

Paul M. McNicol	N/A(b)	$164,063	$468,750	$937,500

	08/14/2020					27,500	$8.98	$130,350

	08/14/2020(d)				22,500			$202,050

Michael B. McGuinness	N/A(b)	$201,250	$575,000	$1,150,000
	08/14/2020					15,600	$8.98	$73,944

	08/14/2020(e)				36,400			$326,872

Scott D. Hamilton	N/A	$104,125	$297,500	$595,000

	08/14/2020(f)					5,000	$8.98	$23,700

(a)

The amounts in the table reflect the full grant date fair value of time-vesting option and Performance RSU awards computed in accordance with the requirements of ASC Topic 718 but excluding any impact of estimated forfeiture rates as required by SEC regulations. We provide information regarding the assumptions used to calculate the value of all option and RSU awards made to executives in Note 12 to the consolidated financial statements contained in our Annual Report on Form 10-K, filed on February 25, 2021.

(b)

Represents threshold, target and maximum annual bonus opportunities for the applicable executive. As described in “Compensation Discussion and Analysis-Elements of the Executive Compensation Program-2020 Annual Incentive Plan”, as part of the Company’s cost saving initiatives, the accrual for the 2020 Annual Incentive Plan was eliminated. As a result, none of the NEOs received an annual incentive award for 2020.

(c)

On August 14, 2020, each of Messrs. Pittman and Bressler received a grant of 248,500 Performance RSUs and an option to purchase to purchase 461,500 shares of iHeartMedia’s Class A common stock. Performance RSUs will vest 18 months after the grant date, subject to achievement of applicable performance goals; the options will vest and become exercisable as to 25% of the shares on each of the first four anniversaries of the grant date.

(d)

On August 14, 2020, Mr. McNicol received a grant of 22,500 Performance RSUs and an option to purchase 27,500 shares of iHeartMedia’s Class A common stock. Performance RSUs will vest 18 months after the grant date, subject to performance goal achievement; the option will vest and become exercisable as to 25% of the shares on each of the first four anniversaries of the grant date.

(e)

On August 14, 2020, Mr. McGuinness received a grant of 36,400 Performance RSUs and an option to purchase 15,600 shares of iHeartMedia’s Class A common stock. Performance RSUs will vest 18 months after the grant date, subject to performance goal achievement; the option will vest as to 25% of the shares on each of the first four anniversaries of the grant date.

(f)

On August 14, 2020, Mr. Hamilton received an option to purchase 5,000 shares of iHeartMedia’s Class A common stock. The option will vest and become exercisable as to 25% of the shares on each of the first four anniversaries of the grant date.

For further discussion of the equity awards, see “Compensation Discussion and Analysis—Elements of the Executive Compensation Program—Long-Term Incentive Compensation.”

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Cash and Stock Incentive Plans

As discussed above, for 2020, iHeartMedia provided equity awards to Messrs. Pittman, Bressler, McNicol and Hamilton under the 2019 Equity Incentive Plan. See “Compensation Discussion and Analysis—Elements of the Executive Compensation Program—Long-Term Incentive Compensation” for a more detailed description of the 2020 grant of awards to the named executive officers thereunder.

Employment Agreements with the Named Executive Officers

Certain elements of the compensation of the named executive officers are determined based on their respective employment agreements. Other than with respect to Mr. McGuinness, the employment agreements were entered into prior to our Chapter 11 process; and the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) approved amendments to the agreements with Messrs. Pittman and Bressler in connection with our Emergence.

On June 4, 2020, we entered into employment agreement amendments with each of Messrs. Pittman and Bressler, pursuant to which we eliminated the Code Section 280G “golden parachute” tax gross-up provisions that were contained in the Messrs. Pittman’s and Bressler’s original employment agreements.

The descriptions of the employment agreements set forth below do not purport to be complete and are qualified in their entirety by the employment agreements. For further discussion of the amounts of salary and bonus and other forms of compensation, see “Compensation Discussion and Analysis” above. Each of the employment agreements discussed below provides for severance and change in control payments as more fully described under “—Potential Post Employment Payments” in this proxy statement, which descriptions are incorporated herein by reference.

Robert W. Pittman

We are a party to an employment agreement with Mr. Pittman, which we amended in connection with the Emergence and further in June 2020 (collectively, the “Pittman Agreement”). Under the Pittman Agreement, Mr. Pittman serves as Chairman of the Board of iHeartMedia, in addition to his continued service as Chief Executive Officer of iHeartMedia, for an extended term commencing on the effective date of the Emergence and ending on the fourth anniversary of such date, with automatic 12-month extensions thereafter unless either party gives prior notice electing not to extend the agreement.

Pursuant to the Pittman Agreement, Mr. Pittman’s minimum base salary is $1,500,000 per year (although, as described above, he proactively decided to forego a portion of his base salary for 2020). His base salary may be increased at the discretion of iHeartMedia’s Board or its Compensation Committee. For 2020, Mr. Pittman also had the opportunity to earn an annual performance bonus for the achievement of OIBDAN (which is calculated pursuant to the same formula as Adjusted EBITDA) performance goals established annually by iHeartMedia’s Board or its Compensation Committee after consultation with Mr. Pittman. Under the Pittman Agreement, Mr. Pittman’s target annual performance bonus is $3,400,000 (although, as described above, Mr. Pittman did not receive a bonus for 2020). In 2021, we amended Mr. Pittman’s employment agreement to provide that the annual performance bonus will be paid based on achievement of performance goals established by the Compensation Committee in good faith consultation with Mr. Pittman.

Mr. Pittman is entitled to participate in all pension, profit sharing and other retirement plans, all incentive compensation plans, all group health, hospitalization and disability or other insurance plans, paid vacation, sick leave and other employee welfare benefit plans in which other similarly situated employees of iHeartMedia may participate. In addition, during the term of his employment, iHeartMedia will make an aircraft available to Mr. Pittman for his business and personal use and will pay all costs associated with the provision of the aircraft. iHeartMedia also will make a car and driver available for Mr. Pittman’s business and personal use in and around the New York area as well as anywhere else on company business.

Under the Pittman Agreement, Mr. Pittman is required to comply with typical confidentiality, non-competition and non-solicitation covenants. In addition, iHeartMedia agreed to defend and indemnify Mr. Pittman for acts committed in the course and scope of his employment.

Richard J. Bressler

We are a party to an employment agreement with Mr. Bressler, which we amended in connection with the Emergence and further in June 2020 (collectively, the “Bressler Agreement”). The Bressler Agreement provides for Mr. Bressler’s continued employment for an extended term commencing on the date of effectiveness of the Emergence and ending on the fourth anniversary of such date, with automatic 12-month extensions thereafter unless either party gives prior notice electing not to extend the agreement.

Pursuant to the Bressler Agreement, Mr. Bressler’s minimum base salary is $1,500,000 per year, subject to further increase at the discretion of the Board or the Compensation Committee (although, as described above, he proactively decided to forego a portion of his base salary for 2020). For 2020, Mr. Bressler also had the opportunity to earn an annual performance bonus for the achievement of OIBDAN (which is calculated pursuant to the same formula as Adjusted EBITDA) performance goals established annually by iHeartMedia’s Board or its Compensation Committee after consultation with Mr. Bressler. The annual target performance bonus that may be earned when all of Mr. Bressler’s performance objectives are achieved will be not less than $3,400,000 (although, as described above, Mr. Bressler did not receive a bonus for 2020). In 2021, we amended Mr. Bressler’s employment agreement to provide that the annual performance bonus will be paid based on achievement of performance goals established by the Compensation Committee in good faith consultation with Mr. Bressler.

Mr. Bressler also is entitled to participate in all pension, profit sharing and other retirement plans, all incentive compensation plans, all group health, hospitalization and disability or other insurance plans, paid vacation, sick leave and other employee welfare benefit plans in which other similarly situated employees of iHeartMedia may participate. During the term of the Bressler Agreement, iHeartMedia will make a car service available for Mr. Bressler’s business use.

Under the Bressler Agreement, Mr. Bressler is required to comply with typical confidentiality, non-competition and non-solicitation covenants. In addition, iHeartMedia agreed to defend and indemnify Mr. Bressler for acts committed in the course and scope of his employment.

Paul M. McNicol

In 2020, we were party to an employment agreement with Mr. McNicol pursuant to which he served as Executive Vice President, General Counsel and Secretary of iHeartMedia Management Services, Inc. (“iHMMS”) through December 31, 2020. Under the agreement, Mr. McNicol received an annual base salary of $625,000 (although, as described above, he proactively decided to forego a portion of his base salary for 2020), incentive awards and other benefits and perquisites. Mr. McNicol’s 2020 target performance bonus was 75% of his annual base salary (although, as described above, Mr. McNicol did not receive a bonus for 2020).

On December 22, 2020, Mr. McNicol informed the Company that he would step down from his role as General Counsel effective January 1, 2021. McNicol remains with the Company as Executive Vice President.

In connection with this change, Mr. McNicol and the Company entered into a second amendment, dated December 22, 2020 (the “Amended Employment Agreement”) to his employment agreement to extend Mr. McNicol’s term of employment through December 31, 2021, with an option, at the Company’s election, to extend to December 31, 2022. For the term of the Amended Employment Agreement, Mr. McNicol will receive an annual salary of $500,000 and will be eligible for a bonus at the discretion of the Company’s Chief Executive Officer. If the Company chooses not to exercise its option to extend the Amended Employment Agreement to December 31, 2022, such event will qualify as a Qualifying Termination (as defined in his original employment agreement).

Mr. McNicol is entitled to participate in all employee benefit plans and perquisites in which other similarly situated employees may participate. In addition, Mr. McNicol is entitled to book company-provided accommodations in New York City up to two nights a week and fly business class during any business-related travel exceeding three hours.

Pursuant to the Amended Employment Agreement, Mr. McNicol is required to comply with typical confidentiality, non-competition and non-solicitation covenants. iHeartMedia agreed to defend and indemnify Mr. McNicol for acts committed in the course and scope of his employment.

Michael B. McGuinness

Effective September 5, 2019, Michael B. McGuinness entered into an employment agreement with iHMMS providing for his employment as Executive Vice President – Finance and Deputy Chief Financial Officer for an initial term of four years, with automatic two-year extensions thereafter unless either party gives prior written notice of non-renewal as permitted in the employment agreement (“Original McGuinness Employment Agreement”). Pursuant to the McGuinness Agreement, Mr. McGuinness is entitled to receive a base salary at a rate of $575,000 per year (although, as described above, he proactively decided to forego a portion of his base salary for 2020) and will be eligible to earn an annual performance bonus based on the achievement of financial and performance criteria established by iHMMS and approved in the annual budget, with a target bonus opportunity of 100% of his base salary (although, as described above, Mr. McGuinness did not receive a bonus for 2020). The McGuinness Agreement also entitles Mr. McGuinness to participate in all employee welfare benefit plans in which other similarly situated employees of iHMMS may participate.

Additionally, pursuant to the McGuinness Agreement, on September 5, 2019 Mr. McGuinness received a one-time long term incentive grant of 20,000 RSUs and 30,000 options. Under the McGuinness Agreement, Mr. McGuinness is required to comply with typical confidentiality, non-competition and non-solicitation covenants.

iHMMS may elect at any point during the employment term other than the applicable notice of non-renewal period to change Mr. McGuinness to consulting status for a twelve-month period. If Mr. McGuinness is placed in a consulting status, he will be entitled to continued payment of his base salary and any earned but unpaid annual bonus with respect to the prior year, as well as be eligible to receive a pro-rata bonus, calculated based upon performance as of the date on which Mr. McGuinness is placed in a consulting status as related to overall performance at the end of such calendar year.

Effective January 1, 2021, iHMMS entered into an amendment to Mr. McGuinness’s 2019 employment agreement (the “McGuinness First Amendment,” and together with the Original McGuinness Employment Agreement, the “McGuinness Agreement”), to extend the term of the McGuinness Agreement through December 31, 2024. The McGuinness First Amendment also amends the notice of non-renewal period to be the period between June 1st and July 1st prior to the end of the then applicable employment period, increases Mr. McGuinness’s annual base salary to $725,000 and increases his target annual bonus to 110% of his annual base salary.

Scott D. Hamilton

Effective May 1, 2014, one of our subsidiaries, iHMMS, entered into an employment agreement with Mr. Hamilton providing for his service as Senior Vice President, Chief Accounting Officer and Assistant Secretary, and as was subsequently amended May 1, 2017 (the “Hamilton Agreement”). The Hamilton Agreement provides for an employment term through April 30, 2020 and thereafter provides for automatic two-year extensions, unless either iHMMS or Mr. Hamilton gives prior notice electing not to extend the agreement. Pursuant to the Hamilton Agreement, Mr. Hamilton is entitled to receive a base salary from iHMMS at a rate no less than $425,000 per year (although, as described above, Mr. Hamilton received a reduced salary for 2020), which shall be increased at iHMMS’ discretion. Mr. Hamilton will also have the opportunity to earn an annual performance bonus based on the achievement of financial and performance criteria established by iHMMS and approved in the annual budget, with a target bonus opportunity of 70% of his base salary (although, as described above, Mr. Hamilton did not receive a bonus for 2020). The Hamilton Agreement also entitles Mr. Hamilton to participate in all employee welfare benefit plans in which other similarly situated employees of iHMMS may participate.

Under the Hamilton Agreement, Mr. Hamilton is required to comply with typical confidentiality, non-competition and non-solicitation covenants.

iHMMS may elect at any point during the employment term other than the applicable notice of non-renewal period to change Mr. Hamilton to consulting status for a twelve-month period. If Mr. Hamilton is placed in a consulting status, he will be entitled to continued payment of his base salary and any earned but unpaid annual bonus with respect to the prior year, as well as be eligible to receive a pro-rata bonus, calculated based upon performance as of the date on which Mr. Hamilton is placed in a consulting status as related to overall performance at the end of such calendar year.

Outstanding Equity Awards at 2020 Fiscal Year-End

The following table shows all outstanding equity awards held by the NEOs as of December 31, 2020:

Name	Grant Date(b)	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested of Earned Shares or Units of Stock(#)	Market Value of Shares or Units of Stock That Have Not Vested of Earned Shares or Units of Stock(a)	Equity Incentive Plan Awards: Number of Unearned Shares or Units that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Units that have not vested
Robert W. Pittman	08/14/2020		461,500	$8.98	08/14/2030
	08/14/2020					149,100	$1,935,318	99,400	$1,290,212
	05/30/2019	579,233	868,851	$19.00	05/30/2025
	05/30/2019					289,617	$3,753,436
Richard J. Bressler	08/14/2020		461,500	$8.98	08/14/2030
	08/14/2020					149,100	$1,935,318	99,400	$1,290,212
	05/30/2019	579,233	868,851	$19.00	05/30/2025
	05/30/2019					289,617	$3,753,436
Paul M. McNicol	08/14/2020		27,500	$8.98	08/14/2030
	08/14/2020					13,500	$175,230	9,000	$116,820
	05/30/2019	20,400	30,600	$19.00	05/30/2025
	05/30/2019					20,400	$264,384
Michael B. McGuinness	08/14/2020		15,600	$8.98	08/14/2030
	08/14/2020					21,840	$283,483	14,560	$188,989
	09/09/2019	12,000	18,000	$13.93	09/09/2025
	09/09/2019					12,000	$155,520
Scott D. Hamilton	08/14/2020		5,000	$8.98	08/14/2030
	05/30/2019	4,000	6,000	$19.00	05/30/2025
	05/30/2019					6,000	$77,760

(a)	For equity awards with respect to the Class A common stock of iHeartMedia, this value is based upon the closing sale price of iHeartMedia’s Class A common stock on December 31, 2020 of $12.98.
(b)	The following table describes the vesting schedule for each outstanding equity award included above.

Grant Date	Unit Type	Stock Awards Vesting Schedule

08/14/2020	PRSUs	100% will vest 18 months after the grant date, subject to performance goal achievement (additional details below)

08/14/2020	Options	25% on each of the first four anniversaries of the grant date

05/30/2019	RSUs	20% on July 22, 2019 (two days following our Direct Listing); an additional 20% will vest on each of the first four anniversaries of the grant date

05/30/2019	Options	20% on July 22, 2019 (two days following our Direct Listing); an additional 20% will vest on each of the first four anniversaries of the grant date

09/09/2019	RSUs	25% on each of the first four anniversaries of the grant date

09/09/2019	Options	20% on December 6, 2019 (90 days following the grant date); an additional 20 will vest on each of the first four anniversaries of the grant date

The Performance RSUs granted on August 14, 2020 are tied to three categories of performance goals: the Cost-Savings RSUs (80% of total Performance RSUs), the Diversity RSUs (10% of total Performance RSUs), and the ESG RSUs (10% of total Performance RSUs), each of which may be earned and become “Earned Performance RSUs” based on the achievement of the performance goals described below. The Earned Performance RSUs will vest on the 18-month anniversary of the grant date, subject to the Executive’s continued employment through the applicable vesting date.

Cost Saving RSUs. The Cost-Savings RSUs are eligible to become Earned Performance RSUs based on the Company’s achievement of certain operating expense and modernization savings goals for 2020 and 2021. Such Cost-Saving RSUs are comprised of three tranches: Operating Expense Savings RSUs (50%), Modernization Savings RSUs (25%), Run Rate Modernization Savings (25%); each tranche will vest based on achievement of threshold, target and maximum performance goals, with straight-line linear interpolation between such levels.

Diversity RSUs. The Diversity RSUs are eligible to become Earned Performance RSUs based on the Company’s achievement of the following three goals: (1) distribution of Black Information Network programming on a 24/7 basis on at least 20 iHeartRadio radio stations, (2) build out of Black Information Network capabilities in at least 10 of the 20 affiliated stations to provide full Black Information Network local news coverage and reporting, and (3) 50% of the new podcast shows launched after July 1, 2020 are produced and/or hosted by women and/or minority creators.

ESG RSUs. The ESG RSUs are eligible to become Earned Performance RSUs based on the Committee’s determination that the Company has demonstrated significant and tangible progress on the following three goals during the performance period: (1) diversity in radio programming, (2) employee diversity training, and (3) environmental awareness.

Vesting of Diversity and ESG RSUs. If the Committee determines in its sole discretion that (i) all three goals with respect to each of the Diversity or ESG RSUs have been achieved during the one-year period following the grant date, then 100% of the Diversity or ESG RSUs will become Earned Performance RSUs; (ii) at least two goals with respect to each of the Diversity or ESG RSUs have been achieved, then the Committee may certify in its sole discretion that up to 90% of the Diversity or ESG RSUs will become Earned Performance RSUs; and (iii) fewer than two goals with respect to each of the Diversity and ESG RSUs have been achieved, then no Diversity or ESG RSUs will become Earned Performance RSUs.

Effect of Termination of Employment. See “Summary of Potential Payments and Benefits—Termination and Change in Control Events” for a discussion of treatment of the Performance RSUs upon an executive’s termination or change in control of the Company.

Option Exercises and Stock Vested—Fiscal Year 2020

The following table sets forth certain information concerning stock vesting for the NEOs during the year ended December 31, 2020. None of our NEOs exercised options in 2020.

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)(a)	Value Realized on Vesting (b)
Robert W. Pittman	96,539	$839,889
Richard J. Bressler	96,539	$839,889
Paul M. McNicol	6,800	$59,160
Michael B. McGuinness	4,000	$36,960
Scott D. Hamilton	2,000	$17,400

(a)	Represents the gross number of shares acquired on vesting of iHeartMedia RSUs without taking into account any shares withheld to satisfy applicable tax obligations.
(b)

Represents the value of the vested RSUs, calculated by multiplying (1) the number of vested restricted stock units, by (2) the closing price on the vesting date or, if the vesting date is not a trading day, the previous trading day.

Summary of Potential Payments and Benefits—Termination and Change in Control Events

Overview

This section describes the benefits payable to our Named Executive Officers in two circumstances:

●	Termination of Employment

●	Change in Control

Capitalized terms not specifically defined below have the meanings given to them in the relevant employment agreement.

Robert W. Pittman

Termination by iHeartMedia without Cause, by Mr. Pittman for Good Cause, Upon Non-Renewal of the Agreement by iHeartMedia or Upon Change in Control. If iHeartMedia terminates Mr. Pittman’s employment without Cause, if Mr. Pittman terminates his employment for Good Cause or if iHeartMedia gives Mr. Pittman a notice of non-renewal, Mr. Pittman will receive a lump-sum cash payment equal to any earned but unpaid annual bonus with respect to a previous year (“Earned Prior Year Annual Bonus”). In addition, provided he signs and returns a release of claims in the time period required, iHeartMedia will: (1) pay Mr. Pittman, over a period of two years, an amount equal to two times the sum of his base salary and target bonus; (2) reimburse Mr. Pittman for all COBRA premium payments paid by Mr. Pittman for continuation of healthcare coverage during the 18-month period following the date of Mr. Pittman’s termination; and (3) pay Mr. Pittman a prorated annual bonus with respect to the days he was employed in the year that includes the termination, calculated as if he had remained employed through the normal payment date (“Prorated Annual Bonus”).

Termination due to Death or Disability. If Mr. Pittman is unable to perform his duties under the agreement on a full-time basis for more than 180 days in any 12-month period, iHeartMedia may terminate his employment. If Mr. Pittman’s employment is terminated due to death or disability, iHeartMedia will pay to Mr. Pittman or his designee or estate: (1) any Earned Prior Year Annual Bonus; and (2) a Prorated Annual Bonus. If a release of claims is signed and returned in the time period required, iHeartMedia will reimburse Mr. Pittman or his estate for all COBRA premium payments paid by Mr. Pittman or his estate for continuation of healthcare coverage during the 18-month period following Mr. Pittman’s date of termination.

Best Pay Cap. In the event a change in control occurs and an excise tax is imposed as a result of any compensatory payments made to Mr. Pittman in connection with such change in control, we will either (i) reduce the payments made to Mr. Pittman such that the excise tax will not be imposed or (ii) in certain circumstances where the compensatory payments to Mr. Pittman exceed a certain threshold, pay the entire (unreduced) payments and also pay or reimburse Mr. Pittman an amount equal to any such excise tax plus any taxes resulting from such payments.

Richard J. Bressler

Termination by iHeartMedia without Cause, by Mr. Bressler for Good Cause, Upon Non-Renewal of the Agreement by iHeartMedia or Upon Change in Control. If iHeartMedia terminates Mr. Bressler’s employment without Cause, if Mr. Bressler terminates his employment for Good Cause or if Mr. Bressler’s employment is terminated following iHeartMedia’s notice of non-renewal after the initial term of the employment agreement, iHeartMedia will pay to Mr. Bressler a lump sum amount equal to any Earned Prior Year Annual Bonus. In addition, provided he signs and returns a release of claims in the time period required, iHeartMedia will: (1) pay to Mr. Bressler, in periodic ratable installment payments twice per month over a period of 18 months following the date of termination, an aggregate amount equal to 1.5 times the sum of Mr. Bressler’s base salary and target annual bonus; (2) reimburse Mr. Bressler for all COBRA premium payments paid by Mr. Bressler for continuation of healthcare coverage during the 18-month period following the date of Mr. Bressler’s termination; and (3) pay to Mr. Bressler a Prorated Annual Bonus.

Termination due to Death or Disability. If Mr. Bressler is unable to perform his duties under the agreement on a full-time basis for more than 180 days in any 12-month period, iHeartMedia may terminate his employment. If

Mr. Bressler’s employment is terminated due to death or disability, iHeartMedia will pay to Mr. Bressler or to his designee or estate: (1) any Earned Prior Year Annual Bonus; and (2) Mr. Bressler’s Prorated Annual Bonus. If a release of claims is signed and returned in the time period required, iHeartMedia will reimburse Mr. Bressler or his estate for all COBRA premium payments paid by Mr. Bressler or his estate for continuation of healthcare coverage during the 18-month period following Mr. Bressler’s date of termination.

Best Pay Cap. In the event a change in control occurs and an excise tax is imposed as a result of any compensatory payments made to Mr. Bressler in connection with such change in control, we will either (i) reduce the payments made to Mr. Bressler such that the excise tax will not be imposed or (ii) in certain circumstances where the compensatory payments to Mr. Bressler exceed, pay the entire (unreduced) payments and also pay or reimburse Mr. Bressler an amount equal to any such excise tax plus any taxes resulting from such payments.

Paul M. McNicol

Termination by iHMMS without Cause, by Mr. McNicol for Good Cause, Upon Non-Renewal of the Agreement by iHMMS. If iHMMS terminates Mr. McNicol’s employment without Cause, if Mr. McNicol terminates his employment for Good Cause or if iHMMS gives Mr. McNicol a notice of non-renewal of the employment term, Mr. McNicol will receive a lump-sum cash payment equal to any earned but unpaid annual bonus with respect to a previous year. In addition, provided he signs and returns a release of claims in the time period required, iHMMS will: (1) pay Mr. McNicol, over a period of eighteen months, an amount equal to eighteen months of his then-current annual base salary; and (2) if his termination date is between September 1st and December 31st of any calendar year, pay Mr. McNicol his annual bonus, calculated based upon performance as of the termination date as related to overall performance at the end of the calendar year.

Termination due to Death or Disability. If Mr. McNicol is unable to perform his duties under the agreement on a full-time basis for more than 180 days in any 12-month period, iHMMS may terminate his employment by reason of disability. If Mr. McNicol’s employment is terminated due to death or disability, iHMMS will pay to Mr. McNicol or his designee or estate a lump sum cash payment equal to any earned but unpaid annual bonus with respect to a previous year.

Michael B. McGuinness

Termination by iHMMS without Cause, by Mr. McGuinness for Good Cause or Upon Non-Renewal of the Agreement by iHMMS. Mr. McGuinness’ employment agreement provides for the following payments and benefits upon termination by iHMMS without Cause, by Mr. McGuinness with Good Cause or due to the non-renewal of the agreement by iHMMS.

If iHMMS terminates Mr. McGuinness’ employment without Cause, if Mr. McGuinness terminates his employment for Good Cause or if iHMMS gives Mr. McGuinness a notice of non-renewal of the employment term, Mr. McGuinness will receive a lump-sum cash payment equal to any earned but unpaid annual bonus with respect to a previous year. In addition, provided he signs and returns a release of claims in the time period required, iHMMS will: (1) pay Mr. McGuinness, over a period of twelve months, an amount equal to twelve months of his then-current annual base salary; and (2) if his termination date is between September 1st and December 31st of any calendar year, pay Mr. McGuinness a pro rata portion of his annual bonus, calculated based upon performance as of the termination date as related to overall performance at the end of the calendar year. Mr. McGuinness’ employment agreement does not provide for payments or benefits upon a change in control.

Termination due to Death or Disability. If Mr. McGuinness is unable to perform his duties under the agreement on a full-time basis for more than 180 days in any 12-month period, iHMMS may terminate his employment by reason of disability. If Mr. McGuinness’ employment is terminated due to death or disability, iHMMS will pay to Mr. McGuinness or his designee or estate a cash payment equal to any earned but unpaid annual bonus with respect to a previous year.

Scott D. Hamilton

Termination by iHMMS without Cause or Upon Non-Renewal of the Agreement by iHMMS. Mr. Hamilton’s employment agreement provides for the following payments and benefits upon termination by iHMMS without Cause, or due to the non-renewal of the agreement by iHMMS.

If iHMMS terminates Mr. Hamilton’s employment without Cause or if Mr. Hamilton’s employment is terminated following iHMMS’ notice of non-renewal, iHMMS will pay to Mr. Hamilton: (1) provided he signs and returns a severance agreement and general release of claims, he will receive an amount equal to 12 months of his base salary, to be paid out over a period of twelve 12 months and (2) a pro rata portion of his annual bonus, calculated based upon performance as of the termination date as related to overall performance at the end of the calendar year. Calculation and payment of the bonus, if any, will be pursuant to the plan in effect during the termination year.

Termination due to Death or Disability. If Mr. Hamilton is unable to perform his duties under the agreement on a full-time basis for more than 180 days in any 12-month period, iHMMS may terminate his employment by reason of disability. If Mr. Hamilton’s employment is terminated due to death or disability, iHMMS will pay to Mr. Hamilton or his designee or estate a cash payment equal to any earned but unpaid annual bonus with respect to a previous year.

Impact of Change in Control or Termination on Equity Awards

Equity Awards Granted on August 14, 2020. Each of Messrs. Pittman, Bressler, McGuinness and McNicol was granted a number of performance-based restricted stock units under the Equity Plan.

If a Change in Control, as defined in the Equity Plan, occurs during an ongoing performance period, then 100% of the Performance RSUs with respect to such performance period will vest immediately prior to the Change in Control. If a Change in Control of the Company occurs after a performance period has ended, then 100% of the Earned Performance RSUs – those Performance RSUs for which the performance conditions have been satisfied – with respect to such performance period shall vest immediately prior to the Change in Control.

Vesting of the Performance RSUs will cease upon the executive’s termination of employment, and any Performance RSUs that are unvested as of the termination date will be forfeited. However, upon the executive’s termination of employment by the Company without “cause,” by the executive for “good reason” (as such terms are defined in the Equity Plan, and each such termination, a “Qualifying Termination”) or due to the executive’s death or disability, then (i) if the termination occurs during an ongoing performance period, then 100% of the Performance RSUs with respect to such performance period will vest, and (ii) if the termination occurs after a performance period has ended, then 100% of the Earned Performance RSUs with respect to such performance period will vest.

Equity Awards Granted on May 30, 2019 and Options granted on August 14, 2020. Messrs. Pittman, Bressler, McNicol and Hamilton were each granted an award of RSUs and Options under the Equity Plan on May 30, 2019, and each of our NEOs was granted options on August 14, 2020.

Each such award will fully accelerate and vest upon a Change in Control.

In addition, with respect to the awards granted in 2019, if the executive’s employment is terminated by us due to a Qualifying Termination, the then-unvested portion of the award will vest (w) 100% if the termination occurs within one year of the grant date; (x) 50% if the termination occurs more than one year after but up to or less than two years following the grant date; (y) 25% if the termination occurs more than two years after but up to or less than three years following the grant date; and (z) 0% if the termination occurs more than three years following the grant date.

With respect to the August 2020 options, 25% of the shares will vest upon a Qualifying Termination, and 100% of the shares will vest upon a termination of employment due to death or disability.

McGuinness Equity Awards Granted on September 9, 2019. In connection with the commencement of his employment, Mr. McGuinness was granted an award of RSUs and options under the Equity Plan on September 9, 2019.

Mr. McGuinness’ award will fully accelerate and vest upon a Change in Control. If Mr. McGuinness’ employment is terminated pursuant to a Qualifying Termination, the then-unvested portion of the award will vest (w) 100% if the termination occurs within one year of the grant date; (x) 50% if the termination occurs more than one year after but up to or less than two years following the grant date; (y) 25% if the termination occurs more than two years after but up to or less than three years following the grant date; and (z) 0% if the termination occurs more than three years following the grant date.

Summary of Potential Payments Upon Termination or Change in Control

The following table summarizes the payments that would be made to our Named Executive Officers upon the occurrence of certain qualifying terminations of employment or a change in control, in any case, occurring on December 31, 2020. Amounts shown do not include (i) accrued but unpaid base salary through the date of termination, or (ii) other benefits earned or accrued by the Named Executive Officer during his employment that are available to all salaried employees, such as accrued vacation, and assume that any successor company in a change in control assumed or substituted awards for any outstanding awards under the Equity Plan.(a)

Name	Benefit	Termination without “Cause” or Resignation for “Good Cause” or “Good Reason”	Termination due to “Disability”	Termination Due to Death	Resignation without “Good Cause” or “Good Reason”	“Change in Control” without Termination	“Change in Control” with Termination

Robert W. Pittman	Cash Payment	$9,800,000(c)	-	-	-	-	$9,800,000(c)
	Vesting of Equity Awards(d)	$5,105,144	$3,225,530	$3,225,530	-	$6,984,759	$6,984,759

	Value of Benefits(e)	$38,009	$38,009	$38,009	-	-	$38,009

	Total	$14,943,153	$3,263,539	$3,263,539	-	$6,984,759(f)	$16,822,768(f)

Richard J. Bressler	Cash Payment	$7,350,000(g)	-	-	-	-	$7,350,000(g)
	Vesting of Equity Awards(d)	$5,105,144	$3,225,530	$3,225,530	-	$6,984,759	$6,984,759

	Value of Benefits(e)	$35,409	$35,409	$35,409	-	-	$35,409

	Total	$12,490,553	$3,260,939	$3,260,939	-	$6,984,759(f)	$14,370,168(f)

Paul M. McNicol	Cash Payment	$1,406,250(h)	-	-	-	-	$1,406,250(h)
	Vesting of Equity Awards(d)	$451,946	$402,050	$402,050	-	$666,842	$666,842

	Total	$1,858,196	$402,050	$402,050	-	$666,842	$2,073,092

Michael B. McGuinness	Cash Payment	$575,000(i)	-	-	-	-	$575,000(i)
	Vesting of Equity Awards(d)	$565,952	$534,872	$534,872	-	$690,632	$690,632

	Total	$1,140,952	$534,872	$534,872	-	$690,632	$1,265,632

Scott D. Hamilton	Cash Payment	$425,000(j)	-	-	-	-	$425,000(j)
	Vesting of Equity Awards(d)	$43,940	$20,000	$20,000	-	$97,880	$97,880

	Total	$468,940	$20,000	$20,000	-	$97,880	$522,880

(a)	Amounts reflected in the table were calculated assuming the triggering event occurred on December 31, 2020.
(b)

Amounts reflected in the “Change in Control without Termination” column were calculated assuming that no termination occurred after the change in control. The values of any additional benefits to the named executive officers that would arise only if a termination were to occur after a change in control are disclosed in the footnotes to the “Change in Control with Termination” or other applicable columns.

(c)	Represents two times the sum of Mr. Pittman’s base salary at termination and annual bonus target for the year ended December 31, 2020.
(d)

Amounts reflect the value of unvested iHeartMedia equity awards on December 31, 2020 that would be subject to accelerated vesting, based upon the closing price of iHeartMedia’s Class A common stock on December 31, 2020 of $12.98 and excluding any options with an exercise price exceeding the closing price of iHeartMedia’s Class A common stock on December 31, 2020.

(e)

The values associated with the continued provision of health benefits are based on the 2020 premiums for insurance multiplied by the amount of time Messrs. Pittman and Bressler are entitled to those benefits pursuant to their respective employment agreements.

(f)

In accordance with the employment agreement terms for Messrs. Pittman and Bressler, if any payments made in connection with a change in control would otherwise be subject to an excise tax under Section 4999 of the Code by reason of the “golden parachute” rules contained in Section 280G of the Code, such payments will be reduced if and to the extent that doing so will result in net after-tax payments and benefits for the executive officer that are more favorable than the net after-tax payments and benefits payable to the executive officer in the absence of such a reduction after the imposition of the excise tax. The figures reported in this column do not reflect any such reductions as a result of Code Section 280G limits. No executive officer is entitled to any tax gross-up payment in connection with change in control payments (or otherwise).

(g)	Represents one and a half times the sum of Mr. Bressler’s base salary at termination and annual bonus target for the year ended December 31, 2020.
(h)	Represents one and a half times Mr. McNicol’s base salary at termination and a prorated performance bonus based on his target annual bonus for the year ended December 31, 2020.
(i)	Represents one times Mr. McGuinness’ base salary at termination for the year ended December 31, 2020.
(j)	Represents one times Mr. Hamilton’s base salary at termination for the year ended December 31, 2020.

CEO PAY RATIO

As required by Item 402(u) of Regulation S-K, we are providing pay ratio information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Robert W. Pittman, our Chief Executive Officer. For 2020, our last completed fiscal year:

●	The median of the annual total compensation of all employees of our company (other than our CEO), was $61,077; and

●	The annual total compensation of our CEO, as reported in the Summary Compensation Table presented elsewhere in this document was $5,317,185.

Based on this information, for 2020 the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 87 to 1.

Methodology, Assumptions and Estimates Used in Determining our Pay Ratio Disclosure

In determining the pay ratio calculation, we used the methodology, assumptions and estimates set forth below in determining the median employee.

1.	We selected December 31, 2020, which is within the last three months of 2020, as the date upon which we would identify the median employee.

2.

We determined that, as of December 31, 2020, our employee population consisted of approximately 10,200 individuals working at iHeartMedia and its consolidated subsidiaries, all of which were U.S. employees.

3.

For purposes of measuring the compensation of our employee population, we selected total cash compensation. Total cash compensation includes base salary, hourly pay, overtime, bonuses and commissions, as reported on our payroll records. We measured total cash compensation of the employees included in the calculation over the twelve-month period ended December 31, 2020.

4.

We gathered our total cash compensation information for the twelve-month period ended December 31, 2020 from payroll records of each of our business units and applied this compensation measure consistently to all of our employees included in the calculation. We annualized the total cash compensation of permanent employees hired during the year. For employees outside of the US, we applied a twelve-month average exchange rate to convert to U.S. dollars, consistent with internal methodologies. We did not make any other annualizing adjustments, and we did not make any cost-of-living adjustments in identifying the median employee.

5.

Once we identified the median employee, we identified and calculated the elements of such employee’s compensation for 2020 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $61,077. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our Summary Compensation Table included elsewhere in this document.

We believe the pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth the equity awards outstanding under the Equity Plan as of December 31, 2020:

Plan Category	Number of Shares to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted-average exercise price of outstanding options, warrants and rights(a)	Number of Shares remaining available for future issuance under equity compensation plans (excluding shares reflected in the first column) (#)

Equity compensation plans approved by security holders	-	-	-

Equity compensation plan not approved by security holders(b)	10,829,057(c)	$16.02	2,413,013

Total	10,829,057	$16.02	2,413,013

(a)

The weighted average exercise price is calculated based solely on the exercise prices of the outstanding options and does not reflect the shares that will be issued upon the vesting of outstanding RSUs, which have no exercise price.

(b)	Represents the Equity Plan.
(c)	This number includes shares subject to outstanding awards granted, of which 7,695,010 shares are subject to outstanding options and 3,134,047 shares are subject to outstanding RSUs.

Equity Plan

Effective May 1, 2019, the United States Bankruptcy Court for the Southern District of Texas (“Bankruptcy Court”) approved the establishment of the Equity Plan in connection with our Emergence.

Eligibility; Administration

The key employees, directors and other service providers of iHeartMedia and its subsidiaries are eligible to receive awards under the Equity Plan. The Equity Plan is administered by our Compensation Committee, which may delegate its duties and responsibilities to officers, directors or managers of iHeartMedia or any affiliate thereof, subject to certain limitations that may be imposed under applicable law or regulation, and excluding its authority with respect to awards to non-employee directors or officers within the meaning of Section 16 of the Exchange Act. The plan administrator has the authority to grant and set the terms of all awards under, make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the Equity Plan, subject to its express terms and conditions.

Limitation on Awards and Shares Available

The Equity Plan permits iHeartMedia to grant equity awards covering an aggregate number of shares of iHeartMedia’s Class A common stock equal to the sum of (i) 12,770,387 shares (underlying both options and RSUs) with respect to awards to key members of iHeartMedia management and service providers, which amount equaled 8% of our fully-diluted and distributed shares of Class A common stock as of May 1, 2019 (the “Management Reserve”), plus (ii) 1,596,298 shares with respect to awards to non-employee members of the Board, which amount equaled 1% of our fully-diluted and distributed shares of Class A common stock as of May 1, 2019. Shares issued under the Equity Plan may be treasury shares or authorized but unissued shares.

The Equity Plan provides that 62.5% of the Management Reserve was to be granted to certain specified key members of management and advisors in connection with the effectiveness of the Equity Plan, pursuant to the terms of the forms of options and RSU agreements that had been approved by the Bankruptcy Court. Furthermore, any future awards under the Equity Plan granted pursuant to the Management Reserve would be granted in the form of 65% options and 35% RSUs.

The following types of shares of Class A common stock will be added back to the available share limit under the Equity Plan: (i) shares subject to awards that are forfeited or cancelled, expire, are settled for cash or are otherwise terminated; (ii) shares tendered or withheld to satisfy purchase price or tax withholding obligations associated with the exercise or settlement of an award; and (iii) shares covered by stock-based awards assumed by iHeartMedia or its affiliates in connection with the acquisition of another company or business.

The sum of any cash or other compensation, and the maximum grant date fair value of awards granted to any non-employee director pursuant to the Equity Plan during any calendar year may not exceed $750,000, subject to certain exceptions contained within the Equity Plan.

Awards

The Equity Plan provides for the grant of nonqualified options and RSUs. Certain awards under the Equity Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards are to be set forth in award agreements, which detail all terms and conditions of the awards, including any applicable vesting and payment terms. Awards are generally to be settled in shares of iHeartMedia’s Class A common stock, but the plan administrator may provide for cash settlement of any award. A brief description of each award type follows:

●

Stock Options. Stock options provide for the purchase of shares of iHeartMedia’s Class A common stock in the future at an exercise price set on the grant date. The exercise price of an option may not be less than 100% of the fair market value of the underlying share on the date of grant. The term of an option may not be longer than 10 years (or six years in the case of the Emergence-related equity awards, as described above).

●

RSUs. RSUs are contractual promises to deliver shares of iHeartMedia’s Class A common stock in the future, which may also remain forfeitable unless and until specified conditions are met. Any RSUs awarded to a participant will also be granted in tandem with dividend equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of iHeartMedia’s Class A common stock, and are credited to a participant’s account during the period between the date the RSUs are granted and the date such RSUs are settled, on such terms as determined by the plan administrator, and are paid upon vesting.

Vesting

The plan administrator may determine any vesting conditions that shall apply to awards under the Equity Plan; provided that the Emergence-related equity awards will vest as set forth in the Equity Plan. In addition, any RSU Awards may be granted as performance awards, meaning that any such award will be subject to vesting and/or payment based on the attainment of specified performance goals.

Certain Transactions

In the event of certain transactions and events affecting iHeartMedia’s Class A common stock, such as stock dividends, stock splits, mergers, reorganizations, spin-offs, liquidation, and other similar corporate transactions or events, if an adjustment is determined by the Board to be reasonably appropriate in order to prevent the dilution or enlargement of the rights of participants under the Equity Plan, then the Board will make equitable adjustments to the Equity Plan and outstanding awards subject to the terms of the Equity Plan. The Board also has broad discretion to take similar action under the Equity Plan, as well as make adjustments to the terms and conditions of existing and future awards, as it may determine appropriate and equitable in other types of corporate transactions or events,

In the event of a change in control (as defined in the Equity Plan) of iHeartMedia, all outstanding awards will immediately vest in full and become exercisable, as applicable, unless otherwise specified in the relevant award agreement governing such award.

Individual award agreements may provide for additional accelerated vesting and payment provisions.

Foreign Participants; Transferability; Participant Payments

The plan administrator may determine award terms and conditions otherwise inconsistent with the Equity Plan if the plan administrator determines such terms and conditions to be necessary in order to facilitate grants of awards subject to the laws, tax policies or customs of countries outside of the United States. With limited exceptions for estate planning and the laws of descent and distribution, awards under the Equity Plan are generally non-transferable prior to vesting and are exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the Equity Plan, such obligations shall be satisfied pursuant to a net withholding of an applicable number of shares; provided, that the plan administrator may, in its discretion, accept cash or such other form of consideration as it deems suitable in satisfaction of such obligations.

Plan Amendment and Termination

The Board may amend or terminate the Equity Plan at any time; provided that no such action will amend the terms of the Management Reserve grants or have a material adverse effect on the rights of any participant with respect to such participant’s outstanding awards under the Equity Plan. No award may be granted pursuant to the Equity Plan after the tenth anniversary of the effective date of the Equity Plan.

DIRECTOR COMPENSATION

The individuals who served as members of our Board during 2020 are set forth in the table below. Robert W. Pittman and Richard J. Bressler are employees of iHeartMedia; therefore, they do not receive any additional compensation from us for their service on our Board. Mr. Pittman’s compensation for his service as iHeartMedia’s Chief Executive Officer and Mr. Bressler’s compensation for his service as iHeartMedia’s President, Chief Operating Officer and Chief Financial Officer is included in the Summary Compensation Table above.

The following describes the compensation program we maintained for our non-employee directors in 2020. On March 30, 2020, the Company announced the directors agreed to voluntarily waive their future cash compensation with respect to the remainder of 2020.

2020 Director Compensation

Directors who were not executives of iHeartMedia were eligible to receive cash director fees with respect to their service in 2020 as follows:

Board Membership	$150,000

Lead Independent Director	$50,000

Audit Committee Chair	$25,000

Audit Committee Member	$15,000

Compensation Committee Chair	$20,000

Compensation Committee Member	$10,000

N&CG Committee Chair	$10,000

N&CG Committee Member	$7,500

In addition, each non-employee director is entitled to receive an annual equity award consisting of RSUs with an aggregate value of $150,000.

In connection with our Emergence, the Board approved the election by each of Messrs. Barber, Gerstner, Mahoney, Rasulo and Ms. Sivaramakrishnan to receive their annual grants as upfront annual awards for each of 2019, 2020 and 2021. As a result, each of received awards of 23,684 restricted stock units on May 30, 2019, representing upfront annual awards for each of 2019, 2020 and 2021.

In addition, as approved by the Board, (i) each of Messrs. Barber, Gerstner, Mahoney and Rasulo elected to receive 23,684 RSUs in lieu of their $150,000 annual cash retainer for each of 2019, 2020 and 2021, with a collective value of $450,000 for each director; (ii) Ms. Sivaramakrishnan elected to receive 9,473 RSUs in lieu of 40% of her $150,000 annual cash retainer for each of 2019, 2020 and 2021, with a collective value of $180,000; and (iii) Ms. Sivaramakrishnan elected to receive 11,842 RSUs in lieu of the remaining 60% of her $150,000 annual cash retainer for 2020 and 2021, with a collective value of $270,000.

The number of RSUs subject to each grant described above was determined by dividing the applicable dollar-denominated value by a pre-determined stock price of $19.00, rather than the actual fair market value on the grant date ($16.50), and vest as follows (subject to the director’s continued service on the Board through the applicable vesting date):

●

the RSUs granted in lieu of the annual cash retainers vested one-twelfth (1/12) on July 1, 2019, and the remaining RSUs vested or will vest as to one-twelfth (1/12) on the first day of each of the following eleven subsequent quarters;

●	the RSUs representing annual upfront awards for each of 2019, 2020 and 2021 will vest (a) one-third (1/3) on the earlier of iHeartMedia’s annual meeting of stockholders in 2020 or May 30, 2020,

(b) one-third (1/3) on earlier of the date of iHeartMedia’s annual meeting of stockholders in 2021 or May 30, 2021 and (c) one-third (1/3) on the earlier of the date of iHeartMedia’s annual meeting of stockholders in 2022 or May 30, 2022.

In connection with her appointment to the Board in October 2020, Ms. Mills elected to receive 49,200 RSUs in lieu of her annual equity awards for 2020, 2021 and 2022, with a collective value of approximately $400,000 (based on our stock price on October 1, 2020). These RSUs vest: (i) as to 8/32nds of the RSUs on the earlier of May 30, 2021 and the Company’s annual meeting of stockholders in 2021; (ii) as to 12/32nds of the RSUs on the earlier of May 30, 2022 and the Company’s annual meeting of stockholders in 2022; and (iii) as to 12/32nds of the RSUs on the earlier of May 30, 2023 and the Company’s annual meeting of stockholders in 2023, subject to Ms. Mills’ continued service with the Company through the applicable vesting date.

In each case, the RSU awards will vest in full upon a change in control. If a director is removed from the Board, or iHeartMedia fails to nominate a director for re-election to the Board, in each case, for reasons other than for “cause,” or due to the director’s death or disability, the number of RSUs that would have otherwise vested on the next regularly scheduled vesting date will vest on a pro rata basis (as if the RSUs were subject to monthly vesting from the date of grant) through the date of termination of service as a director.

The following table sets forth information regarding the compensation paid to our non-employee directors for the year ended December 31, 2020.

2020 Director Compensation Table

Name	Fees Earned(b)	Stock Awards(c)(d)	Total

Gary Barber	$6,875	-	$6,875

Brad Gerstner	$6,250	-	$6,250

Sean Mahoney	$6,250	-	$6,250

Cheryl Mills(a)	$37,500	$410,328	$447,828

James A. Rasulo	$18,750	-	$18,750

Kamakshi Sivaramakrishnan	$4,375	$205,103	$209,478

(a)	Cheryl Mills was appointed to the iHeartMedia Board of Directors effective October 1, 2020.
(b)	Amounts reflect the cash retainer fees earned by our non-employee directors in 2020.
(c)

The amounts shown for the directors for 2020 represents the full grant date fair value of time-vesting RSUs awarded to them by iHeartMedia in 2020; Ms. Mill’s grant was awarded on October 22, 2020 and Ms. Sivaramakrishnan’s grant on January 10, 2020; both awards are computed in accordance with the requirements of ASC Topic 718, but excluding any impact of estimated forfeiture rates are required by SEC regulations. We provide information regarding the assumptions used to calculate the value of all RSU awards made to directors in Note 12 to the consolidated financial statements contained in our Annual Report on Form 10-K, filed on February 25, 2021.

(d)

As of December 31, 2020, Mr. Barber held a total of 27,632 outstanding RSUs, Mr. Gerstner held a total of 27,632 outstanding RSUs, Mr. Mahoney held a total of 27,632 outstanding RSUs, Mr. Rasulo held a total of 27,632 outstanding RSUs, Ms. Mills held a total of 49,200 outstanding RSUs and Ms. Sivaramakrishnan held a total of 27,632 outstanding RSUs.

Relationship of Compensation Policies and Programs to Risk Management

In consultation with the Compensation Committee, management conducted an assessment of whether our compensation policies and practices encourage excessive or inappropriate risk taking by employees, including employees other than our NEOs. The assessment analyzed the risk characteristics of our business and the design and structure of our incentive plans and policies.

Management reported its findings to the Compensation Committee, which agreed with management’s assessment that our plans and policies do not encourage excessive or inappropriate risk taking and determined such policies or practices are not reasonably likely to have a material adverse effect on our business.

Although a significant portion of our executive compensation program is performance-based, the Compensation Committee has focused on aligning our compensation principles with the long-term interests of iHeartMedia and avoiding rewards or incentive structures that could create unnecessary risks.

PROPOSAL FOUR—APPROVAL OF THE IHEARTMEDIA, INC. 2021 LONG-TERM INCENTIVE AWARD PLAN

We are seeking stockholder approval of the iHeartMedia, Inc. 2021 Long-Term Incentive Award Plan (the “2021 Plan”), which will allow our Company to grant long-term equity and cash incentive compensation to our employees, directors and consultants. The Board of Directors adopted the 2021 Plan on March 16, 2021, subject to stockholder approval. The 2021 Plan will become effective on the day of this Annual Meeting assuming approval of this proposal by our stockholders.

Background for 2021 Plan

The 2021 Plan is intended to be a successor to the iHeartMedia, Inc. 2019 Equity Incentive Plan (the “Existing Plan”).

The Bankruptcy Court approved the establishment of the Existing Plan in connection with our emergence from bankruptcy in 2019 (the “Emergence”). The Existing Plan was designed through iterative negotiations with our major creditors (who were positioned under the plan of reorganization in the bankruptcy to become the Company’s major post-Emergence stockholders), and the Bankruptcy Court approved the Existing Plan’s aggregate share pool, the portion of the pool that would be granted to Company management in connection with the Emergence and other key design features. As explained below, the Existing Plan is expected to be insufficient to provide another year’s worth of ordinary course “annual” grants (anticipated in 2022), which is due in part to the impact of certain features of the Existing Plan.

We believe our future success depends on our ability to attract, motivate, and retain high quality talent, and that the ability to continue to provide stock-based awards is critical to achieving this success as we compete for talent in an industry in which equity compensation is market practice and is expected by many existing personnel and prospective candidates. As such, in determining to approve the 2021 Plan, the Board was primarily motivated by a desire to ensure the Company has an available pool of shares from which to grant long-term equity incentive awards in future years. By maintaining a long-term incentive plan such as the 2021 Plan, the Compensation Committee will be able to design and implement compensation programs that retain our key employees, compensate those employees based on the performance of the Company and other individual performance factors, align the goals and objectives of our employees with the interests of our stockholders and promote a focus on long-term value creation.

Rather than merely seeking an amendment to increase the Existing Plan’s share reserve, the Board also sought to develop a contemporary equity plan that reflects best practices of other publicly-traded companies from a compensation and governance perspective. The 2021 Plan was structured to provide the Company with the necessary flexibility to design long-term incentive programs for our employees that align with our post-Emergence compensation philosophy, and more effectively support the strategic priorities of our organization. Some of the key best practices features are described in further detail below and include: no “liberal” share recycling for options or stock appreciation rights, a minimum one-year vesting condition that generally applies to awards granted under the 2021 Plan and payment of dividends and dividend equivalents on awards only to the extent the awards vest.

This proposal provides more detail on the key features of the 2021 Plan, as well as the rationale behind the Board’s determination of the 2021 Plan share reserve. If the 2021 Plan is approved by our stockholders, then the Existing Plan will terminate and we will not be able to grant future awards under the Existing Plan; however, the terms and conditions of the Existing Plan will continue to govern any outstanding awards thereunder. If our stockholders do not approve the 2021 Plan, then the 2021 Plan will not become effective and the Existing Plan will not terminate. Stockholders should understand that our executive officers and non-employee directors may be considered to have an interest in the approval of the 2021 Plan because they may in the future receive awards under it. Nevertheless, our Board believes that it is important to provide incentives and rewards to attract, motivate, and retain high quality talent by implementing the 2021 Plan. We expect to register the shares authorized under the 2021 Plan on a Registration Statement on Form S-8 within a reasonable period of time following stockholder approval and prior to the issuance of any such shares.

Key Features of 2021 Plan

The 2021 Plan contains a number of provisions that we believe are consistent with best practices in equity compensation and which protect our stockholders’ interests, some of which are design variations from the terms of the Existing Plan.

●

Prohibitions Against Various “Liberal” Share Recycling Practices. Unlike the Existing Plan, shares tendered by participants to satisfy the exercise price of options or stock appreciation rights or tax withholding obligation with respect to options or stock appreciation rights will not be added back to the shares available for issuance under the 2021 Plan.

●

Minimum Vesting Conditions. With certain limited exceptions, awards or portions of an award granted under the 2021 Plan may vest no earlier than the first anniversary of the award’s grant date. The Existing Plan does not contain a minimum vesting condition requirement.

●	Limitations on Dividend Payments Awards. Dividends and dividend equivalents may be paid on awards subject to vesting conditions only to the extent such conditions are met.

●

No Repricing of Awards. Awards may not be repriced, replaced or regranted through cancellation or modification without stockholder approval if the effect would be to reduce the exercise price for the shares under the award.

●	No Tax Gross-Ups. The 2021 Plan does not provide for any tax gross-ups.

●

Non-Employee Director Compensation Limit. The 2021 Plan includes an annual limit of $750,000 per calendar year that applies to the sum of all cash and other compensation and the value of all equity, cash-based and other awards granted to a non-employee director with respect to services as a member of the Board for such year.

●	Clawback. The 2021 Plan provides that all awards will be subject to the Company’s clawback policy.

●

Stockholder Approval is Required for Additional Shares. The 2021 Plan does not contain an annual “evergreen” provision. Instead, the 2021 Plan authorizes a limited number of shares, so that stockholder approval is required to increase the maximum number of shares of common stock which may be issued under the 2021 Plan.

Background for Determination of 2021 Plan Share Reserve

Upon our Emergence, any then-outstanding equity awards were forfeited, the Existing Plan was established and the Bankruptcy Court approved the allocation of equity awards to employees and directors that covered a majority of the Existing Plan’s aggregate share reserve. The Existing Plan also requires that 65% of the reserve allocated to employees be granted in the form of stock options and 35% be granted in the form of restricted stock unit (“RSU”) awards. The structure of this allocation and the highly dilutive nature of stock options contributed to the need to seek approval of a new plan at this time, in order to design future long-term incentive programs that align with our post-Emergence compensation philosophy.

As mentioned above, the shares available under our Existing Plan are expected to be insufficient to provide another year’s worth of “annual” grants (anticipated in 2022). If we exhaust the share reserve under the Existing Plan without approval of the 2021 Plan, we would lose an important compensation tool aligned with stockholder interests to attract, motivate and retain highly qualified talent.

In determining the number of shares to reserve under the 2021 Plan (6,000,000 shares of Class A common stock); the Board reviewed the Compensation Committee’s recommendations, which were informed by analyses prepared by Willis Towers Watson, the Compensation Committee’s independent compensation consultant. These analyses focused on the total potential dilution from outstanding and future potential equity awards (“overhang”) both in absolute terms and relative to peers, and projections around the expected number of shares needed to provide ongoing competitive compensation opportunities to the Company’s key employees.

Key considerations for the Board in determining the share reserve under the 2021 Plan included:

●	As of January 31, 2021, our diluted overhang rate attributable to the number of shares subject to equity compensation awards outstanding was approximately 6.7%.

●	The remaining reserve under the Existing Plan as of January 31, 2021 was 2,478,528 shares, representing a 1.6% diluted overhang rate, and resulting in total diluted overhang of 8.3%.

●

If the 2021 Plan is approved, the issuance of the shares to be reserved under the 2021 Plan would increase our diluted overhang by approximately an additional 2.0% and total diluted overhang (including outstanding awards) would be 10.3% of our fully diluted common shares outstanding as of January 31, 2021. If the 2021 Plan is approved, it will represent the only equity plan under which the Company will be able to grant future equity awards and the remaining reserve under the Existing Plan will no longer be available for future grant.

●

This compares to peer median and 75th percentile diluted overhang of 9.3% and 16.8%, respectively. We believe our existing and projected overhang is reasonable, particularly given that we have been required under the Existing Plan to grant more options than RSUs, and that we granted premium-priced options in connection with our Emergence (which may result in our stock options remaining “outstanding” longer than non-premium-priced options).

●

If the 2021 Plan is approved, we estimate that the shares reserved for issuance under the 2021 Plan would be sufficient for approximately two years of awards, assuming we grant awards consistent with our projections. However, future circumstances may result in the proposed share reserve lasting for a shorter or longer period of time, such as might be the case if we experience unexpected levels/amounts and hiring activity during the next few years, if we modify our long-term incentive mix, design or granting practices, or if our stock price changes materially.

In light of the factors described above, and the fact that the ability to continue to grant equity compensation is vital to our ability to continue to attract and retain employees in the competitive markets in which we compete, the Board has determined that the size of the share reserve under the 2021 Plan, 6,000,000 shares of Class A common stock, is reasonable and appropriate at this time.

Outstanding Awards

If the 2021 Plan is approved by our stockholders, no further grants will be made under the Existing Plan, and the shares remaining available under the Existing Plan for future issuance as of the date of this Annual Meeting will no longer be available for grant. However, outstanding awards under the Existing Plan, which is the only existing Company equity plan, will generally continue in effect in accordance with their terms. The table below outlines key information regarding all of iHeartMedia’s outstanding equity awards and capital structure as of January 31, 2021:

Equity Details (all as of 1/31/2021)
Shares currently available under the Existing Plan(1) (canceled upon approval of the 2021 Plan)	2,478,528
Full value shares outstanding(1)	3,103,145
Stock options outstanding	7,647,410
Weighted average exercise price of outstanding stock options	$16.03
Weighted average remaining contractual life of outstanding stock options	5.82 years
Class A common stock outstanding	110,727,050
Class B common stock outstanding	29,224,092
Total common stock outstanding	139,951,142
Warrants outstanding	6,257,476
Total common stock and warrants outstanding	146,208,618
Shares available for future issuance, assuming approval of the 2021 Plan	6,000,000

(1)	For purposes of these figures, performance-based awards were counted assuming the “maximum” number of shares of common stock issuable under such awards.

The per share market value of our Class A common stock on March 12, 2021 was $16.54.

Stockholder Approval Requirement

In general, stockholder approval of the 2021 Plan is necessary in order for our Company to meet the stockholder approval requirements of the principal securities market on which shares of its common stock are traded, and grant stock options that qualify as incentive stock options, or ISOs, as defined under Section 422 of the Code. Therefore, we are asking stockholders to approve the terms of the 2021 Plan for purposes of complying with the requirements of Nasdaq, and satisfying the stockholder-approval requirements of Section 422 of the Code.

Description of the 2021 Plan

Summary of the 2021 Plan

This section summarizes certain principal features of the 2021 Plan. The summary is qualified in its entirety by reference to the complete text of the 2021 Plan, which is attached as Annex B.

Eligibility and Administration

Our employees, consultants and directors, and employees and consultants of our subsidiaries, will be eligible to receive awards under the 2021 Plan. As of March 15, 2021, we have approximately 10,186 employees, 6 non-employee directors and 92 other individual service providers who will be eligible to receive awards under the 2021 Plan.

The 2021 Plan will be administered by our board of directors or our compensation committee, which may delegate its duties and responsibilities to one or more committees of our directors and/or officers (referred to collectively as the plan administrator), subject to the limitations imposed under the 2021 Plan and applicable laws. The plan administrator will have the authority to take all actions and make all determinations under the 2021 Plan, to interpret the 2021 Plan and award agreements and to adopt, amend and repeal rules for the administration of the 2021 Plan as it deems advisable. The plan administrator will also have the authority to determine which eligible service providers receive awards, grant awards and set the terms and conditions of all awards under the 2021 Plan, including any vesting and vesting acceleration provisions, subject to the conditions and limitations in the 2021 Plan.

Shares Available for Awards

The aggregate number of shares of our Class A common stock that may be issued pursuant to awards granted under the 2021 Plan will be equal to 6,000,000, subject to adjustment as described in the following paragraph. The maximum number of shares of Class A common stock that may be issued pursuant to the exercise of ISOs granted under the 2021 Plan, will be 6,000,000.

If an award under the 2021 Plan of the Existing Plan is forfeited, expires, is settled for cash or is repurchased at or below the price paid by the participant for such shares, any shares subject to such award may, to the extent of such forfeiture, expiration, cash settlement or repurchase, be used again for new grants under the 2021 Plan. Further, shares delivered to us to satisfy any applicable tax withholding obligations with respect to a full value award (including shares retained by us from the award under the 2021 Plan or the Existing Plan creating the tax obligation) will become or again be available for award grants under the 2021 Plan. However, the following shares may not be used again for grant under the 2021 Plan: (i) shares subject to stock appreciation rights (“SARs”) that are not issued in connection with the stock settlement of the SAR on exercise, (ii) shares purchased on the open market with the cash proceeds from the exercise of options, and (iii) shares tendered or withheld to satisfy the exercise price or tax withholding obligation for any option or stock appreciation right (including any such award under the Existing Plan). The payment of dividend equivalents in cash in conjunction with any awards under the 2021 Plan will not reduce the shares available for grant under the 2021 Plan.

Awards granted under the 2021 Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which we enter into a merger or similar corporate transaction will not reduce the shares available for grant under the 2021 Plan but will count against the maximum number of shares that may be issued upon the exercise of ISOs.

The 2021 Plan provides that the sum of any cash compensation and the aggregate grant date fair value (determined as of the date of the grant under ASC Topic 718, or any successor thereto) of all awards granted to a non-employee director as compensation for services as a non-employee director with respect to any fiscal year, or director limit, may not exceed the amount equal to $750,000.

Types of Awards

The 2021 Plan provides for the grant of stock options, including ISOs and nonqualified stock options (“NSOs”), SARs, restricted stock, dividend equivalents, RSUs and other stock or cash based awards. Certain awards under the 2021 Plan may constitute or provide for payment of “nonqualified deferred compensation” under Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the 2021 Plan will be evidenced by award agreements, which will detail the terms and conditions of awards, including any applicable vesting (including performance-based vesting) and payment terms and post-termination exercise limitations. Awards other than cash awards generally will be settled in shares of our common stock, but the applicable award agreement may provide for cash settlement of any award. A brief description of each award type follows.

●

Stock Options and SARs. Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. ISOs, in contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a stock option or SAR may not be less than 100% of the fair market value of the underlying share on the grant date (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute awards granted in connection with a corporate transaction. The term of a stock option or SAR may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders).

●

Restricted Stock. Restricted stock is an award of nontransferable shares of our common stock that are subject to certain vesting conditions and other restrictions. Dividends with respect to restricted stock will only be paid to the extent that the vesting conditions of the underlying award are satisfied.

●

RSUs. RSUs are contractual promises to deliver shares of our common stock in the future, which may also remain forfeitable unless and until specified conditions are met and may be accompanied by the right to receive the equivalent value of dividends paid on shares of common stock prior to the delivery of the underlying shares (i.e., dividend equivalent rights). The plan administrator may provide that the delivery of the shares underlying RSUs will be deferred on a mandatory basis or at the election of the participant. The terms and conditions applicable to RSUs will be determined by the plan administrator, subject to the conditions and limitations contained in the 2021 Plan.

●

Other Stock or Cash Based Awards. Other stock or cash based awards are awards of cash, fully vested shares of our common stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of our common stock. Other stock or cash based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of compensation to which a participant is otherwise entitled.

●

Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of our common stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of the dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator Dividend equivalents will only be paid to the extent that the vesting conditions of the underlying award are satisfied.

Certain Transactions

The plan administrator has broad discretion to take action under the 2021 Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the 2021 Plan and outstanding awards. In the event of a change in control (as defined in the 2021 Plan), to the extent that the surviving entity declines to continue, convert, assume or replace outstanding awards, then all such awards will become fully vested and exercisable in connection with the transaction.

Minimum Vesting

The 2021 Plan contains a minimum vesting requirement, subject to limited exceptions, that awards made pursuant to the 2021 Plan may not vest earlier than the date that is one year following the grant date of the award. The limited exceptions allow the issuance of awards in an aggregate of up to 5% of the shares available to be granted without minimum vesting provisions, as well as the issuance of (i) awards in lieu of cash compensation, (ii) certain annual equity grants to non-employee directors that vest at the following annual meeting, and (iii) substitute awards. The plan administrator has the authority to waive the one-year vesting restrictions upon the participant’s termination of service or in connection with a change in control.

No Repricing

Except in connection with certain changes in our capital structure, stockholder approval will be required for any amendment that reduces the exercise price of any stock option or SAR, or cancels any stock option or SAR in exchange for cash, other awards or stock options or SARs with an exercise price per share that is less than the exercise price per share of the original stock options or SARs.

Plan Amendment and Termination

Our Board may amend or terminate the 2021 Plan at any time; however, no amendment, other than an amendment that increases the number of shares available under the 2021 Plan, may materially and adversely affect an award outstanding under the 2021 Plan without the consent of the affected participant, and stockholder approval will be obtained for any amendment to the extent necessary to comply with applicable laws. The 2021 Plan will remain in effect until the tenth anniversary of the date on which our stockholders approve the 2021 Plan, unless earlier terminated, but an ISO may not be granted after the tenth anniversary of the date on which the 2021 Plan was adopted. No awards may be granted under the 2021 Plan after its termination.

Foreign Participants, Clawback Provisions, Transferability and Participant Payments

The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards will be subject to any company clawback policy as set forth in such clawback policy or the applicable award agreement. Awards under the 2021 Plan are generally non-transferrable, except by will or the laws of descent and distribution, or, subject to the plan administrator’s consent, pursuant to a domestic relations order, and are generally exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the 2021 Plan, the plan administrator may, in its discretion, accept cash or check, shares of our common stock that meet specified conditions, a “market sell order” or such other consideration as it deems suitable.

Material U.S. Federal Income Tax Consequences

The following is a general summary under current law of the principal United States federal income tax consequences related to awards under the 2021 Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

●

Non-Qualified Stock Options. If an optionee is granted an NSO under the 2021 Plan, the optionee should not have taxable income on the grant of the option. Generally, the optionee should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The optionee’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the optionee exercises such option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.

●

Incentive Stock Options. A participant receiving ISOs should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares of our common stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. We or our subsidiaries or affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.

●

Other Awards. The current federal income tax consequences of other awards authorized under the 2021 Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as NSOs; restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Section 83(b) election); RSUs, dividend equivalents and other stock or cash based awards are generally subject to tax at the time of payment. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.

Section 409A of the Code

Certain types of awards under the 2021 Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, the 2021 Plan and awards granted under the 2021 Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the plan administrator, the 2021 Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

Plan Benefits

The benefits or amounts that may be received or allocated to participants under the 2021 Plan will be determined at the discretion of the plan administrator and are not currently determinable, and no awards have been made under the 2021 Plan.

Recommendation and Vote Required

Approval of the 2021 Plan will require the affirmative vote of the majority of votes cast. Abstentions and broker non-votes will not be considered a vote cast and will have no effect on the voting for this proposal.

Board Recommendation

The Board recommends a vote “FOR” the approval of the iHeartMedia, Inc. 2021 Long-Term Incentive Award Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our Class A and Class B common stock and the Special Warrants as of March 1, 2021 by each person, or group of affiliated persons, known to us to be the beneficial owner of more than 5% of the outstanding shares of our Class A common stock as of such date based solely on the most recently available Schedules 13D and 13G filed with the SEC, as applicable.

The number of shares of Class A common stock beneficially owned by each person or entity is determined in accordance with the applicable rules of the SEC and includes voting or investment power with respect to shares of our Class A common stock. The information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of Class A common stock.

	Class A Common Stock(1,2)		Class B Common Stock(2,3)		Special Warrants(2,4)		Combined Beneficial Ownership(5)	Fully Converted(6)
	Number	Voting Percentage	Number	Percentage of Class	Number	Percentage of Class	Percentage

5% Class A Stockholders(7)

Pacific Investment Management Company LLC (“PIMCO”)(8)	21,895,017	19.7%	379,983	1.3%	-	-	20.0%	15.2%

Global Media & Entertainment Investments Ltd(9)	9,631,329	8.7%	-	-	-	-	8.7%	6.6%

Davidson Kempner Partners(10)	7,158,103	6.5%	-	-	-	-	6.4%	4.9%

BlackRock, Inc.(11)	6,121,517	5.5%	-	-	-	-	5.5%	4.2%

*	Less than 1%.
(1)	Applicable percentage of ownership for each holder is based on 110,924,547 shares of Class A common stock outstanding on March 1, 2021.
(2)

Pursuant to our certificate of incorporation, we may restrict the ownership, or proposed ownership, of shares of our Class A common stock, Class B common stock or Special Warrants by any person or entity if such ownership or proposed ownership (a) is or could be inconsistent with, or in violation of, any provision of the U.S. laws pertaining to the ownership and/or operation or regulating the business activities of (x) any television or radio station, cable television system or other medium of mass communications or (y) any provider of programming content to any such medium (the “Federal Communications Laws”), (b) limits or impairs or could limit or impair any of our business activities or proposed business activities under the Federal Communications Laws or (c) subjects or could subject us to any regulation under the Federal Communications Laws to which we would not be subject but for such ownership or proposed ownership (clauses (a), (b) and (c) collectively, “FCC Regulatory Limitations”). On July 25, 2019, the Company filed a Petition for Declaratory Ruling (“PDR”) with the FCC to permit up to 100% of the Company’s voting stock to be owned by non-U.S. individuals and entities. On November 5, 2020, the FCC issued a Declaratory Ruling granting the relief requested by the PDR, subject to certain conditions set forth in the Declaratory Ruling (including a requirement to obtain specific approval of any foreign investor that would hold more than 5%, or 10% for certain passive investors, of our voting equity or total equity) and specifically approving certain of our stockholders that are deemed to be foreign under FCC rules. On January 8, 2021, the Company exchanged a portion of the outstanding Special Warrants into 45,133,811 shares of Class A common stock, the Company’s publicly traded equity, and 22,337,312 shares of Class B common stock in compliance with the Declaratory Ruling, the Communications Act and FCC rules. Following the Exchange, the Company’s remaining Special Warrants continue to be exercisable for shares of Class A common stock or Class B common stock. This table reflects, and the column “Combined Beneficial Ownership Percentage” assumes the conversion of, all Class B common stock and Special Warrants that are currently convertible or convertible on or before April 30, 2021 in compliance with FCC Regulatory Limitations in effect as of March 1, 2021.

(3)	Applicable percentage of ownership for each holder is based on 29,088,181 shares of Class B common stock outstanding on March 1, 2021.
(4)	Applicable percentage of ownership for each holder is based on 6,201,453 Special Warrants outstanding on March 1, 2021.
(5)

Reflects beneficial ownership of Class A common stock as defined in Rule 13d-3(d)(1) of the Exchange Act, including the conversion of all Class B common stock and Special Warrants held by the reporting person that are currently convertible or convertible on or before April 30, 2021 in compliance with FCC Regulatory Limitations as of March 1, 2021.

(6)

Reflects ownership of Class A common stock assuming the conversion of all outstanding Class B common stock and exercise of all outstanding Special Warrants into Class A common stock, including any securities that are not currently convertible or convertible on or before April 30, 2021 in compliance with FCC Regulatory Limitations in effect as of March 1, 2021. Applicable percentage of ownership for each holder is based on 110,924,547 shares of Class A common stock outstanding, 29,088,181 shares of Class B common stock outstanding and 6,201,453 Special Warrants outstanding on March 1, 2021.

(7)

In accordance with Instruction 3 to Item 403 of Regulation S-K, this table is based solely on information contained in Schedules 13D and 13G filed with the SEC reporting beneficial ownership of more than 5 percent of our Class A common stock, except as specifically noted.

(8)

As reported on Schedule 13G/A filed on February 16, 2021 with respect to beneficial ownership of the Company’s Class A common stock as of January 31, 2021. The securities reported are held by investment advisory clients or discretionary accounts of which PIMCO is the investment adviser. PIMCO reports beneficial ownership with respect to 21,895,017 shares of the Company’s Class A common stock, which reflects sole dispositive power over all such shares and sole voting power with respect to 21,872,900 of such shares. PIMCO also reports sole dispositive power with respect to 379,983 shares of Class B common stock convertible into Class A common stock on or before April 30, 2021 in compliance with FCC Regulatory Limitations in effect as of March 1, 2021. The business address of each reporting person is 650 Newport Center Drive, Newport Beach, CA 92660.

(9)

As reported on Schedule 13D filed on February 5, 2021 with respect to beneficial ownership of the Company’s Class A common stock as of February 5, 2021. The securities reported were reported as beneficially owned by Honeycomb Investments Limited, a company organized under the laws of the Bahamas (“Honeycomb”), as to the Shares directly owned by it; The Honeycomb Investments Trust, a trust organized under the laws of the Bahamas (the “Trust”), as the sole stockholder of Honeycomb; James Hill, a citizen of the United Kingdom, and Simon Groom, a citizen of the United Kingdom (each individually a “Trustee” and collectively, the “Trustees”), as the trustees of Trust; and Michael Tabor, a citizen of the United Kingdom (the “Beneficiary”), as the beneficiary of the Trust. Honeycomb and each of the other reporting persons has shared voting and dispositive power with respect to the securities reported. On March 10, 2021, Honeycomb filed a Schedule 13D/A indicating that it had changed its name to Global Media & Entertainment Investments Ltd (“Global”) and the Trust had changed its name to The Global Media & Entertainment Investments Trust (“Global Trust”). The principal business address of Honeycomb, now known as Global, is c/o Rhone Services, Building # 2, Western Business Center, Mount Pleasant Village, Western Road, P.O. Box SP-63131, Nassau, Bahamas. The principal business address of the Trust, now known as Global Trust, is c/o Groom Hill, 24 Boulevard Princesse Charlotte, MC 98000 Monaco. The principal business address of the Trustees is c/o Groom Hill, 24 Boulevard Princesse Charlotte, MC 98000 Monaco. The principal business address of the Beneficiary is c/o Groom Hill, 24 Boulevard Princesse Charlotte, MC 98000 Monaco.

(10)

As reported on Schedule 13G filed with respect to the Company’s Class A common stock on January 19, 2021. The securities reported are beneficially owned by one or more companies that are investment management clients of Davidson Kempner Capital Management LP, a Delaware limited partnership and a registered investment advisor with the SEC (“DKCM”). Mr. Anthony A. Yoseloff, through DKCM, is responsible for the voting and investment decisions relating to the securities reported. DKCM has shared voting and dispositive power with respect to the securities reported. The business address for each reporting person is c/o Davidson Kempner Capital Management LP, 520 Madison Avenue, 30th Floor, New York, New York 10022.

(11)

As reported on Schedule 13G filed on February 2, 2021 with respect to beneficial ownership of the Company’s Class A common stock on December 31, 2020. The securities reported are beneficially owned by BlackRock, Inc., which has sole voting power with respect to 5,815,712 shares of the Company’s Class A common stock and sole dispositive power with respect to the securities reported. The business address of the reporting person is 55 East 52nd Street, New York, New York 10055.

Ownership of our Class A and Class B common stock and the Special Warrants may be subject to compliance with various regulatory requirements, including those arising under Federal Communications Laws, federal securities laws, including Section 13 of the Exchange Act, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and Section 203 of the General Corporation Law of the State of Delaware.

The following table sets forth information regarding beneficial ownership of our Class A common stock as of March 1, 2021, by each of our directors (which includes all nominees); our named executive officers; and all of our directors and executive officers as a group. Shares of our Class A common stock issuable under restricted stock units that will vest and stock options that will be exercisable on or before April 30, 2021, are deemed beneficially owned for computing the percentage ownership of the person holding the options, but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated, the address of all directors and executive officers is 20880 Stone Oak Parkway, San Antonio, TX 78258. The inclusion of any shares deemed beneficially owned in this table does not constitute an admission of beneficial ownership of those shares.

	Class A Common Stock(1)

	Number	Percentage

Named Executive Officers and Directors

Robert W. Pittman(2)	869,730	*

Richard J. Bressler(3)	778,027	*

Gary Barber(4)	84,630	*

Brad Gerstner(5)	27,630	*

Sean Mahoney(6)	187,630

Cheryl Mills(7)	-	*

James A. Rasulo(8)	23,683	*

Kamakshi Sivaramakrishnan(9)	21,314	*

Paul M. McNicol(10)	34,081	*

Michael B. McGuinness(11)	38,630	*

Scott D. Hamilton(12)	8,723	*

All executive officers and directors as a group (10 individuals)(13)	2,039,997	1.8%

*	Less than 1%.
(1)	Applicable percentage of ownership for each holder is based on 110,924,547 shares of Class A common stock outstanding on March 1, 2021.
(2)

Represents 268,754 shares of Class A common stock and vested stock options representing the right to purchase 579,234 shares of Class A common stock and 21,732 shares of Class A common stock held by Pittman CC, LLC, an entity 96% owned by Mr. Pittman as of March 1, 2021.

(3)	Represents 198,793 shares of Class A common stock and vested stock options representing the right to purchase 579,234 shares of Class A common stock as of March 1, 2021.
(4)	Represents 82,656 shares of Class A common stock and 1,974 shares of unvested RSUs that will vest by April 30, 2021 held by Mr. Barber as of March 1, 2021.
(5)	Represents 25,656 shares of Class A common stock and 1,974 shares of unvested RSUs that will vest by April 30, 2021 held by Mr. Gerstner as of March 1, 2021.
(6)	Represents 185,656 shares of Class A common stock and 1,974 shares of unvested RSUs that will vest by April 30, 2021 held by Mr. Mahoney as of March 1, 2021.
(7)	As of March 1, 2021, Ms. Mills held 49,200 shares of unvested RSUs, none of which will vest by April 30, 2021.
(8)	Represents 21,709 shares of Class A common stock and 1,974 shares of unvested RSUs that will vest by April 30, 2021 held by Mr. Rasulo as of March 1, 2021.
(9)	Represents 19,340 shares of Class A common stock and 1,974 shares of unvested RSUs that will vest by April 30, 2021 held by Ms. Sivaramakrishnan as of March 1, 2021.
(10)	Represents 13,681 shares of Class A common stock and vested stock options representing the right to purchase 20,400 shares of Class A common stock held by Mr. McNicol as of March 1, 2021.
(11)	Represents 26,630 shares of Class A common stock and vested stock options representing the right to purchase 12,000 shares of Class A common stock held by Mr. McGuinness as of March 1, 2021.
(12)	Represents 4,723 shares of Class A common stock and vested stock options representing the right to purchase 4,000 shares of Class A common stock held by Mr. Hamilton as of March 1, 2021.
(13)

Represents 833,927 shares of Class A common stock, vested stock options representing the right to purchase 1,174,468 shares of Class A common stock and 9,870 unvested RSUs and options that will vest by April 30, 2021 held by our directors and executive officers as a group as of March 1, 2021 and 21,732 shares of Class A common stock held by Pittman CC, LLC as of March 1, 2021.

Delinquent Section 16 Reports

Section 16(a) of the Exchange Act requires our directors, officers (as defined in Rule 16a-1(f) under the Exchange Act) and the holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Officers, directors and 10% stockholders are required by SEC rules to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of copies of Section 16(a) reports furnished to us and representations made to us, we believe that during 2020 our officers, directors and holders of more than 10% of our common stock complied with all Section 16(a) filing requirements, other than Kamakshi Sivaramakrishnan, Cheryl Mills, Robert W. Pittman and Michael B. McGuinness each filed late one Form 4 reporting one transaction.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Relationships and Transactions

As part of the employment agreement for Robert W. Pittman, we have agreed to provide him with an aircraft for his personal and business use during the term of his employment. On December 23, 2013, one of our subsidiaries entered into an aircraft lease with FalconAgain, Inc., a company controlled by Mr. Pittman (“FalconAgain”), to lease an airplane for his use. On July 30, 2019, following prior review and approval by the Company’s Audit Committee, we extended the lease until May 1, 2023 (the “Lease Extension”). The Audit Committee’s review included an assessment to confirm the consistency of the proposed total costs of the Lease Extension with all-in costs for leasing similar aircraft from third-party providers. The Lease Extension provides that we pay a monthly lease payment of $41,477 during the term of the Lease Extension prorated, as applicable, for the first and last month of the Lease Extension. Our subsidiary also is responsible for all related taxes, insurance and maintenance costs during the lease term (other than discretionary upgrades, capital improvements or refurbishment). During the year ended December 31, 2020, we paid FalconAgain $499,161. In addition, we paid Mr. Pittman $14,445 during 2020 as reimbursement for Mr. Pittman’s business use of a helicopter.

The son-in-law of Mr. McNicol, formerly an executive officer during 2020, was employed by the Company and earned approximately $124,476 in total compensation during the year ended December 31, 2020.

Policies and Procedures for Related Person Transactions

We have adopted formal written policies and procedures for the review, approval or ratification of certain related party transactions involving us and, among others, any of our executive officers, directors or nominees for director or beneficial owner of more than 5% of any class of iHeartMedia’s voting securities, or their family members or the entities such individuals control (each a “Related Party”). Such transactions must be approved by the Audit Committee of our Board or by a majority of disinterested directors (if any Audit Committee members are involved in such transaction), except that no such approval shall be required for, among other things, certain exempt transactions provided in Item 404 of Regulation S-K. In reviewing such transactions, the Audit Committee must review the known, relevant material facts and circumstances, including (to the extent applicable) the benefits to the Company; the impact on a director’s independence; the availability of other sources for comparable products or services; the terms of the transaction; the terms available to unrelated third parties or to employees generally; the extent of the Related Party’s interest in the transaction; and whether the Related Party Transaction is overall, in or not inconsistent with the best interests of the Company. In addition, if our management, in consultation with our Chief Executive Officer or President, Chief Financial Officer and Chief Operating Officer determines that it is not practicable to wait until the next Audit Committee meeting to approve or ratify a particular transaction, then the Board has delegated authority to the Chairman of the Audit Committee to approve or ratify such transactions. The Chairman of the Audit Committee reports to the Audit Committee any transactions reviewed by him or her pursuant to this delegated authority at the next Audit Committee meeting.

Our Executive Officers

The following table sets forth the names, ages and positions of our current executive officers:

Name	Age	Position

Robert W. Pittman	67	Chief Executive Officer and Chairman

Richard J. Bressler	63	President, Chief Financial Officer, Chief Operating Officer and Director

Michael B. McGuinness	44	Executive Vice President – Finance and Deputy Chief Financial Officer

Scott D. Hamilton	51	Senior Vice President, Chief Accounting Officer and Assistant Secretary

(1)	See “Proposal One—Election of Directors” for more information about Mr. Pittman and Mr. Bressler

Robert W. Pittman was appointed our Chairman on May 17, 2013. Prior to adding the Chairmanship, he became the Chief Executive Officer of the Company in October 2011. For additional biographical information regarding Mr. Pittman, see “Proposal One—Election of Directors.”

Richard J. Bressler was appointed as our President and Chief Financial Officer in July 2013 and as our Chief Operating Officer in February 2015. For additional biographical information regarding Mr. Bressler, see “Proposal One—Election of Directors.”

Michael B. McGuinness has served as our Executive Vice President – Finance and Deputy Chief Financial Officer of iHeartMedia, Inc. since September 2019. From March 2016 to 2019, Mr. McGuinness was the Senior Vice President, Chief Accounting Officer and Treasurer of The Hain Celestial Group. From 2008 to 2016, Mr. McGuinness was at Monster Worldwide, Inc. in various finance positions within the company, most recently as Executive Vice President and Chief Financial Officer. Mr. McGuinness hold a B.S. from the State University of New York, Albany and is a Certified Public Accountant.

Scott D. Hamilton has served as our Senior Vice President, Chief Accounting Officer and Assistant Secretary of iHeartMedia since April 2010. Mr. Hamilton was also the Senior Vice President, Chief Accounting Officer and Assistant Secretary of CCOH from April 2010 to May 2019. Mr. Hamilton served as Controller and Chief Accounting Officer of Avaya Inc., a multinational telecommunications company, from October 2008 to April 2010 and served in various other accounting and finance positions, beginning in October 2004. Prior thereto, Mr. Hamilton was employed by PwC from September 1992 until September 2004 in various roles including audit, global capital markets transaction services based in London, UK and technical accounting consulting services as part of PwC’s national office. Mr. Hamilton holds a B.B.A degree in Accounting from Abilene Christian University and is a Certified Public Accountant.

Questions and Answers about the 2021 Annual Meeting of Stockholders

WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

The Record Date for the Annual Meeting is March 1, 2021. You are entitled to vote at the Annual Meeting only if you are a stockholder of record at the close of business on that date, or if you hold a valid proxy for the Annual Meeting. Each share of our Class A common stock entitles its holder to one vote per share on all matters presented to our stockholders. The holders of our Class B common stock are not entitled to vote on any matter before the Annual Meeting. At the close of business on March 1, 2021, there were 110,924,547 shares of Class A common stock issued and outstanding and entitled to vote at the Annual Meeting.

AM I ENTITLED TO VOTE IF I HOLD CLASS B COMMON STOCK OR SPECIAL WARRANTS?

The holders of our Class B common stock and our Special Warrants issued in connection with our emergence from Chapter 11 are not entitled to vote on any matter before the Annual Meeting. If the holders of our Class B common stock convert their shares to Class A common stock or the holders of our Special Warrants exercise such warrants for shares of Class A common stock after the Record Date of March 1, 2021, such Class A common stock will not be entitled to vote at the Annual Meeting.

WHAT IS THE DIFFERENCE BETWEEN BEING A “RECORD HOLDER” AND HOLDING SHARES IN “STREET NAME”?

A record holder holds shares in his or her name. Shares held in “street name” means shares that are held in the name of a bank or broker on a person’s behalf.

AM I ENTITLED TO VOTE IF MY SHARES ARE HELD IN “STREET NAME”?

Yes. If your shares are held by a bank or a brokerage firm, you are considered the “beneficial owner” of those shares held in “street name.” If your shares are held in street name, these proxy materials are being provided to you by your bank or brokerage firm, along with a voting instruction card if you received printed copies of our proxy materials. As the beneficial owner, you have the right to direct your bank or brokerage firm how to vote your shares, and the bank or brokerage firm is required to vote your shares in accordance with your instructions. If your shares are held in “street name,” you should contact your broker or other nominee to obtain your 16-digit control number or otherwise vote through the broker or other nominee.

HOW MANY SHARES MUST BE PRESENT TO HOLD THE ANNUAL MEETING?

A quorum must be present at the Annual Meeting for any business to be conducted. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the voting power of all outstanding shares of capital stock of the Company entitled to vote at the meeting constitutes a quorum for the transaction of business.

WHO CAN ATTEND AND VOTE AT THE 2021 ANNUAL MEETING OF STOCKHOLDERS?

In light of the ongoing COVID-19 pandemic and as part of our effort to maintain a safe and healthy environment for our directors, members of management and stockholders, the Annual Meeting will be held entirely online. Class A stockholders may participate in the Annual Meeting by visiting the following website: www.virtualshareholdermeeting.com/IHRT2021. To participate and vote at the Annual Meeting, you will need the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials. If your shares are held in “street name,” you should contact your broker or other nominee to obtain your 16-digit control number or otherwise vote through the broker or other nominee. You will need to obtain your own Internet access if you choose to attend the Annual Meeting online and/or vote over the Internet. If you lose your 16-digit control number, you may join the Annual Meeting as a “Guest” but you will not be able to vote, ask questions or access the list of stockholders as of the Record Date. Class B stockholders may also join the Annual Meeting as a “Guest.” The meeting webcast will begin promptly at 10:30 a.m. Eastern Time. We encourage you to access the meeting prior to the start time. Online check-in will begin shortly before the meeting time, and you should allow ample time for check-in procedures.

WHY HOLD A VIRTUAL MEETING?

In light of the ongoing COVID-19 pandemic, we are hosting a virtual meeting this year as part of our effort to maintain a safe and healthy environment for our directors, members of management and stockholders who wish to attend the Annual Meeting. A virtual meeting also enables increased stockholder attendance and participation because stockholders can participate from any location around the world. You will be able to attend the Annual Meeting online and submit your questions by visiting www.virtualshareholdermeeting.com/IHRT2021. You also will be able to vote your shares electronically at the Annual Meeting by following the instructions above.

WHAT IF DURING THE CHECK-IN TIME OR DURING THE ANNUAL MEETING I HAVE TECHNICAL DIFFICULTIES OR TROUBLE ACCESSING THE VIRTUAL MEETING WEBSITE?

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website, and the information for assistance will be located on the Annual Meeting login page.

WILL THERE BE A QUESTION AND ANSWER SESSION DURING THE ANNUAL MEETING?

As part of the Annual Meeting, we will hold a live Q&A session, during which we intend to answer appropriate questions submitted by stockholders during or prior to the meeting that are pertinent to the Company and the meeting matters, for 15 minutes after the completion of the Annual Meeting, which the Company found was more than sufficient at the 2020 Annual Meeting. Only stockholders that have accessed the Annual Meeting as a stockholder (rather than a “Guest”) by following the procedures outlined above in “Who can attend and vote at the 2021 Annual Meeting of Stockholders?” will be permitted to submit questions during the Annual Meeting. Each stockholder is limited to no more than two questions. Questions should be succinct and only cover a single topic. We will not address questions that are, among other things:

●	irrelevant to the business of the Company or to the business of the Annual Meeting;

●	related to material non-public information of the Company, including the status or results of our business since our last Quarterly Report on Form 10-Q;

●	related to any pending, threatened or ongoing litigation;

●	related to personal grievances;

●	derogatory references to individuals or that are otherwise in bad taste;

●	substantially repetitious of questions already made by another stockholder;

●	in excess of the two question limit;

●	in furtherance of the stockholder’s personal or business interests; or

●	out of order or not otherwise suitable for the conduct of the Annual Meeting as determined by the Chair or Corporate Secretary in their reasonable judgment.

Additional information regarding the Q&A session will be available in the “Rules of Conduct” available on the Annual Meeting webpage for stockholders that have accessed the Annual Meeting as a stockholder (rather than a “Guest”) by following the procedures outlined above in “Who can attend and vote at the 2021 Annual Meeting of Stockholders?”.

WHAT IF A QUORUM IS NOT PRESENT AT THE ANNUAL MEETING?

If a quorum is not present at the scheduled time of the Annual Meeting, the chairperson of the Annual Meeting may adjourn the Annual Meeting until a quorum is present or represented.

WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE SET OF PROXY MATERIALS?

It means that your shares are held in more than one account at the transfer agent and/or with banks or brokers. Please vote all of your shares. To ensure that all of your shares are voted, for each set of proxy materials, please submit your proxy by phone, via the Internet or by signing, dating and returning the enclosed proxy card in the enclosed envelope.

HOW CAN I OBTAIN A PAPER COPY OF THE 2020 ANNUAL REPORT?

We will furnish, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2020, including consolidated financial statements but not including exhibits, to each of our stockholders of record on March 1, 2021, and to each beneficial stockholder on that date upon written request made to Jordan Fasbender, Secretary, iHeartMedia, Inc., 20880 Stone Oak Parkway, San Antonio, TX 78258. A reasonable fee will be charged for copies of requested exhibits.

HOW DO I VOTE?

We recommend that stockholders vote prior to the meeting by proxy even if they plan to attend the Annual Meeting and vote during the meeting. If you are a stockholder of record, there are three ways to vote by proxy:

•	by Internet—You can vote over the Internet at www.proxyvote.com by following the instructions on the proxy card;

•	by Telephone—You can vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card; or

•	by Mail—You can vote by mail by signing, dating and mailing the proxy card, which you may have received by mail.

Internet and telephone voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m., Eastern time, on April 20, 2021. In light of possible disruptions or delays in mail service related to the COVID-19 pandemic, we encourage stockholders to submit their proxy via telephone or the Internet.

If your shares are held in street name through a bank or broker, you will receive instructions on how to vote from the bank or broker. You must follow their instructions in order for your shares to be voted. Internet and telephone voting also may be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you would like to vote your shares at the Annual Meeting, you should contact your broker or other nominee to obtain your 16-digit control number or otherwise vote through the broker or other nominee.

CAN I CHANGE MY VOTE AFTER I SUBMIT MY PROXY?

Yes.

If you are a registered stockholder, you may revoke your proxy and change your vote:

•	by submitting a duly executed proxy bearing a later date;

•	by granting a subsequent proxy through the Internet or telephone;

•	by giving written notice of revocation to the Secretary of iHeartMedia prior to the Annual Meeting; or

•	by voting during the Annual Meeting.

Your most recent proxy card or Internet or telephone proxy is the one that is counted. Your attendance at the Annual Meeting by itself will not revoke your proxy unless you give written notice of revocation to the Secretary before your proxy is voted or you vote during the Annual Meeting.

If your shares are held in street name, you may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker, or you may vote during the Annual Meeting by obtaining your 16-digit control number from your bank or broker or otherwise voting through your bank or broker.

WHO WILL COUNT THE VOTES?

A representative of Broadridge Financial Solutions, Inc., our inspector of election, will tabulate and certify the votes.

WHAT IF I DO NOT SPECIFY HOW MY SHARES ARE TO BE VOTED?

If you submit a proxy but do not indicate any voting instructions, the persons named as proxies will vote in accordance with the recommendations of the Board. The Board’s recommendations are indicated on page 3 of this proxy statement, as well as with the description of each proposal in this proxy statement.

WILL ANY OTHER BUSINESS BE CONDUCTED AT THE ANNUAL MEETING?

We know of no other business that will be presented at the Annual Meeting. If any other matter properly comes before the stockholders for a vote at the Annual Meeting, however, the proxy holders named on the Company’s proxy card will vote your shares in accordance with their best judgment.

HOW MANY VOTES ARE REQUIRED FOR THE APPROVAL OF THE PROPOSALS TO BE VOTED UPON AND HOW WILL ABSTENTIONS AND BROKER NON-VOTES BE TREATED?

Proposal	Voting Standard	Effect of Votes Withheld/Abstentions And Broker Non-Votes

Proposal No. 1: To elect Richard J. Bressler and Kamakshi Sivaramakrishnan to our board of directors to serve as Class II directors, each for a two-year term ending at the 2023 Annual Meeting of Stockholders

	Plurality of votes cast	Votes withheld and broker non-votes will have no effect.

Proposal No. 2: To ratify the appointment of EY as our independent registered public accounting firm for the fiscal year ending December 31, 2021	Majority of votes cast	Abstentions will have no effect. We do not expect any broker non-votes on this proposal.

Proposal No. 3: To approve, on an advisory (non-binding) basis, the compensation of our named executive officers	Majority of votes cast	Abstentions and broker non-votes will have no effect.

Proposal No. 4: To approve the iHeartMedia, Inc. 2021 Long-Term Incentive Award Plan	Majority of votes cast	Abstentions and broker non-votes will have no effect.

WHAT IS AN ABSTENTION AND HOW WILL VOTES WITHHELD AND ABSTENTIONS BE TREATED?

A “vote withheld,” in the case of the proposal regarding the election of directors, or an “abstention,” in the case of the other proposals to be considered at the Annual Meeting, represents a stockholder’s affirmative choice to decline to vote on a proposal. Votes withheld and abstentions are counted as present and entitled to vote for purposes of determining a quorum. Votes withheld will have no effect on the election of directors, and abstentions will have no effect on the other proposals to be considered at the Annual Meeting.

WHAT ARE BROKER NON-VOTES AND DO THEY COUNT FOR DETERMINING A QUORUM?

Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares. A broker is entitled to vote shares held for a beneficial owner on routine matters, such as the ratification of the appointment of EY as our independent registered public accounting firm, without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on non-routine matters, such as the election of directors, the approval of the compensation of our named executive officers and the approval of the iHeartMedia, Inc. 2021 Long-Term Incentive Award Plan. Broker non-votes count for purposes of determining whether a quorum is present.

WHERE CAN I FIND THE VOTING RESULTS OF THE 2021 ANNUAL MEETING OF STOCKHOLDERS?

We plan to announce preliminary voting results at the Annual Meeting, and we will report the final results in a Current Report on Form 8-K, which we intend to file with the SEC shortly after the Annual Meeting.

ADDITIONAL INFORMATION

Stockholder Proposals

Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2022 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act must submit the proposal to us at our principal executive offices, 20880 Stone Oak Parkway, San Antonio, TX 78258. Any proposal submitted pursuant to Rule 14a-8 must be received by us no later than November 22, 2021. We suggest that proponents submit their Rule 14a-8 proposals by certified mail, return receipt requested, addressed to our Secretary, Jordan R. Fasbender.

In addition, our Bylaws establish an advance notice procedure with regard to director nominations and other proposals by stockholders that are not intended to be included in our proxy materials, but that a stockholder instead wishes to present directly at an annual meeting. To be properly brought before the 2022 annual meeting of stockholders, a notice of the nomination or the matter the stockholder wishes to present at the meeting must be in writing and delivered to or mailed and received by our Secretary at our principal executive offices not later than the close of business on January 21, 2022 and not before the opening of business on December 22, 2021. However, if the 2022 annual meeting of stockholders is more than 30 days earlier or later than the first anniversary of the 2021 Annual Meeting, notice must be so delivered or received no earlier than the opening of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting and the 10th day following the date on which public disclosure of the date of such annual meeting was made. Our Bylaws also specify requirements relating to the content of the notice that stockholders must provide in order for a director nomination or other proposal to be properly presented at the 2022 annual meeting of stockholders.

Householding of Annual Meeting Materials

The SEC’s rules permit us to deliver a single set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the proxy materials for the Annual Meeting or in the future, contact Broadridge Financial Solutions, Inc. at 1-866-540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future proxy materials for your household, please contact Broadridge at the above phone number or address.

Other Matters

Our Board is not aware of any matter to be presented for action at the Annual Meeting other than the matters referred to above and does not intend to bring any other matters before the Annual Meeting. However, if other matters should properly come before the Annual Meeting, it is intended that holders of the proxies will vote thereon in their discretion.

Solicitation of Proxies

The accompanying proxy is solicited by and on behalf of our Board, whose notice of meeting is attached to this proxy statement, and the entire cost of such solicitation will be borne by us.

In addition to the use of the mails, proxies may be solicited by personal interview, telephone and email by directors, officers and other employees of iHeartMedia who will not be specially compensated for these services. We will also request that brokers, nominees, custodians and other fiduciaries forward soliciting materials to the beneficial owners of shares held of record by such brokers, nominees, custodians and other fiduciaries. We will reimburse such persons for their reasonable expenses in connection therewith.

Certain information contained in this proxy statement relating to the occupations and security holdings of our directors and officers is based upon information received from the individual directors and officers.

WE WILL FURNISH, WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2020, INCLUDING CONSOLIDATED FINANCIAL STATEMENTS BUT NOT INCLUDING EXHIBITS, TO EACH OF OUR STOCKHOLDERS OF RECORD ON MARCH 1, 2021, AND TO EACH BENEFICIAL STOCKHOLDER ON THAT DATE UPON WRITTEN REQUEST MADE TO JORDAN R. FASBENDER, SECRETARY, IHEARTMEDIA, INC., 20880 STONE OAK PARKWAY, SAN ANTONIO, TX 78258. A REASONABLE FEE WILL BE CHARGED FOR COPIES OF REQUESTED EXHIBITS.

WHETHER OR NOT YOU PLAN TO ATTEND THE VIRTUAL ANNUAL MEETING, WE URGE YOU TO VOTE YOUR SHARES VIA THE TOLL-FREE TELEPHONE NUMBER OR OVER THE INTERNET, AS DESCRIBED IN THIS PROXY STATEMENT. IF YOU RECEIVED A COPY OF THE PROXY CARD BY MAIL, YOU MAY SIGN, DATE AND MAIL THE PROXY CARD IN THE ENCLOSED RETURN ENVELOPE. PROMPTLY VOTING YOUR SHARES WILL ENSURE THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING AND WILL SAVE US THE EXPENSE OF FURTHER SOLICITATION.

By Order of the Board of Directors,

Jordan R. Fasbender

Executive Vice President, General Counsel and Secretary

San Antonio, TX

March 18, 2021

Forward-Looking Statements

Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases “guidance,” “believe,” “expect,” “anticipate,” “estimates,” “forecast” and similar words or expressions are intended to identify such forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances, such as statements about on our business, financial position and results of operations, acquisitions, our expected costs, savings and timing of our modernization initiatives, registration of shares under our 2021 Plan and other capital and operating expense reduction initiatives, are forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other important factors, some of which are beyond our control and are difficult to predict. Various risks that could cause future results to differ from those expressed by the forward-looking statements included herein include, but are not limited to: risks related weak or uncertain global economic conditions; the impact of the COVID-19 pandemic; increased competition; dependence upon the performance of on-air talent, program hosts and management; fluctuations in operating costs; technological changes and innovations; shifts in population and other demographics; impact of our substantial indebtedness; impact of acquisitions, dispositions and other strategic transactions; legislative or regulatory requirements; impact of legislation, ongoing litigation or royalty audits on music licensing and royalties; regulations and concerns regarding privacy and data protection; risk associated with our emergence from the Chapter 11 Cases; risks related to our Class A common stock; and regulations impacting our business and the ownership of our securities. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed herein may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date hereof. Additional risks that could cause future results to differ from those expressed by any forward-looking statement are described in our reports filed with the SEC, including in the section entitled “Item 1A. Risk Factors” of our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. We do not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

Annex A

Supplemental Disclosure Regarding Non-GAAP Financial Information

Non-GAAP Financial Measures

We define Adjusted EBITDA as consolidated Operating income (loss) adjusted to exclude restructuring and reorganization expenses included within Direct operating expenses, Selling, General and Administrative expenses and Corporate expenses and share-based compensation expenses included within Corporate expenses, as well as the following line items presented in our Statements of Operations: Depreciation and amortization, Impairment charges and Other operating expense (income), net. Alternatively, Adjusted EBITDA is calculated as Net income (loss), adjusted to exclude (Income) loss from discontinued operations, net of tax, Income tax (benefit) expense, Interest expense, Depreciation and amortization, Reorganization items, net, (Gain) Loss on investments, net, Other (income) expense, net, Equity in earnings (loss) of nonconsolidated affiliates, net, Impairment charges, Other operating expense (income), net, Share-based compensation expense and restructuring and reorganization expenses. Restructuring expenses primarily include severance expenses incurred in connection with cost saving initiatives, as well as certain expenses, which, in the view of management, are outside the ordinary course of business or otherwise not representative of the Company’s operations during a normal business cycle. Reorganization expenses primarily include the amortization of retention bonus amounts paid or payable to certain members of management directly as a result of the Reorganization.

We use Adjusted EBITDA, among other measures, to evaluate the Company’s operating performance. This measure is among the primary measures used by management for the planning and forecasting of future periods, as well as for measuring performance for compensation of executives and other members of management. We believe this measure is an important indicator of our operational strength and performance of our business because it provides a link between operational performance and operating income. It is also a primary measure used by management in evaluating companies as potential acquisition targets. We believe the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. We believe it helps improve investors’ ability to understand our operating performance and makes it easier to compare our results with other companies that have different capital structures or tax rates. In addition, we believe this measure is also among the primary measures used externally by our investors, analysts and peers in our industry for purposes of valuation and comparing our operating performance to other companies in our industry. Since Adjusted EBITDA is not a measure calculated in accordance with generally accepted accounting principles (“GAAP”), it should not be considered in isolation of, or as a substitute for, operating income or net income (loss) as an indicator of operating performance and may not be comparable to similarly titled measures employed by other companies. Adjusted EBITDA is not necessarily a measure of our ability to fund our cash needs. Because it excludes certain financial information compared with operating income and compared with consolidated net income (loss), the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions which are excluded.

We define OIBDAN in the same manner as Adjusted EBITDA.

We define Free cash flow from (used for) continuing operations (“Free Cash Flow”) as Cash provided by (used for) operating activities from continuing operations less capital expenditures, which is disclosed as Purchases of property, plant and equipment by continuing operations in the Company’s Consolidated Statements of Cash Flows. We use Free Cash Flow, among other measures, to evaluate the Company’s liquidity and its ability to generate cash flow. We believe that Free Cash Flow is meaningful to investors because it provides them with a view of the Company’s liquidity after deducting capital expenditures, which are considered to be a necessary component of ongoing operations. In addition, we believe that Free Cash Flow helps improve investors’ ability to compare our liquidity with that of other companies. Since Free Cash Flow is not a measure calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, Cash provided by operating activities and may not be comparable to similarly titled measures employed by other companies. Free Cash Flow is not necessarily a measure of our ability to fund our cash needs.

Predecessor - Successor Presentation

Our financial results for the periods from January 1, 2019 through May 1, 2019 are referred to as those of the “Predecessor” period. Our financial results for the period from May 2, 2019 through December 31, 2019 and the year ended December 31, 2020 are referred to as those of the “Successor” period. Our results of operations for these periods are prepared in accordance with GAAP. Although GAAP requires that we report on our results for the period from January 1, 2019 through May 1, 2019 and the period from May 2, 2019 through December 31, 2019 separately, management views the Company’s operating results for the year ended December 31, 2019 by combining the results of the applicable Predecessor and Successor periods because such presentation provides the most meaningful comparison of our year-to-date results to prior periods.

The Company cannot adequately benchmark the operating results of the period from May 2, 2019 through December 31, 2019 against any of the previous or future periods reported in its Consolidated Financial Statements without combining it with the period from January 1, 2019 through May 1, 2019 and does not believe that reviewing the results of this period in isolation would be useful in identifying trends in or reaching conclusions regarding the Company’s overall operating performance. Management believes that the key performance metrics such as revenue, operating income and Adjusted EBITDA for the Successor period when combined with the Predecessor period provides more meaningful comparisons to other periods and are useful in identifying current business trends. Accordingly, in addition to presenting our results of operations as reported in our Consolidated Financial Statements in accordance with GAAP, the tables and discussion included within this Annex A also present the combined results for the year ended December 31, 2019.

The combined results for the year ended December 31, 2019, which we refer to herein as the results for the “year ended December 31, 2019” represent the sum of the reported amounts for the Predecessor period from January 1, 2019 through May 1, 2019 and the Successor period from May 2, 2019 through December 31, 2019. These combined results are not considered to be prepared in accordance with GAAP and have not been prepared as pro forma results per applicable regulations. The combined operating results do not reflect the actual results we would have achieved absent our Emergence and may not be indicative of future results.

Reconciliation of Operating Income (Loss) to Adjusted EBITDA

(In thousands)	Successor Company	Successor Company	Predecessor Company	Non-GAAP Combined
	Year Ended December 31, 2020	Period from May 2, 2019 through December 31, 2019	Period from January 1, 2019 through May 1, 2019	Year Ended December 31, 2019

Operating income (loss)	$(1,737,624)	$439,636	$67,040	$506,676

Depreciation and amortization	402,929	249,623	52,834	302,457

Impairment charges	1,738,752	—	91,382	91,382

Other operating expense, net	11,344	8,000	154	8,154

Share-based compensation expense	22,862	26,411	498	26,909

Restructuring and reorganization expenses	100,410	51,879	13,241	65,120

Adjusted EBITDA	$538,673	$775,549	$225,149	$1,000,698

Reconciliation of Cash Provided by Operating Activities from Continuing Operations to Free Cash Flow from (used for) Continuing Operations

(In thousands)	Successor Company	Successor Company	Predecessor Company	Non-GAAP Combined
	Year Ended December 31, 2020	Period from May 2, 2019 through December 31, 2019	Period from January 1, 2019 through May 1, 2019	Year Ended December 31, 2019

Cash provided by (used for) operating activities from continuing operations	$215,945	$468,905	$(7,505)	$461,400

Purchases of property, plant and equipment by continuing operations	(85,205)	(75,993)	(36,197)	(112,190)

Free cash flow from (used for) continuing operations	$130,740	$392,912	$(43,702)	$349,210

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

(In thousands)	Successor Company	Successor Company	Predecessor Company	Non-GAAP Combined
	Year Ended December 31, 2020	Period from May 2, 2019 through December 31, 2019	Period from January 1, 2019 through May 1, 2019	Year Ended December 31, 2019

Net income (loss)	$(1,915,222)	$113,299	$11,165,113	$11,278,412

Income from discontinued operations, net of tax	—	—	(1,685,123)	(1,685,123)

Income tax expense	(183,623)	20,091	39,095	59,186

Interest expense (income), net	343,745	266,773	(499)	266,274

Depreciation and amortization	402,929	249,623	52,834	302,457

EBITDA	$(1,352,171)	$649,786	$9,571,420	$10,221,206

Reorganization items, net	—	—	(9,461,826)	(9,461,826)

Loss on investments, net	9,346	20,928	10,237	31,165

Other (income) expense, net	7,751	18,266	(23)	18,243

Equity in loss of nonconsolidated affiliates	379	279	66	345

Impairment charges	1,738,752	—	91,382	91,382

Other operating expense, net	11,344	8,000	154	8,154

Share-based compensation expense	22,862	26,411	498	26,909

Restructuring and reorganization expenses	100,410	51,879	13,241	65,120

Adjusted EBITDA	$538,673	$775,549	$225,149	$1,000,698

Annex B

IHEARTMEDIA, INC. 2021 LONG-TERM INCENTIVE AWARD PLAN

ARTICLE I.

PURPOSE

The Plan’s purpose is to enhance the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. Capitalized terms used in the Plan are defined in Article XI.

ARTICLE II.

ELIGIBILITY

Service Providers are eligible to be granted Awards under the Plan, subject to the limitations described herein.

ARTICLE III.

ADMINISTRATION AND DELEGATION

3.1    Administration. The Plan is administered by the Administrator. The Administrator has authority to determine which Service Providers receive Awards, grant Awards and set Award terms and conditions, subject to the conditions and limitations in the Plan. The Administrator also has the authority to take all actions and make all determinations under the Plan, to interpret the Plan and Award Agreements and to adopt, amend and repeal Plan administrative rules, guidelines and practices as it deems advisable. The Administrator may correct defects and ambiguities, supply omissions and reconcile inconsistencies in the Plan or any Award Agreement as it deems necessary or appropriate to administer the Plan and any Awards. The Administrator’s determinations under the Plan are in its sole discretion and will be final and binding on all persons having or claiming any interest in the Plan or any Award.

3.2    Appointment of Committees. To the extent Applicable Laws permit, the Board or the Administrator may delegate any or all of its powers under the Plan to one or more Committees or committees of officers of the Company or any of its Subsidiaries. The Board or the Administrator, as applicable, may rescind any such delegation, abolish any such committee or Committee and/or re-vest in itself any previously delegated authority at any time.

ARTICLE IV.

STOCK AVAILABLE FOR AWARDS

4.1    Number of Shares; Prior Plan. Subject to adjustment under Article VIII and the terms of this Article IV, Awards may be made under the Plan covering up to the Overall Share Limit. Shares issued under the Plan may consist of authorized but unissued Shares, Shares purchased on the open market or treasury Shares. As of the Effective Date, the Company will cease granting awards under the Prior Plan; however, Prior Plan Awards will remain subject to the terms of the applicable Prior Plan.

4.2    Share Recycling . If all or any part of an Award or a Prior Plan Award expires, lapses or is terminated, exchanged for or settled in cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, in any case, in a manner that results in the Company acquiring Shares covered by the Award or Prior Plan Award at a price not greater than the price (as adjusted to reflect any Equity Restructuring) paid by the Participant for such Shares or not issuing any Shares covered by the Award or Prior Plan Award, the unused Shares covered by the Award will, as applicable, become or again be available for Award grants under the Plan. Further, Shares delivered (either by actual delivery or attestation) to the Company by a Participant to satisfy any applicable tax withholding obligation with respect to an Award or Prior Plan Award, in either case, that is a Full Value Award (including Shares retained by the Company from the Award or Prior Plan Award being purchased and/or creating the tax obligation) will, as applicable, become or again be available for Award grants under the Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not count against the Overall Share Limit. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 4.1 and shall not be available for future grants of Awards: (i) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; (ii) Shares purchased on the open market with the cash proceeds from the exercise of Options; and (iii) Shares delivered (either by actual delivery or attestation) to the Company by a Participant to satisfy the applicable exercise price of an Option or Stock Appreciation Right or a Prior Plan Award that is an Option or Stock Appreciation Right and/or to satisfy any applicable tax withholding obligation with respect to any such Award (including Shares retained by the Company from such Award being exercised and/or creating the tax obligation).

4.3    Incentive Stock Option Limitations. Notwithstanding anything to the contrary herein, no more than 6,000,000 Shares may be issued pursuant to the exercise of Incentive Stock Options.

4.4    Substitute Awards. In connection with an entity’s merger or consolidation with the Company of any Subsidiary or the Company’s or any Subsidiary’s acquisition of an entity’s property or stock, the Administrator may grant Awards in substitution for any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its affiliate. Substitute Awards may be granted on such terms as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards will not count against the Overall Share Limit (nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided above), except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Service Providers prior to such acquisition or combination.

4.5    Non-Employee Director Compensation. Notwithstanding any provision to the contrary in the Plan, the Administrator may establish compensation for non-employee Directors from time to time, subject to the limitations in the Plan. The Administrator will from time to time determine the terms, conditions and amounts of all such non-employee Director compensation in its discretion and pursuant to the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time; provided that the sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Awards granted to a non-employee Director as compensation for services as a non-employee Director with respect to any fiscal year of the Company may not exceed $750,000. For purposes of clarity, if a non-employee Director makes an election to receive an Award representing more than one fiscal year of compensation for services as a non-employee Director, then the value of such Award shall be calculated for purposes of this Section 4.5 as an Award for services over the applicable service period with respect to which such election was made (rather than solely for services in the fiscal year of grant).

ARTICLE V.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

5.1    General. The Administrator may grant Options or Stock Appreciation Rights to Service Providers subject to the limitations in the Plan, including any limitations in the Plan that apply to Incentive Stock Options. A Stock Appreciation Right will entitle the Participant (or other person entitled to exercise the Stock Appreciation Right) to receive from the Company upon exercise of the exercisable portion of the Stock Appreciation Right an amount determined by multiplying the excess, if any, of the Fair Market Value of one Share on the date of exercise over the exercise price per Share of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right is exercised, subject to any limitations of the Plan or that the Administrator may impose and payable in cash, Shares valued at Fair Market Value or a combination of the two as the Administrator may determine or provide in the Award Agreement.

5.2    Exercise Price. The Administrator will establish each Option’s and Stock Appreciation Right’s exercise price and specify the exercise price in the Award Agreement. The exercise price will not be less than 100% of the

Fair Market Value on the grant date of the Option or Stock Appreciation Right. Notwithstanding the foregoing, in the case of an Option or a Stock Appreciation Right that is a Substitute Award, the exercise price per share of the Shares subject to such Option or Stock Appreciation Right, as applicable, may be less than the Fair Market Value per share on the date of grant; provided that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Sections 424 and 409A of the Code.

5.3    Duration. Each Option or Stock Appreciation Right will be exercisable at such times and as specified in the Award Agreement, provided that the term of an Option or Stock Appreciation Right will not exceed ten years. Notwithstanding the foregoing and unless determined otherwise by the Company, in the event that on the last business day of the term of an Option or Stock Appreciation Right (other than an Incentive Stock Option) (i) the exercise of the Option or Stock Appreciation Right is prohibited by Applicable Law, as determined by the Company, or (ii) Shares may not be purchased or sold by the applicable Participant due to any Company insider trading policy (including blackout periods) or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Option or Stock Appreciation Right shall be automatically extended until the date that is 30 days after the end of the legal prohibition, black-out period or lock-up agreement, as determined by the Company; provided, however, in no event shall the extension last beyond the ten year term (or any shorter maximum, if applicable) of the applicable Option or Stock Appreciation Right. Notwithstanding the foregoing, to the extent permitted under Applicable Laws, if the Participant, prior to the end of the term of an Option or Stock Appreciation Right, violates the non-competition, non-solicitation, confidentiality or other similar restrictive covenant provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company or any of its Subsidiaries, the right of the Participant and the Participant’s transferees to exercise any Option or Stock Appreciation Right issued to the Participant shall terminate immediately upon such violation, unless the Company otherwise determines.

5.4    Exercise. Options and Stock Appreciation Rights may be exercised by delivering to the Company a written notice of exercise, in a form the Administrator approves, signed by the person authorized to exercise the Option or Stock Appreciation Right, together with, as applicable, payment in full (i) as specified in Section 5.5 for the number of Shares for which the Award is exercised and (ii) as specified in Section 9.5 for any applicable taxes. Unless the Administrator otherwise determines, an Option or Stock Appreciation Right may not be exercised for a fraction of a Share.

5.5    Payment Upon Exercise. Subject to Section 10.8, any Company insider trading policy (including blackout periods) and Applicable Laws, the exercise price of an Option must be paid by:

(a)    cash, wire transfer of immediately available funds or by check payable to the order of the Company, provided that the Company may limit the use of one of the foregoing payment forms if one or more of the payment forms below is permitted;

(b)    if there is a public market for Shares at the time of exercise, unless the Company otherwise determines, (A) delivery (including electronically or telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to pay the exercise price, or (B) the Participant’s delivery to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to pay the exercise price; provided that such amount is paid to the Company at such time as may be required by the Administrator;

(c)    to the extent permitted by the Administrator, delivery (either by actual delivery or attestation) of Shares owned by the Participant valued at their Fair Market Value;

(d)    to the extent permitted by the Administrator, surrendering Shares then issuable upon the Option’s exercise valued at their Fair Market Value on the exercise date;

(e)    to the extent permitted by the Administrator, delivery of a promissory note or any other property that the Administrator determines is good and valuable consideration; or

(f)    to the extent permitted by the Company, any combination of the above payment forms approved by the Administrator.

5.6    Additional Terms of Incentive Stock Options. The Administrator may grant Incentive Stock Options only to employees of the Company, any of its present or future parent or subsidiary corporations, as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. If an Incentive Stock Option is granted to a Greater Than 10% Stockholder, the exercise price will not be less than 110% of the Fair Market Value on the Option’s grant date, and the term of the Option will not exceed five years. All Incentive Stock Options will be subject to and construed consistently with Section 422 of the Code. By accepting an Incentive Stock Option, the Participant agrees to give prompt notice to the Company of dispositions or other transfers (other than in connection with a Change in Control) of Shares acquired under the Option made within (i) two years from the grant date of the Option or (ii) one year after the transfer of such Shares to the Participant, specifying the date of the disposition or other transfer and the amount the Participant realized, in cash, other property, assumption of indebtedness or other consideration, in such disposition or other transfer. Neither the Company nor the Administrator will be liable to a Participant, or any other party, if an Incentive Stock Option fails or ceases to qualify as an “incentive stock option” under Section 422 of the Code. Any Incentive Stock Option or portion thereof that fails to qualify as an “incentive stock option” under Section 422 of the Code for any reason, including becoming exercisable with respect to Shares having a fair market value exceeding the $100,000 limitation under Treasury Regulation Section 1.422-4, will be a Non-Qualified Stock Option.

ARTICLE VI.

RESTRICTED STOCK; RESTRICTED STOCK UNITS

6.1    General. The Administrator may grant Restricted Stock, or the right to purchase Restricted Stock, to any Service Provider, subject to the Company’s right to repurchase all or part of such Shares at their issue price or other stated or formula price from the Participant (or to require forfeiture of such Shares) if conditions the Administrator specifies in the Award Agreement are not satisfied before the end of the applicable restriction period or periods that the Administrator establishes for such Award. In addition, the Administrator may grant to Service Providers Restricted Stock Units, which may be subject to vesting and forfeiture conditions during the applicable restriction period or periods, as set forth in an Award Agreement.

6.2    Restricted Stock.

(a)    Dividends. Participants holding Shares of Restricted Stock will be entitled to all ordinary cash dividends paid with respect to such Shares, unless the Administrator provides otherwise in the Award Agreement. In addition, unless the Administrator provides otherwise, if any dividends or distributions are paid in Shares, or consist of a dividend or distribution to holders of Common Stock of property other than an ordinary cash dividend, the Shares or other property will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid. Notwithstanding anything to the contrary herein, with respect to any award of Restricted Stock, dividends which are paid to holders of Common Stock prior to vesting shall only be paid out to the Participant holding such Restricted Stock to the extent that the vesting conditions are subsequently satisfied. All such dividend payments will be made no later than March 15 of the calendar year following the calendar year in which the right to the dividend payment becomes nonforfeitable.

(b)    Stock Certificates. The Company may require that the Participant deposit in escrow with the Company (or its designee) any stock certificates issued in respect of Shares of Restricted Stock, together with a stock power endorsed in blank.

6.3    Restricted Stock Units.

(a)    Settlement. The Administrator may provide that settlement of Restricted Stock Units will occur upon or as soon as reasonably practicable after the Restricted Stock Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election, in a manner intended to comply with Section 409A.

(b)    Stockholder Rights. A Participant will have no rights of a stockholder with respect to Shares subject to any Restricted Stock Unit unless and until the Shares are delivered in settlement of the Restricted Stock Unit.

ARTICLE VII.

OTHER STOCK OR CASH BASED AWARDS; DIVIDEND EQUIVALENTS

7.1    Other Stock or Cash Based Awards. Other Stock or Cash Based Awards may be granted to Participants, including Awards entitling Participants to receive Shares to be delivered in the future and including annual or other periodic or long-term cash bonus awards (whether based on specified Performance Criteria or otherwise), in each case subject to any conditions and limitations in the Plan. Such Other Stock or Cash Based Awards will also be available as a payment form in the settlement of other Awards, as standalone payments and as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock or Cash Based Awards may be paid in Shares, cash or other property, or any combination of the foregoing, as the Administrator determines.

7.2    Dividend Equivalents. A grant of Restricted Stock Units or Other Stock or Cash Based Award may provide a Participant with the right to receive Dividend Equivalents, and no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights. Dividend Equivalents may be paid currently or credited to an account for the Participant, settled in cash or Shares and subject to the same restrictions on transferability and forfeitability as the Award with to which the Dividend Equivalents are paid and subject to other terms and conditions as set forth in the Award Agreement. Notwithstanding anything to the contrary herein, Dividend Equivalents with respect to an Award shall only be paid out to the Participant to the extent that the vesting conditions applicable to the underlying Award are satisfied. All such Dividend Equivalent payments will be made no later than March 15 of the calendar year following calendar year in which the right to the Dividend Equivalent payment becomes nonforfeitable, unless determined otherwise by the Administrator or unless deferred in a manner intended to comply with Section 409A.

ARTICLE VIII.

ADJUSTMENTS FOR CHANGES IN COMMON STOCK AND CERTAIN OTHER EVENTS

8.1    Equity Restructuring. In connection with any Equity Restructuring, notwithstanding anything to the contrary in this Article VIII, the Administrator will equitably adjust each outstanding Award as it deems appropriate to reflect the Equity Restructuring, which may include adjusting the number and type of securities subject to each outstanding Award and/or the Award’s exercise price or grant price (if applicable), granting new Awards to Participants, and/or making a cash payment to Participants. The adjustments provided under this Section 8.1 will be nondiscretionary and final and binding on the affected Participant and the Company; provided that the Administrator will determine whether an adjustment is equitable.

8.2    Corporate Transactions. In the event of any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), reorganization, merger, consolidation, combination, amalgamation, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Common Stock or other securities of the Company, Change in Control, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, other similar corporate transaction or event, other unusual or nonrecurring transaction or event affecting the Company or its financial statements or any change in any Applicable Laws or accounting principles, the Administrator, on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event (except that action to give effect to a change in Applicable Law or accounting principles may be made within a reasonable period of time after such change), is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to (x) prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award granted or issued under the Plan, (y) to facilitate such transaction or event or (z) give effect to such changes in Applicable Laws or accounting principles:

(a)    To provide for the cancellation of any such Award in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights under the vested portion of such Award, as applicable; provided that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights, in any case, is equal to or less than zero, then the Award may be terminated without payment; provided, further, that Awards held by members of the Board will be settled in Shares on or immediately prior to the applicable event if the Administrator takes action under this clause (a);

(b)    To provide that such Award shall vest and, to the extent applicable, be exercisable as to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of such Award;

(c)    To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and/or applicable exercise or purchase price, in all cases, as determined by the Administrator;

(d)    To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding Awards and/or with respect to which Awards may be granted under the Plan (including, but not limited to, adjustments of the limitations in Article IV hereof on the maximum number and kind of shares which may be issued) and/or in the terms and conditions of (including the grant or exercise price or applicable performance goals), and the criteria included in, outstanding Awards;

(e)    To replace such Award with other rights or property selected by the Administrator; and/or

(f)    To provide that the Award will terminate and cannot vest, be exercised or become payable after the applicable event.

8.3    Effect of Non-Assumption in a Change in Control. Notwithstanding the provisions of Section 8.2, if a Change in Control occurs and a Participant’s Award is not continued, converted, assumed, or replaced with a substantially similar award by (a) the Company, or (b) a successor entity or its parent or subsidiary (an “Assumption”), and provided that the Participant has not had a Termination of Service, then, immediately prior to the Change in Control, such Award shall become fully vested, exercisable and/or payable, as applicable, and all forfeiture, repurchase and other restrictions on such Award shall lapse, in which case, such Award shall be canceled upon the consummation of the Change in Control in exchange for the right to receive the Change in Control consideration payable to other holders of Common Stock (i) which may be on such terms and conditions as apply generally to holders of Common Stock under the Change in Control documents (including, without limitation, any escrow, earn-out or other deferred consideration provisions) or such other terms and conditions as the Administrator may provide, and (ii) determined by reference to the number of Shares subject to such Award and net of any applicable exercise price; provided that to the extent that any Award constitutes “nonqualified deferred compensation” that may not be paid upon the Change in Control under Section 409A (to the extent applicable to such Award) without the imposition of taxes thereon under Section 409A, the timing of such payments shall be governed by the applicable Award Agreement (subject to any deferred consideration provisions applicable under the Change in Control documents); and provided, further, that if the amount to which the Participant would be entitled upon the settlement or exercise of such Award at the time of the Change in Control is equal to or less than zero, then such Award may be terminated without payment. The Administrator shall determine whether an Assumption of an Award has occurred in connection with a Change in Control.

8.4    Administrative Stand Still. In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other extraordinary transaction or change affecting the Shares or the share price of Common Stock, including any Equity Restructuring or any securities offering or other similar transaction, for administrative convenience, the Administrator may refuse to permit the exercise of any Award for up to 60 days before or after such transaction.

8.5    General. Except as expressly provided in the Plan or the Administrator’s action under the Plan, no Participant will have any rights due to any subdivision or consolidation of Shares of any class, dividend payment, increase or decrease in the number of Shares of any class or dissolution, liquidation, merger, or consolidation of the Company or other corporation. Except as expressly provided with respect to an Equity Restructuring under Section 8.1 or the Administrator’s action under the Plan, no issuance by the Company of Shares of any class, or securities convertible into Shares of any class, will affect, and no adjustment will be made regarding, the number of Shares subject to an Award or the Award’s grant or exercise price. The existence of the Plan, any Award Agreements and the Awards granted hereunder will not affect or restrict in any way the Company’s right or power to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger, consolidation dissolution or liquidation of the Company or sale of Company assets or (iii) any sale or issuance of securities, including securities with rights superior to those of the Shares or securities convertible into or exchangeable for Shares. The Administrator may treat Participants and Awards (or portions thereof) differently under this Article VIII.

ARTICLE IX.

GENERAL PROVISIONS APPLICABLE TO AWARDS

9.1    Transferability. Except as the Administrator may determine or provide in an Award Agreement or otherwise for Awards other than Incentive Stock Options, Awards may not be sold, assigned, transferred, pledged or otherwise encumbered, either voluntarily or by operation of law, except for certain beneficiary designations, by will or the laws of descent and distribution, or, subject to the Administrator’s consent, pursuant to a domestic relations order, and, during the life of the Participant, will be exercisable only by the Participant. Any permitted transfer of an Award hereunder shall be without consideration, except as required by Applicable Law. References to a Participant, to the extent relevant in the context, will include references to a Participant’s authorized transferee that the Administrator specifically approves.

9.2    Documentation. Each Award will be evidenced in an Award Agreement, which may be written or electronic, as the Administrator determines. The Award Agreement will contain the terms and conditions applicable to an Award. Each Award may contain terms and conditions in addition to those set forth in the Plan.

9.3    Discretion. Except as the Plan otherwise provides, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award to a Participant need not be identical, and the Administrator need not treat Participants or Awards (or portions thereof) uniformly.

9.4    Termination of Status. The Administrator will determine how a Participant’s Disability, death, retirement or an authorized leave of absence or any other change or purported change in a Participant’s Service Provider status affects an Award (including whether and when a Termination of Service has occurred) and the extent to which, and the period during which the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award, if applicable.

9.5    Withholding. Each Participant must pay the Company, or make provision satisfactory to the Administrator for payment of, any taxes required by Applicable Law to be withheld in connection with such Participant’s Awards by the date of the event creating the tax liability. The Company or one of its Subsidiaries may deduct an amount sufficient to satisfy such tax obligations based on the applicable statutory withholding rates (or such other rate as may be determined by the Company after considering any accounting consequences or costs) from any payment of any kind otherwise due to a Participant. In the absence of a contrary determination by the Company (or, with respect to withholding pursuant to clause (ii) below with respect to Awards held by individuals subject to Section 16 of the Exchange Act, a contrary determination by the Administrator), all tax withholding obligations will be calculated based on the minimum applicable statutory withholding rates. Subject to Section 10.8 and any Company insider trading policy (including blackout periods), Participants may satisfy such tax obligations (i) in cash, by wire transfer of immediately available funds or check made payable to the order of the Company, provided that the Company may limit the use of the foregoing payment forms in its discretion, (ii) to the extent permitted by the Administrator, in whole or in part by delivery of Shares, including Shares delivered by attestation and Shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of delivery, (iii) if there is a public market for Shares at the time the tax obligations are satisfied, unless the Company otherwise determines, (A) delivery (including electronically or telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to satisfy the tax obligations, or (B) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to satisfy the tax withholding; provided that such amount is paid to the Company at such time as may be required by the Administrator, or (iv) to the extent permitted by the Company, any combination of the foregoing payment forms approved by the Administrator. Notwithstanding any other provision of the Plan, the number of Shares which may be so delivered or retained pursuant to clause (ii) of the immediately preceding sentence shall be limited to the number of Shares which have a Fair Market Value on the date of delivery or retention no greater than the aggregate amount of such liabilities based on the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid the liability classification of the applicable award under generally accepted accounting principles in the United States of America). If any tax withholding obligation will be satisfied under clause (ii) above by the Company’s retention of Shares from the Award creating the tax obligation and there is a public market for Shares at the time the tax obligation is satisfied, the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on the applicable Participant’s behalf some or all of the Shares retained and to remit the proceeds of the sale to the Company or its designee, and each Participant’s acceptance of an Award under the Plan will constitute the Participant’s authorization to the Company and instruction and authorization to such brokerage firm to complete the transactions described in this sentence.

9.6    Amendment of Award; Prohibition on Repricing. The Administrator may amend, modify or terminate any outstanding Award, including by substituting another Award of the same or a different type, changing the exercise or settlement date, and converting an Incentive Stock Option to a Non-Qualified Stock Option. The Participant’s consent to such action will be required unless (i) the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Award, or (ii) the change is permitted under Article VIII or pursuant to Section 10.6. Notwithstanding anything to the contrary contained herein, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price per Share of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price per Share that is less than the exercise price per Share of the original Options or Stock Appreciation Rights without the approval of the stockholders of the Company.

9.7    Conditions on Delivery of Stock. The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (i) all Award conditions have been met or removed to the Company’s satisfaction, (ii) as determined by the Company, all other legal matters regarding the issuance and delivery of such Shares have been satisfied, including any applicable securities laws and stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Administrator deems necessary or appropriate to satisfy any Applicable Laws. The Company’s inability to obtain authority from any regulatory body having jurisdiction, which the Administrator determines is necessary to the lawful issuance and sale of any securities, will relieve the Company of any liability for failing to issue or sell such Shares as to which such requisite authority has not been obtained.

9.8    Acceleration. The Administrator may at any time provide that any Award will become immediately vested and fully or partially exercisable, free of some or all restrictions or conditions, or otherwise fully or partially realizable.

9.9    Cash Settlement. Without limiting the generality of any other provision of the Plan, the Administrator may provide, in an Award Agreement or subsequent to the grant of an Award, in its discretion, that any Award may be settled in cash, Shares or a combination thereof.

9.10    Broker-Assisted Sales. In the event of a broker-assisted sale of Shares in connection with the payment of amounts owed by a Participant under or with respect to the Plan or Awards, including amounts to be paid under the final sentence of Section 9.5: (i) any Shares to be sold through the broker-assisted sale will be sold on the day the payment first becomes due, or as soon thereafter as practicable; (ii) such Shares may be sold as part of a block trade with other Participants in the Plan in which all participants receive an average price; (iii) the applicable Participant will be responsible for all broker’s fees and other costs of sale, and by accepting an Award, each Participant agrees to indemnify and hold the Company and its Subsidiaries harmless from any losses, costs, damages, or expenses relating to any such sale; (iv) to the extent the Company, its Subsidiaries or their designee receives proceeds of such sale that exceed the amount owed, the Company or its Subsidiary will pay such excess in cash to the applicable Participant as soon as reasonably practicable; (v) the Company, its Subsidiaries and their designees are under no obligation to arrange for such sale at any particular price; and (vi) in the event the proceeds of such sale are insufficient to satisfy the Participant’s applicable obligation, the Participant may be required to pay immediately upon demand to the Company or its designee an amount in cash sufficient to satisfy any remaining portion of the Participant’s obligation.

9.11    Vesting Limitations. Notwithstanding any other provision of the Plan to the contrary, no Award (or portion thereof) granted hereunder shall vest earlier than the first anniversary of the date the Award is granted; provided, however, that the foregoing shall not apply to: (i) Substitute Awards; (ii) Awards delivered in lieu of fully-vested cash awards or payments; (iii) Awards delivered in lieu of cash compensation otherwise payable to a non-employee Director, where such Director has elected to receive an Award in lieu of such cash compensation; (iv) Awards granted to non-employee directors for which the vesting period runs from the date of one annual meeting of the Company’s stockholders to the next annual meeting of the Company’s stockholders and which is at least 50 weeks after the immediately preceding year’s annual meeting; or (v) any other Awards that result in the issuance of an aggregate of up to 5% of the Overall Share Limit. In addition, the Administrator may provide that such one-year vesting restrictions may lapse or be waived upon the Participant’s Termination of Service and/or in connection with a Change in Control.

ARTICLE X.

MISCELLANEOUS

10.1    No Right to Employment or Other Status. No person will have any claim or right to be granted an Award, and the grant of an Award will not be construed as giving a Participant the right to continued employment or any other relationship with the Company or any of its Subsidiaries. The Company and its Subsidiaries expressly reserve the right at any time to dismiss or otherwise terminate their respective relationships with a Participant free from any liability or claim under the Plan or any Award, except as expressly provided in an Award Agreement.

10.2    No Rights as Stockholder; Certificates. Subject to the Award Agreement, no Participant or Designated Beneficiary will have any rights as a stockholder with respect to any Shares to be distributed under an Award until becoming the record holder of such Shares. Notwithstanding any other provision of the Plan, unless the Administrator otherwise determines or Applicable Laws require, the Company will not be required to deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares may be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator). The Company may place legends on stock certificates issued under the Plan that the Administrator deems necessary or appropriate to comply with Applicable Laws.

10.3    Effective Date and Term of Plan. Unless earlier terminated by the Board, the Plan will become effective on the date the Company’s stockholders approve the Plan (the “Effective Date”) and will remain in effect until the tenth anniversary of the Effective Date, but Awards previously granted may extend beyond that date in accordance with the Plan. Notwithstanding anything to the contrary in the Plan, an Incentive Stock Option may not be granted under the Plan after 10 years from the earlier of (i) the date the Board adopted the Plan or (ii) the date the Company’s stockholders approved the Plan. If the Plan is not approved by the Company’s stockholders, the Plan will not become effective and no Awards will be granted under the Plan, and the Prior Plan will continue in full force and effect in accordance with its terms.

10.4    Amendment of Plan. The Administrator may amend, suspend or terminate the Plan at any time; provided that no amendment, other than (a) as permitted by the applicable Award Agreement, (b) as provided under Sections 10.6 and 10.15 hereof, or (c) an amendment to an increase to the Overall Share Limit, may materially and adversely affect any Award outstanding at the time of such amendment without the affected Participant’s consent. No Awards may be granted under the Plan during any suspension period or after the Plan’s termination. Awards outstanding at the time of any Plan suspension or termination will continue to be governed by the Plan and the Award Agreement, as in effect before such suspension or termination. The Board will obtain stockholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws.

10.5    Provisions for Foreign Participants. The Administrator may modify Awards granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to address differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

10.6    Section 409A.

(a)    General. The Company intends that all Awards be structured to comply with, or be exempt from, Section 409A, such that no adverse tax consequences, interest, or penalties under Section 409A apply. Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a Participant’s consent, amend this Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (A) exempt this Plan or any Award from Section 409A, or (B) comply with Section 409A, including regulations, guidance, compliance programs and other interpretative authority that may be issued after an Award’s grant date. The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise. The Company will have no obligation under this Section 10.6 or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A.

(b)    Separation from Service. If an Award constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a termination of a Participant’s Service Provider relationship will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the termination of the Participant’s Service Provider relationship. For purposes of this Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms means a “separation from service.”

(c)    Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award subject to Section 409A to a “specified employee” (as defined under Section 409A and as the Administrator determines) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made.

10.7    Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee or agent of the Company or any Subsidiary will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Award, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in his or her capacity as an Administrator, director, officer, other employee or agent of the Company or any Subsidiary. The Company will indemnify and hold harmless each director, officer, other employee and agent of the Company or any Subsidiary that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Plan unless arising from such person’s own fraud or bad faith.

10.8    Lock-Up Period. The Company may, at the request of any underwriter representative or otherwise, in connection with registering the offering of any Company securities under the Securities Act, prohibit Participants from, directly or indirectly, selling or otherwise transferring any Shares or other Company securities during a period of up to 180 days following the effective date of a Company registration statement filed under the Securities Act, or such longer period as determined by the underwriter.

10.9    Data Privacy. As a condition for receiving any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this section by and among the Company and its Subsidiaries and affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security number, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company or its Subsidiaries and affiliates; and Award details, to implement, manage and administer the Plan and Awards (the “Data”). The Company and its Subsidiaries and affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan, and the Company and its Subsidiaries and affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company and its Subsidiaries and affiliates holds regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this Section 10.9 in writing, without cost, by contacting the local human resources representative. If the Participant refuses or withdraws the consents in this Section 10.9, the Company may cancel Participant’s ability to participate in the Plan and, in the Administrator’s discretion, the Participant may forfeit any outstanding Awards. For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.

10.10    Severability. If any portion of the Plan or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.

10.11    Governing Documents. If any contradiction occurs between the Plan and any Award Agreement or other written agreement between a Participant and the Company (or any Subsidiary) that the Administrator has approved, the Plan will govern, unless it is expressly specified in such Award Agreement or other written document that the specific provision of the Plan will not apply. For clarity, the foregoing sentence shall not limit the applicability of any additive language contained in an Award Agreement or other written agreement which provides supplemental or additional terms not inconsistent with the Plan.

10.12    Governing Law. The Plan and all Awards will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding any state’s choice-of-law principles requiring the application of a jurisdiction’s laws other than the State of Delaware.

10.13    Claw-back Provisions. All Awards (including, without limitation, any proceeds, gains or other economic benefit actually or constructively received by a Participant upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with Applicable Laws (including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder) as and to the extent set forth in such claw-back policy or the Award Agreement.

10.14    Titles and Headings. The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.

10.15    Conformity to Securities Laws. Participant acknowledges that the Plan is intended to conform to the extent necessary with Applicable Laws. Notwithstanding anything herein to the contrary, the Plan and all Awards will be administered only in conformance with Applicable Laws. To the extent Applicable Laws permit, the Plan and all Award Agreements will be deemed amended as necessary to conform to Applicable Laws.

10.16    Relationship to Other Benefits. No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except as expressly provided in writing in such other plan or an agreement thereunder.

ARTICLE XI.

DEFINITIONS

As used in the Plan, the following words and phrases will have the following meanings:

11.1    “Administrator” means the Board or a Committee to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee.

11.2    “Applicable Laws” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where Awards are granted.

11.3    “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Dividend Equivalents, or Other Stock or Cash Based Awards.

11.4    “Award Agreement” means a written agreement evidencing an Award, which may be electronic, that contains such terms and conditions as the Administrator determines, consistent with and subject to the terms and conditions of the Plan.

11.5    “Board” means the Board of Directors of the Company.

11.6    “Change in Control” shall be deemed to occur if:

(a)    Any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock of the Company), becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities, excluding for purposes herein, acquisitions pursuant to a Business Combination (as defined below) that does not constitute a Change in Control in Section 11.6(b); or

(b)    A merger, reorganization, or consolidation of the Company or in which equity securities of the Company are issued (each, a “Business Combination”), other than a merger, reorganization or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity (or, as applicable, the parent of the Company or such surviving entity) outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than those covered by the exceptions in clause (a) herein) acquires more than 50% of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control of the Company;

(c)    A complete liquidation or dissolution of the Company or the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets other than the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, 50% or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale; or

(d)    During any period of 24 consecutive calendar months, individuals who were directors of the Company on the first day of such period (the “Incumbent Directors”) cease for any reason to constitute a majority of the Board; provided, however, that any individual becoming a director subsequent to the first day of such period whose election, or nomination for election, by the Company’s stockholders was approved by a vote of at least a majority of the Incumbent Directors will be considered as though such individual were an Incumbent Director, but excluding, for purposes of this proviso, any such individual whose initial assumption of office occurs as a result of an actual or threatened proxy contest with respect to election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as used in Section 13(d) of the Exchange Act), in each case, other than the Board.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or portion of any Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a), (b) or (c) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

The Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

11.7    “Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

11.8    “Committee” means one or more committees or subcommittees of the Board, which may include one or more Company directors or executive officers, to the extent Applicable Laws permit. To the extent required to comply with the provisions of Rule 16b-3, it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3; however, a Committee member’s failure to qualify as a “non-employee director” within the meaning of Rule 16b-3 will not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

11.9    “Common Stock” means the Class A common stock of the Company.

11.10    “Company” means iHeartMedia, Inc., a Delaware corporation, or any successor.

11.11     “Consultant” means any person or entity, including any adviser, engaged by the Company or any of its Subsidiaries to render services to such entity that qualifies as a consultant or advisor under the applicable rules of Form S-8 Registration Statement.

11.12    “Designated Beneficiary” means the beneficiary or beneficiaries the Participant designates, in a manner the Administrator determines, to receive amounts due or exercise the Participant’s rights if the Participant dies or becomes incapacitated. Without a Participant’s effective designation, “Designated Beneficiary” will mean the Participant’s estate.

11.13    “Director” means a Board member.

11.14    “Disability” means a permanent and total disability within the meaning of Section 22(e)(3) of the Code.

11.15    “Dividend Equivalents” means a right granted to a Participant under the Plan to receive the equivalent value (in cash or Shares) of dividends paid on Shares.

11.16    “Employee” means any employee of the Company or its Subsidiaries.

11.17    “Equity Restructuring” means, as determined by the Administrator, a non-reciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off or recapitalization through a large, nonrecurring cash dividend, or other large, nonrecurring cash dividend, that affects the Shares (or other securities of the Company) or the share price of Common Stock (or other securities of the Company) and causes a change in the per share value of the Common Stock underlying outstanding Awards.

11.18    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

11.19    “Fair Market Value” means, as of any date, the value of a share of Common Stock determined as follows: (a) if the Common Stock is listed on any established stock exchange, its Fair Market Value will be the closing sales price for such Common Stock as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (b) if the Common Stock is not traded on a stock exchange but is quoted on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (c) without an established market for the Common Stock, the Administrator will determine the Fair Market Value in its discretion.

11.20    “Full Value Award” shall mean any Award that is settled in Shares other than: (a) an Option, (b) a Stock Appreciation Right or (c) any other Award for which the Participant pays the Fair Market Value as of the date of grant (whether directly or by forgoing a right to receive a payment from the Company or any Subsidiary).

11.21     “Greater Than 10% Stockholder” means an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporation, as defined in Section 424(e) and (f) of the Code, respectively.

11.22    “Incentive Stock Option” means an Option intended to qualify as an “incentive stock option” as defined in Section 422 of the Code.

11.23    “Non-Qualified Stock Option” means an Option, or portion thereof, not intended or not qualifying as an Incentive Stock Option.

11.24    “Option” means an option to purchase Shares, which will either be an Incentive Stock Option or a Non-Qualified Stock Option.

11.25    “Other Stock or Cash Based Awards” means cash awards, awards of Shares, and other awards valued wholly or partially by referring to, or are otherwise based on, Shares or other property awarded to a Participant under Article VII.

11.26    “Overall Share Limit” means the (a) sum of 6,000,000 Shares and (b) Shares which, as of the Effective Date, are subject to Prior Plan Awards which, on or following the Effective Date, become available for issuance under the Plan pursuant to Article IV (which aggregate number added to the Overall Share Limit shall not exceed 10,743,222 Shares).

11.27     “Participant” means a Service Provider who has been granted an Award.

11.28    “Performance Criteria” means the criteria (and adjustments) that the Administrator may select for an Award to establish performance goals for a performance period, which may include, but is not limited to, the following: net earnings or losses (either before or after one or more of interest, taxes, depreciation, amortization, and non-cash equity-based compensation expense); gross or net sales or revenue or sales or revenue growth; net income (either before or after taxes) or adjusted net income; profits (including but not limited to gross profits, net profits, profit growth, net operation profit or economic profit), profit return ratios or operating margin; budget or operating earnings (either before or after taxes or before or after allocation of corporate overhead and bonus); cash flow (including operating cash flow and free cash flow or cash flow return on capital); return on assets; return on capital or invested capital; cost of capital; return on stockholders’ equity; total stockholder return; return on sales; costs, reductions in costs and cost control measures; expenses; working capital; earnings or loss per share; adjusted earnings or loss per share; price per share or dividends per share (or appreciation in or maintenance of such price or dividends); regulatory achievements or compliance; implementation, completion or attainment of objectives relating to research, development, regulatory, commercial, or strategic milestones or developments; market share; economic value or economic value added models; division, group or corporate financial goals; customer satisfaction/growth; employee satisfaction; recruitment and maintenance of personnel; human resources management; supervision of litigation and other legal matters; strategic partnerships and transactions; financial ratios (including those measuring liquidity, activity, profitability or leverage); debt levels or reductions; sales-related goals; financing and other capital raising transactions; cash on hand; acquisition activity; investment sourcing activity; human capital management (including diversity and inclusion); environmental, social or governance; and marketing initiatives, any of which may be measured in absolute terms or as compared to any incremental increase or decrease. Such performance goals also may be based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company or a Subsidiary, or based upon performance relative to performance of other companies or upon comparisons of any of the indicators of performance relative to performance of other companies.

11.29    “Plan” means this 2021 Long-Term Incentive Award Plan.

11.30    “Prior Plan” means the iHeartMedia, Inc. 2019 Equity Incentive Plan.

11.31    “Prior Plan Award” means an award outstanding under the Prior Plan as of the Effective Date.

11.32    “Restricted Stock” means Shares awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.

11.33    “Restricted Stock Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Administrator to be of equal value as of such settlement date awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.

11.34    “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act.

11.35    “Section 409A” means Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder.

11.36    “Securities Act” means the Securities Act of 1933, as amended.

11.37    “Service Provider” means an Employee, Consultant or Director.

11.38    “Shares” means shares of Common Stock.

11.39    “Stock Appreciation Right” means a stock appreciation right granted under Article V.

11.40     “Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

11.41    “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

11.42    “Termination of Service” means the date the Participant ceases to be a Service Provider.

* * * * *

IHEARTMEDIA, INC. 20880 STONE OAK PKWY SAN ANTONIO, TX 78258

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 20, 2021 for shares held directly. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/IHRT2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 20, 2021 for shares held directly. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	D39761-P52371 KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

IHEARTMEDIA, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:

1.	Election of Class II Directors	☐	☐	☐
Nominees:

01) Richard J. Bressler
02) Kamakshi Sivaramakrishnan

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.		For	Against	Abstain
2.	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.	☐	☐	☐
3.	The approval, on an advisory (non-binding) basis, of the compensation of our named executive officers.	☐	☐	☐
4.	The approval of the iHeartMedia, Inc. 2021 Long-Term Incentive Award Plan.	☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment, continuation or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Form 10-K and Notice and Proxy Statement are available at www.proxyvote.com.

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — D39762-P52371

IHEARTMEDIA, INC.

Annual Meeting of Stockholders

April 21, 2021 10:30 AM Eastern Time

This proxy is solicited by the Board of Directors

The undersigned stockholder(s) hereby appoint(s) Robert W. Pittman, Richard J. Bressler and Jordan R. Fasbender, or any of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of Class A common stock of iHeartMedia, Inc. that the undersigned stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:30 AM Eastern Time on April 21, 2021, via a live webcast at www.virtualshareholdermeeting.com/IHRT2021, and any adjournment, continuation or postponement thereof.

Such proxies are authorized to vote in their discretion (x) for the election of any person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, (y) on any matter that the Board of Directors did not know would be presented at the Annual Meeting by a reasonable time before the proxy solicitation was made, and (z) on such other business as may properly be brought before the Annual Meeting or any adjournment, continuation or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side